   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1998


                                                      REGISTRATION NO. 333-64663
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                               NETWORK PLUS CORP.
             (Exact Name of Registrant as Specified in its Charter)

                            ------------------------

               DELAWARE                                   4813
    (State or Other Jurisdiction of           (Primary Standard Industrial                      04-3430576
     Incorporation or Organization)            Classification Code Number)         (I.R.S. Employer Identification No.)

                            ------------------------

        234 COPELAND STREET, QUINCY, MASSACHUSETTS 02169; (617) 786-4000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


                            ------------------------

                             JAMES J. CROWLEY, ESQ.
              EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER
                              234 COPELAND STREET
                          QUINCY, MASSACHUSETTS 02169
                                 (617) 786-4000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                            ------------------------

                                WITH A COPY TO:

                             JEFFREY N. CARP, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 25, 1998


PROSPECTUS

                               NETWORK PLUS CORP.

                         OFFER TO EXCHANGE ONE SHARE OF
              13.5% SERIES A1 CUMULATIVE PREFERRED STOCK DUE 2009
                         FOR EACH OUTSTANDING SHARE OF
               13.5% SERIES A CUMULATIVE PREFERRED STOCK DUE 2009
                            ------------------------
     Network Plus Corp., a Delaware corporation ("Network Plus" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to 40,000 shares of its 13.5% Series A1 Cumulative Preferred Stock Due 2009 (the "New Preferred Shares") for up to 40,000 shares of its outstanding 13.5% Series A Cumulative Preferred Stock Due 2009 (the "Original Preferred Shares", and, together with the New Preferred Shares, the "Series A Preferred Stock") that were issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     The terms of the New Preferred Shares are substantially identical in all respects to the terms of the Original Preferred Shares for which they may be exchanged pursuant to the Exchange Offer, except that (i) the offer of the New Preferred Shares will have been registered under the Securities Act and, therefore, the New Preferred Shares will be freely transferable by holders thereof (except as provided below) and not bear a legend regarding restrictions on transfer, (ii) holders of the New Preferred Shares will not be entitled to certain rights of the holders of the Original Preferred Shares under the Registration Agreement (as defined), which rights with respect to the Original Preferred Shares will terminate on consummation of the Exchange Offer and (iii) the New Preferred Shares will not contain any provisions regarding the payment of Special Dividends (as defined).

     Dividends on each New Preferred Share will accrue from the last date on which dividends were paid on the Original Preferred Share surrendered in exchange therefor or, if no dividends have been paid on such Original Preferred Share, from the date of original issuance of such Original Preferred Share. Dividends on the New Preferred Shares will accrue at a rate of 13.5% per annum of the Specified Amount (as defined) and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing December 1, 1998. Dividends will be payable in cash, except that on each dividend payment date occurring on or prior to September 1, 2003, dividends may be paid, at the Company's option, either in cash or by allowing such dividends ("Accumulated Dividends") to be added to the Specified Amount, which shall initially be equal to the liquidation preference.
                            (Continued on next page)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
The date of this Prospectus is                     , 1998

                          (Continued from front cover)



     The New Preferred Shares will be redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 2003, at the redemption prices set forth herein, plus accumulated and unpaid dividends thereon, if any, to the redemption date. The New Preferred Shares will be subject to mandatory redemption on September 1, 2009. In addition, the Company is required to use all or a specified portion of the proceeds of any Senior Notes Offering or Public Equity Offering (each as defined) to redeem the New Preferred Shares at the redemption prices and upon the terms set forth herein. See "Description of the Series A Preferred Stock -- Optional Redemption" and "Description of the Series A Preferred Stock -- Mandatory Redemption".



     The Series A Preferred Stock ranks senior to all other classes of equity securities of the Company outstanding upon consummation of the Initial Offering. The Company may not authorize any new class of Parity Stock (as defined) or Senior Stock (as defined) without the approval of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Series A Preferred Stock will rank junior to all debt and other liabilities of the Company and any subsidiary of the Company. As of September 30, 1998, reflecting the Initial Offering, (i) the total liabilities of the Company, including trade payables, were $23.6 million and (ii) the total liabilities of the Company's subsidiary, including trade payables, were $23.6 million, approximately $4.0 million of which represented secured obligations. On October 7, 1998, the Company entered into a New Revolving Credit Facility (as defined) that provides for additional borrowings of up to $60.0 million. See "Capitalization" and "Description of Certain Indebtedness".



     The Company is a holding company that conducts substantially all its operations through subsidiaries, and the New Preferred Shares will be effectively subordinated to all obligations of the Company's subsidiaries (including trade payables). The Certificate of Designation permits the Company and its subsidiaries to incur substantial amounts of additional debt and other liabilities. See "Description of the Series A Preferred Stock".



     The Original Preferred Shares were originally issued and sold on September 3, 1998 in a transaction exempt from registration under the Securities Act (the "Initial Offering"). Accordingly, the Original Preferred Shares may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Preferred Shares are being offered hereunder to satisfy certain obligations of the Company under the Registration Agreement (as defined). Based upon interpretations by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission") issued to third parties, the Company believes that the New Preferred Shares issued pursuant to the Exchange Offer in exchange for the Original Preferred Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Preferred Shares directly from the Company or (iii) a broker-dealer who acquired Original Preferred Shares as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Shares are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. The Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Original Preferred Shares where such New Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period ending 90 days after the completion of this

Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".



     The Original Preferred Shares and the New Preferred Shares constitute new issues of securities with no established trading market. Any Original Preferred Shares not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Preferred Shares are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Preferred Shares could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Preferred Shares will continue to be subject to the existing restrictions on transfer and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Preferred Shares except under certain limited circumstances. See "Registration Rights". No assurance can be given as to the liquidity of the trading market for either the Original Preferred Shares or the New Preferred Shares.



     The Company will not receive any proceeds from the issuance of New Preferred Shares in the Exchange Offer. The Exchange Offer is not conditioned upon any minimum number of Original Preferred Shares being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on
                    , 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Original Preferred Shares (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Preferred Shares. Original Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                              NOTICE TO INVESTORS

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Preferred Shares issued pursuant to the Exchange Offer in exchange for Original Preferred Shares may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Preferred Shares in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the New Preferred Shares and is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act. Holders of Original Preferred Shares wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer who holds Original Preferred Shares acquired for its own account as a result of market-making or other trading activities and who receives New Preferred Shares for its own account in exchange for such Original Preferred Shares pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. The Company believes that none of the registered holders of the Original Preferred Shares is an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Original Preferred Shares acquired by such broker-dealer as a result of market-making or other trading activities. The Letter of Transmittal states that by acknowledging that it will deliver a prospectus in connection with any resale of such New Preferred Shares, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 90 days after the completion of this Exchange Offer. See "Plan of Distribution".

     Prior to the Exchange Offer, there has been no public market for the New Preferred Shares. There can be no assurance as to the liquidity of any markets that may develop for the New Preferred Shares, the ability of holders to sell the New Preferred Shares, or the price at which holders would be able to sell the New Preferred Shares. The Company does not intend to apply for listing of the New Preferred Shares for trading on any securities exchange or for inclusion of the New Preferred Shares in any automated quotation system. The National Association of Securities Dealers, Inc. ("NASD") has designated the Original Preferred Shares as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD and the Company has been advised that Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have heretofore acted as market makers for the Original Preferred Shares. The Company has been advised by each of the aforesaid market makers that it currently intends to make a market in the New Preferred Shares. Future trading prices of the New Preferred Shares will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Preferred Shares has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Preferred Shares, if such market develops, will not be subject to similar disruptions. See "Risk Factors -- Absence of Public Market".

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL PREFERRED SHARES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                           FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements", including statements containing the words "believes", "anticipates", "expects" and words of similar import. All statements other than statements of historical fact included in this Prospectus including, without limitation, such statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere herein, regarding the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions and the Company's growth strategy and anticipated growth, are forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus and/or under "Risk Factors". The Company does not intend to update these forward-looking statements.

                            ------------------------

     Network Plus and the Network Plus logo are registered service marks of the Company and Simplicity Pricing is a service mark of the Company. This Prospectus also makes reference to trade names, trademarks and service marks of other companies, which are the property of their respective owners.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement", which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Preferred Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith is required to file reports and other information with the Commission. All reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     While any New Preferred Shares remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of New Preferred Shares the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act.

     Potential investors may also obtain a copy of the Certificate of Designation governing the Series A Preferred Stock and the Exchange and Registration Rights Agreement referred to herein by writing to the Company at 234 Copeland Street, Quincy, Massachusetts 02169, Attention: Chief Financial Officer.
                            ------------------------

     THE COMPANY WAS INCORPORATED IN DELAWARE IN JULY 1998, AND ITS WHOLLY OWNED OPERATING SUBSIDIARY, NETWORK PLUS, INC., WAS INCORPORATED IN MASSACHUSETTS IN MARCH 1990. THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE IS 234 COPELAND STREET, QUINCY, MASSACHUSETTS 02169, AND ITS TELEPHONE NUMBER IS (617) 786-4000.

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and related notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the Company or Network Plus refer to Network Plus Corp., a Delaware corporation, and its wholly-owned subsidiary Network Plus, Inc., a Massachusetts corporation ("NPI"). Please refer to the Glossary for the definitions of certain terms used herein and elsewhere in this Prospectus.


                                  THE COMPANY

OVERVIEW


     Network Plus, founded in 1990, is a facilities-based integrated communications provider ("ICP") offering switched long distance, data and enhanced telecommunications services. The Company's customers consist primarily of small and medium-sized businesses located in major markets in the Northeastern and Southeastern regions of the United States. The Company also provides international wholesale transport and termination services to major domestic and international telecommunication carriers. In addition, the Company intends to offer local services on a commercial basis beginning in late 1998. As of September 30, 1998, the Company served over 39,000 customers representing in excess of 180,000 access lines and 30,000 toll-free numbers. All customers are directly invoiced by the Company on a Network Plus bill. As of September 30, 1998, the Company had a 201-person sales force located in 12 regional offices, and in 1997 had total revenue of $98 million.



     The Company purchases network components where justified by the volume of originating and terminating traffic and leases components where it has a more limited volume of such traffic. The Company has switches in Quincy, Massachusetts and Orlando, and intends to add switches throughout the second half of 1998 and continuing through 1999 in Atlanta, Chicago, Los Angeles and New York City as well as multiple local traffic switches in the Northeastern and Southeastern regions of the United States. In September 1998, over 60% of the Company's revenue was generated by customer traffic carried on its network, and the Company expects this percentage to increase as the Company further expands its facilities-based infrastructure. The Company recently entered into two 20-year indefeasible right-of-use ("IRU") agreements pursuant to which it acquired 625 route miles of dark fiber (1,830 digital fiber miles), that, when fully deployed and activated, will form a redundant fiber ring connecting major markets throughout New England and the New York metropolitan area and provide the Company with significant transmission capacity.


     The Company believes that, because of its large and highly focused sales force and superior customer support, the Company will be successful in rapidly acquiring new customers, cross-selling local services to its existing long distance customers, continuing to migrate "off-net" long distance customers to its network, cross-selling enhanced products and services and maintaining a high rate of customer retention. The Company experienced a compounded annual growth rate in customers in the three-year period ended December 31, 1997 of 68%.

     The Company's business strategy is to leverage its eight-year operating history, existing customer base and substantial in-region experience to (i) be a one-stop ICP offering comprehensive bundled voice and data solutions, (ii) acquire and retain market share through its direct sales force and focused customer service, (iii) enhance its facilities-based infrastructure where economically advantageous and continue the migration of traffic to its network,
(iv) build and retain market share through advanced technologies and an advanced operational support system, (v) target the market of small and medium-sized businesses, which the Company believes to be underserved, with a focus on the Northeastern and Southeastern regions of the United States, (vi) increase international wholesale sales and (vii) expand through strategic acquisitions and alliances.

                                  RISK FACTORS



     An investment in the Series A Preferred Stock involves a high degree of risk. Participants in the Exchange Offer should carefully consider the matters set forth under "Risk Factors".


                               THE EXCHANGE OFFER

The Exchange Offer............   The Company is offering, upon the terms and
                                 subject to the conditions of the Exchange
                                 Offer, to exchange one New Preferred Share for each Original Preferred Share. The terms of the New Preferred Shares are substantially identical in all respects to the terms of the Original Preferred Shares for which they may be exchanged pursuant to the Exchange Offer, except that (i) the offer of the New Preferred
                                 Shares will have been registered under the Securities Act and, therefore, the New
                                 Preferred Shares will be freely transferable by holders thereof (except as otherwise described herein) and not bear a legend regarding restrictions on transfer, (ii) holders of the New Preferred Shares will not be entitled to certain rights of the holders of the Original
                                 Preferred Shares under the Registration
                                 Agreement (as defined below), which rights with respect to the Original Preferred Shares will terminate on consummation of the Exchange
                                 Offer, and (iii) the New Preferred Shares will not contain any provisions regarding the payment of Special Dividends.

                                 New Preferred Shares issued pursuant to the Exchange Offer in exchange for the Original Preferred Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Preferred Shares directly from the Company or (iii) broker-dealers who acquired Original Preferred Shares as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Shares are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account in exchange for Original Preferred Shares, where such Original Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. See "Plan of Distribution".

Minimum Condition.............   The Exchange Offer is not conditioned upon any
                                 minimum number of Original Preferred Shares being tendered for exchange.

Expiration Date...............   The Exchange Offer will expire on the
                                 Expiration Date, which is at 5:00 p.m., New
                                 York City time, on             , 1998 unless
                                 extended.

Exchange Date.................   The first date of acceptance for exchange for
                                 the Original Preferred Shares will be the first business day following the Expiration Date, upon surrender of the Original Preferred
                                 Shares.

Conditions to the Exchange
Offer.........................   The obligation of the Company to consummate the
                                 Exchange Offer is subject to certain
                                 conditions. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer". The
                                 Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of certain specified events.

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 the Expiration Date. Any Original Preferred
                                 Shares not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


Procedures for Tendering
Original Preferred Shares.....   See "The Exchange Offer -- How to Tender".



Federal Income Tax
Consequences..................   For Federal income tax purposes, U.S. Holders
                                 will not recognize any taxable gain or loss as a result of the exchange of Original Preferred
                                 Shares for New Preferred Shares.


Effect on Holders of Original
  Preferred Shares............   As a result of the making of the Exchange
                                 Offer, and upon acceptance for exchange of all validly tendered Original Preferred Shares pursuant to the terms of the Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original
                                 Preferred Shares and the Exchange and
                                 Registration Rights Agreement, dated September
                                 1, 1998 (the "Registration Agreement"), among the Company and Goldman, Sachs & Co., Lehman
                                 Brothers Inc., and Merrill Lynch, Pierce,
                                 Fenner & Smith Incorporated (collectively, the
                                 "Purchasers"), and, accordingly, the holders of the Original Preferred Shares will have no further registration or other rights under the Registration Agreement, except under certain limited circumstances. See "Registration
                                 Rights". Holders of the Original Preferred
                                 Shares who do not tender their Original
                                 Preferred Shares in the Exchange Offer will continue to hold such Original Preferred Shares and will be entitled to all the rights and limitations applicable thereto under the
                                 Certificate of Designation. All untendered, and tendered but unaccepted, Original Preferred
                                 Shares will continue to be subject to the restrictions on transfer provided for in the Original Preferred Shares and the Preferred
                                 Shares. To the extent that Original Preferred
                                 Shares are tendered and accepted in the
                                 Exchange Offer, the trading market, if
                                 any, for the Original Preferred Shares could be adversely affected. See "Risk
                                 Factors -- Failure to Exchange".

Use of Proceeds...............   The Company will not receive any proceeds from
                                 the issuance of New Preferred Shares in the Exchange Offer.

Exchange Agent................   American Stock Transfer & Trust Company is
                                 serving as exchange agent (the "Exchange
                                 Agent") in connection with the Exchange Offer.

                          THE SERIES A PREFERRED STOCK

     The Exchange Offer applies to 40,000 outstanding Original Preferred Shares. The terms of the New Preferred Shares are substantially identical in all respects to the terms of the Original Preferred Shares for which they may be exchanged pursuant to the Exchange Offer, except that (i) the offer of the New Preferred Shares will have been registered under the Securities Act and, therefore, the New Preferred Shares will be freely transferable by holders thereof (except as otherwise described herein) and not bear a legend regarding restrictions on transfer, (ii) holders of the New Preferred Shares will not be entitled to certain rights of the holders of the Original Preferred Shares under the Registration Agreement, which rights with respect to the Original Preferred Shares will terminate on consummation of the Exchange Offer and (iii) the New Preferred Shares will not contain any provisions regarding the payment of Special Dividends. See "Description of the Series A Preferred Stock".

Issuer........................   Network Plus Corp.

Securities Offered............   40,000 shares of 13.5% Series A1 Cumulative
                                 Preferred Stock Due 2009, par value $.01 per share (the "New Preferred Shares" and, together with the Original Preferred Shares, the "Series
                                 A Preferred Stock").

Liquidation Preference........   $1,000 per share.

Dividends.....................   Dividends on the Series A Preferred Stock will
                                 accrue at a rate of 13.5% per annum of the Specified Amount thereof and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing December 1, 1998. Dividends will be payable in cash, except that on each dividend payment date occurring on or prior to September
                                 1, 2003, dividends may be paid, at the
                                 Company's option, either in cash or by allowing such dividends ("Accumulated Dividends") to be added to the Specified Amount, which shall initially be equal to the liquidation preference. It is not anticipated that the Company will pay any dividends in cash for any period ending on or prior to September 1, 2003.


Ranking.......................   The Series A Preferred Stock will rank senior
                                 to all other classes of equity securities of the Company outstanding upon consummation of this Offering. The Company may not authorize any new class of Parity Stock or Senior Stock without the approval of the holders of at least a majority of the shares of Series A Preferred
                                 Stock then outstanding, voting or consenting, as the case may be, as one class. See
                                 "Description of the Series A Preferred
                                 Stock -- Ranking". The Series A Preferred Stock will rank junior to all indebtedness and other liabilities of the Company and any subsidiary of the Company. As of September 30, 1998, reflecting the

                                 Initial Offering, (i) the total liabilities of the Company, including trade payables, were $23.6 million and (ii) the total liabilities of the Company's subsidiary, including trade payables, were $23.6 million, approximately $4.0 million of which represented secured obligations. On October 7, 1998, the Company entered into a loan agreement in respect of the New Revolving Credit Facility (as defined) which provides for borrowings of up to $60 million. See "Capitalization" and "Description of Certain Indebtedness".


Optional Redemption...........   The Series A Preferred Stock will be redeemable
                                 at the option of the Company, in whole or in part, at any time on or after September 1, 2003 at the redemption prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption.

Mandatory Redemption..........   The Series A Preferred Stock is subject to
                                 mandatory redemption at its Specified Amount, plus, without duplication, accumulated and unpaid dividends, if any, on September 1, 2009 out of any funds legally available therefor. If the Company consummates a Senior Notes Offering
                                 (as defined), the net proceeds of which
                                 (excluding underwriting or other placement fees and proceeds placed in escrow at the closing thereof pursuant to the terms of such offering) received by the Company exceed $100 million, the Company must redeem the outstanding Series
                                 A Preferred Stock with the net proceeds of such offering at a redemption price of 108% of the Specified Amount thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. If the Company consummates any Public Equity Offerings (as defined) on or before September 1, 2001, the Company must apply the first $25 million of net proceeds from such Public Equity Offering or Offerings and 50% of each dollar of net proceeds in excess of $25 million (excluding underwriting or other placement fees and calculated on a cumulative basis beginning with the first such Public Equity Offering) to redeem the Series A Preferred Stock at the prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption.

Change of Control.............   In the event of a Change of Control, holders of
                                 the Series A Preferred Stock will have the right to require the Company to purchase their Series A Preferred Stock, in whole or in part, at a price equal to 101% of the Specified
                                 Amount thereof, plus, without duplication, accumulated and unpaid dividends, if any, to the date of purchase.

Voting Rights.................   Except as described below, and other than as
                                 otherwise required by Delaware law, holders of the Series A Preferred Stock will have no voting rights. The Certificate of Designation will provide that, upon the failure of the Company (1) to pay dividends for six or more dividend periods (whether or not consecutive),
                                 (2) to satisfy any mandatory redemption
                                 obligation with respect to the Series A
                                 Preferred Stock, (3) to comply with the
                                 covenants set forth in the Certificate of

                                 Designation or (4) to make certain payments on certain indebtedness, the holders of the outstanding shares of Series A Preferred Stock, voting together as a class, will be entitled to elect to serve on the Board of Directors the lesser of (x) two additional members of the Board and (y) that number of directors constituting 25% of the members of the Board; and the size of the Board will be immediately and automatically increased by such number. See "Description of the Series A Preferred
                                 Stock -- Voting Rights".

Certain Covenants.............   The Certificate of Designation contains certain
                                 covenants that, among other things, will limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions in respect of Junior Stock, repurchase Junior Stock, make certain investments, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations.

Registration Covenant;
Exchange Offer................   Pursuant to the Registration Agreement, the
                                 Company has agreed to use its best efforts to commence the Exchange Offer or to use its best efforts to cause the Original Preferred Shares to be registered under the Securities Act so as to permit resales. If the Company is not in compliance with its obligations under the Registration Agreement, Special Dividends will accrue on the Series A Preferred Stock under certain circumstances. If the Exchange Offer is consummated on the terms and within the period contemplated by this Prospectus, no Special
                                 Dividends will accrue. No Special Dividends will accrue on the New Preferred Shares. See
                                 "Description of the Series A Preferred
                                 Stock -- Registration Covenant; Exchange
                                 Offer".


Warrants......................   The Series A Preferred Stock was initially
                                 issued as a part of a Unit. Each Unit consisted of (i) one share of Series A Preferred Stock,
                                 (ii) 7.75 Initial Warrants and (iii) 15
                                 Contingent Warrants. Each Warrant entitles the holder thereof to purchase one share of Common
                                 Stock from the Company at an exercise price of $0.01 per share, subject to adjustment. The
                                 Contingent Warrants are currently held in escrow for the benefit of holders of the Series
                                 A Preferred Stock. On each Contingent Warrant
                                 Release Date, the Contingent Warrant Escrow
                                 Agent will release the Applicable Percentage of the Contingent Warrants and any other
                                 Contingent Warrant Escrow Property on a pro rata basis (for purposes of which any shares of Series A Preferred Stock redeemed or repurchased prior to such date by the Company shall be deemed to be issued and outstanding and held by the Company) to the holders of the issued and outstanding shares of Series A
                                 Preferred Stock on the immediately preceding
                                 Contingent Warrant Release Record Date.
                                 Contingent Warrants not released to holders will be canceled. The Series A Preferred Stock and the Initial Warrants will trade separately as of the date on which the registration statement with respect to the Exchange Offer is declared effective. Contingent Warrants will not trade separately from the Series A Preferred Stock until the later of the date on which they are released from escrow and the Separation Date.
                                 See "Description of the Series A Preferred
                                 Stock", "Description of the Warrants" and "Description of Capital Stock".



     For additional information regarding the Series A Preferred Stock, see "Notice to Investors", "The Exchange Offer", "Description of the Series A Preferred Stock" and "Federal Income Tax Considerations".

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)


     The following table presents summary financial data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine month periods ended September 30, 1997 and 1998. The financial and balance sheet data for the years ending December 31, 1995, 1996 and 1997 have been derived from financial statements (including those set forth elsewhere in this Prospectus) that have been audited by PricewaterhouseCoopers LLP, independent accountants. The financial statements as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 and the report of PricewaterhouseCoopers LLP relating thereto are included elsewhere in this Prospectus, and the summary financial data presented below are qualified in their entirety by reference thereto. The financial data presented for the years ended December 31, 1993 and 1994 and the nine month periods ended September 30, 1997 and September 30, 1998 are derived from the unaudited financial statements of the Company and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations and financial condition for those periods. The data for the nine month period ended September 30, 1998 are not necessarily indicative of results for the year ending December 31, 1998 or indicative of future periods. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, of the Company appearing elsewhere in this Prospectus.



     For periods prior to the formation of the Company on July 15, 1998, the financial data reflect the financial statements of Network Plus, Inc., the Company's wholly-owned subsidiary, as it was the sole operating entity.



                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                                YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                    -----------------------------------------------   -----------------
                                                     1993      1994      1995      1996      1997      1997      1998
                                                    -------   -------   -------   -------   -------   -------   -------
STATEMENTS OF OPERATIONS DATA:
  Revenue.........................................  $14,427   $30,754   $49,024   $75,135   $98,209   $73,921   $79,588
  Direct cost of revenue..........................    7,120    16,061    35,065    57,208    78,106    58,193    59,234
                                                    -------   -------   -------   -------   -------   -------   -------
  Revenue after direct cost.......................    7,307    14,693    13,959    17,927    20,103    15,728    20,354
  Selling, general and administrative.............    7,233    11,631    17,697    19,230    25,704    16,370    20,099
  Depreciation and amortization...................       67       180       276       533       994       581     1,449
                                                    -------   -------   -------   -------   -------   -------   -------
  Operating income (loss).........................        7     2,882    (4,014)   (1,836)   (6,595)   (1,223)   (1,194)
  Interest income.................................       13        37       202        95        86        77        62
  Interest expense................................       (5)       (2)      (40)     (313)     (557)     (330)     (781)
  Other income, net...............................       30       102     7,859     3,529     3,917        72        69
  Provision for income taxes......................       (3)     (167)     (312)      (60)      (42)      (42)     (430)
                                                    -------   -------   -------   -------   -------   -------   -------
  Net income (loss)...............................       42     2,852     3,695     1,415    (3,191)   (1,446)   (2,274)
  Preferred stock dividends and accretion.........       --        --        --        --        --        --      (598)
                                                    -------   -------   -------   -------   -------   -------   -------
  Net income (loss) applicable to common
    stockholders..................................  $    42   $ 2,852   $ 3,695   $ 1,415   $(3,191)  $(1,446)  $(2,872)
                                                    =======   =======   =======   =======   =======   =======   =======
  Net income (loss) per share applicable to common
    stockholders
    Basic and diluted.............................  $    --   $  0.29   $  0.37   $  0.14   $ (0.32)  $ (0.14)  $ (0.29)
                                                    =======   =======   =======   =======   =======   =======   =======
  Weighted average shares outstanding
    Basic and diluted.............................   10,000    10,000    10,000    10,000    10,000    10,000    10,000
                                                    =======   =======   =======   =======   =======   =======   =======

                                                                       DECEMBER 31,
                                                      -----------------------------------------------   SEPTEMBER 30,
                                                       1993      1994      1995      1996      1997        1998(1)
                                                      -------   -------   -------   -------   -------   -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................  $   215   $ 1,232   $ 1,608   $ 2,241   $ 1,502      $26,804
  Current assets....................................    2,545     9,264    16,441    19,771    28,521       43,122
  Property and equipment, net.......................      819     1,435     1,507     3,075     6,957       10,659
  Working capital...................................    1,592     4,388     2,369     1,621    (3,128)      24,228
  Total assets......................................    4,647    11,264    18,005    22,915    35,581       54,177
  Other long-term obligations.......................       14        24        11       664     3,623
  Redeemable Series A Preferred Stock (2)...........       --        --        --        --        --       33,739
  Total stockholders' equity (deficit)..............      539     2,117     3,922     4,101       309       (3,207)



                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                               YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                     -------------------------------------------   ---------------
                                                      1993     1994      1995     1996     1997     1997     1998
                                                     ------   -------   ------   ------   ------   ------   ------
OTHER FINANCIAL DATA:
  Capital expenditures.............................     815       813      860    2,135    3,363    3,035    5,160
  EBITDA (3).......................................     104     3,164    4,121    2,226   (1,684)    (493)     386
  Net cash provided by (used for) operating
    activities.....................................   1,689     1,904    2,463    1,051   (3,386)    (877)   7,633
  Net cash provided by (used for) investing
    activities.....................................  (1,949)      368     (184)  (2,014)  (3,357)  (3,027)  (5,145)
  Net cash provided by (used for) financing
    activities.....................................      19    (1,255)  (1,903)   1,596    6,004    2,525   22,814
  Ratio of earnings to fixed charges (4)...........    10.0x  1,510.5x   101.2x     5.7x    (4.7)x   (3.5)x   (0.3)x


---------------

(1) Reflects (i) the Initial Offering (after deducting discounts and offering expenses payable by the Company totaling $2.5 million) and the application of the net cash proceeds therefrom, including the repayment of $9.8 million of borrowings under the Former Bank Credit Facility (see "Description of Certain Indebtedness"), (ii) the payment of a $5.0 million dividend to the Company's stockholders and the reinvestment of $1.9 million by one of the Company's stockholders (representing such stockholder's approximate net after-tax proceeds of the dividend) in the form of a long-term loan to the Company and (iii) the tax effect of the Company's conversion from an S Corporation to a C Corporation.



(2) Series A Preferred Stock with an initial liquidation preference of $40.0 million was issued by the Company as part of the Units offered in the Initial Offering. Each Unit consists of one share of Series A Preferred Stock, 7.75 Initial Warrants and 15 Contingent Warrants, each Warrant to purchase one share of Common Stock. A value of $4.65 million was allocated to the Warrants, representing the portion of the purchase price of the Units allocated to the Initial Warrants, less $0.3 million of the costs associated with the Initial Offering allocable to the Initial Warrants. A de minimis value was ascribed to the Contingent Warrants. No assurance can be given that the value allocated to the Initial Warrants will be indicative of the price at which the Initial Warrants may actually trade. Costs of $2.2 million associated with the Initial Offering have been allocated to the Series A Preferred Stock.



(3) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization. It is a financial performance measure commonly used to compare companies in the telecommunications industry when analyzing operating performance and leverage, and to determine a company's ability to incur and service debt. EBITDA is presented to assist in an understanding of the Company's operating results. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), net cash provided by (used for) operating activities or other consolidated income or cash flow statement data presented in accordance with generally accepted accounting principles ("GAAP") or as a measure of profitability or liquidity. EBITDA does not reflect working capital changes and includes non-interest components of other income (expense), most of which are non-recurring. These items may be considered significant components in understanding and assessing the Company's results of operations and cash flows. EBITDA may not be comparable to similarly titled amounts reported by other companies.



(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent net income (loss) before income taxes plus fixed charges, and fixed charges consist of interest expense and preferred stock dividends. For the year ended December 31, 1997, earnings were insufficient to cover fixed charges by $3.1 million. For the nine months ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges by $1.5 million and $1.8 million, respectively.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective participants in the Exchange Offer should consider carefully the following risk factors:

NEGATIVE CASH FLOW AND OPERATING LOSSES

     The Company had operating losses in each of the years ending December 31, 1997, 1996 and 1995 and negative cash flow in the year ended December 31, 1997, and there can be no assurance that the Company will achieve or sustain profitability or generate positive cash flow in the future. The Company expects to incur significant expenditures in the future in connection with the acquisition, development and expansion of its network, information technology systems, employee base, services and customer base.

     To the extent the Company's cash needs exceed the Company's available cash and existing borrowing availability, the funding of these expenditures will be dependent upon the Company's ability to raise substantial financing. The Company estimates that, for 1998 and 1999, capital required for expansion of its infrastructure and services and to fund negative cash flow will be approximately $140 million. At December 31, 1997, the Company had approximately $1.5 million in cash and cash equivalents available for such purposes. In addition, the Company continues to consider potential acquisitions or other arrangements that may fit the Company's strategic plan. Any such acquisitions or arrangements are likely to require additional equity or debt financing, which the Company will seek to obtain as required and may also require that the Company obtain the consent of its debt holders. The Company may be required to apply all or a portion of any such financing to redeem all or a portion of the Series A Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy".

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING; SUBSTANTIAL LEVERAGE


     The Company's ability to meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company believes that its current cash resources and available cash from the New Revolving Credit Facility (see "Description of Certain Indebtedness"), together with the proceeds of the Initial Offering, will be sufficient to fund the Company's operating losses and planned capital expenditures through the 18-month term of the New Revolving Credit Facility. The Company does not expect to have sufficient available cash to repay such facility at maturity. Accordingly, the Company expects that it will be required to refinance the full $60.0 million of such facility. The Company currently expects to have additional financing requirements beyond the maturity date of the New Revolving Credit Facility. To meet its future financing requirements, sources of funding may include public offerings or private placements of equity or debt securities, bank loans and additional capital contributions from new or existing stockholders. The Company may be required to apply all or a portion of any such financing to redeem all or a portion of the Series A Preferred Stock. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on a timely basis, on terms acceptable to the Company, and within the limitations contained in the Company's commercial lending agreements and the Certificate of Designation. Failure to obtain such financing could result in the delay or abandonment of the Company's development and expansion plans and could have a material adverse effect on the Company.



     The Company's business plan for the next 18 months is to a large extent dependent upon the availability of the New Revolving Credit Facility. There can be no assurance that the New Revolving Credit Facility or the financing available thereunder will remain available to the Company through any given period. In the event the New Revolving Credit Facility ceases to be available to the Company, the Company believes that its cash resources will be sufficient to fund the Company's operating losses and capital expenditures for only a limited time. In such event, the Company would be unable to implement its growth strategy in accordance with its projected schedule, if at all. See "Busi-ness -- Growth Strategy". Accordingly, the failure of the Company to maintain the availability of such facility would have a material adverse effect on the business and prospects of the Company.


     After giving effect to proposed borrowings under the New Revolving Credit Facility, the Company will have a significant amount of indebtedness outstanding. In addition, as a result of its growth strategy, the Company expects to incur additional indebtedness in the future. The Company's ability to make cash payments with respect to its outstanding indebtedness and the Series A Preferred Stock, and to repay its obligations on such indebtedness and preferred stock at maturity, will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. On or prior to September 1, 2003, the Company may pay dividends on the Series A Preferred Stock by allowing such dividends to be added to the Specified Amount of the Series A Preferred Stock. It is not anticipated that the Company will pay any dividends in cash for any period ending on or prior to September 1, 2003. Accordingly, the Specified Amount of the Series A Preferred Stock and the cash dividend obligation in respect thereof may increase significantly. If the Company is unable to service its indebtedness or other obligations, it will be forced to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness or preferred stock, or seeking additional debt or equity financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

     The degree to which the Company is leveraged could have important consequences to the holders of the Securities, including the following: (i) the Company will have significant and increasing cash interest expense and significant principal repayment obligations with respect to outstanding indebtedness; (ii) the Company's degree of leverage and related debt service obligations could limit its ability to plan for, and make it more vulnerable than some of its competitors to the effects of, an economic downturn or other adverse developments; (iii) any cash flow from the operations of the Company may need to be dedicated to debt service payments and might not be available for other purposes; and (iv) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes could be impaired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy".

HOLDING COMPANY STRUCTURE

     The Company is a holding company with no material sources of income or assets other than the stock of its subsidiary, and the Securities will be obligations exclusively of the Company. Since all of the Company's operations are conducted through its subsidiary, the Company's cash flow and its ability to meet its own obligations, including payment of dividends on the Series A Preferred Stock, are dependent upon the earnings of its subsidiary and the distributions of those earnings to the Company, or upon loans or other payments of funds made by such subsidiary to the Company. The Company's subsidiary is a separate and distinct legal entity and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to the Company or to otherwise pay amounts due with respect to the Series A Preferred Stock or to make funds available for such payments. Future debt instruments of the Company's subsidiary likely will impose significant restrictions that affect, among other things, the ability of the Company's subsidiary to pay dividends or make loans, advances or other distributions to the Company. The Certificate of Designation permits the Company's subsidiaries to enter into agreements containing such restrictions. See "Description of Certain Indebtedness". The ability of the Company's subsidiary to pay dividends and make other distributions also will be subject to, among other things, applicable state laws and regulations.

     The Series A Preferred Stock will be structurally subordinated to all existing and future indebtedness, trade payables, preferred stock and other obligations of the Company's subsidiary (including, without limitation, the New Revolving Credit Facility). Therefore, the Company's right and the rights of its creditors, including the holders of the Series A Preferred Stock, to participate in the assets of the subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors and holders of preferred stock, if any, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interests in or mortgages or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by the Company. As of September 30, 1998, reflecting the Initial Offering, the total liabilities of the Company, including trade payables, were $23.6 million, and (ii) the total liabilities of the Company's subsidiary, including trade payables, were $23.6 million, approximately $4.0 million of which represented secured obligations. See "Description of Certain Indebtedness". The Certificate of Designation limits, but does not prohibit, the incurrence of additional indebtedness by the Company and its subsidiary. Therefore, both the Company and its subsidiary will retain the ability to incur substantial additional indebtedness, and the Company expects that it and its subsidiary may incur substantial additional indebtedness in the future.


ABILITY TO PAY DIVIDENDS ON THE SERIES A PREFERRED STOCK

     The ability of the Company to pay any dividends is subject to applicable provisions of state law, and its ability to pay cash dividends on the Series A Preferred Stock will be subject to the terms of any indebtedness of the Company then outstanding. The ability of the Company to pay cash dividends is dependent upon the receipt of cash from its Subsidiary. See "Risk Factors -- Holding Company Structure". The ability of the Company to pay cash dividends is also in part dependent upon the continued availability of the New Revolving Credit Facility, and there can be no assurance that such facility will remain in effect. See "Risk Factors -- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage".

     Under Delaware law the Company is permitted to pay dividends on its capital stock, including the Series A Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividends at the time such dividend is declared. Delaware law permits the Board of Directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market value in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future, nor the amounts of its net profits, and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Series A Preferred Stock.

TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE SERIES A PREFERRED STOCK

     It is anticipated that the redemption price of the Series A Preferred Stock will exceed its issue price (i.e., the portion of the purchase price of a Unit sold in the Initial Offering that was initially allocated to the Series A Preferred Stock). As a result, a holder will be required to treat such excess as a series of constructive distributions on the Series A Preferred Stock occurring over the term of such stock. The Company intends to treat the redemption price as the amount that will be paid upon retirement of the Series A Preferred Stock on September 1, 2009. As a result, the difference between the issue price of the Series A Preferred Stock and its redemption price on September 1, 2009, will constitute constructive distributions on the Series A Preferred Stock to U.S. Holders over the period commencing on the issue date thereof and ending on September 1, 2009. To the extent of the Company's current and accumulated earnings and profits (as calculated for Federal income tax purposes), the amount of each consecutive distribution will be includable in a holder's income as ordinary dividend income at the time such distribution is deemed to occur, notwithstanding that the cash attributable to such income will not be received by the holder until a subsequent period.

RANKING OF THE SERIES A PREFERRED STOCK


     The Company's obligations with respect to the Series A Preferred Stock are subordinate and junior in right of payment to all present and future indebtedness of the Company and its subsidiaries, but will rank senior to existing equity securities of the Company. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Series A Preferred Stock only after all holders of indebtedness, and all other creditors, of the Company have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series A Preferred Stock then outstanding. See "-- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage" and "Description of the Series A Preferred Stock -- Ranking".


     While any shares of Series A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to or pari passu with the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. However, without the consent of any holder of Series A Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue a new series of stock that ranks junior to the Series A Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The Certificate of Designation and the New Revolving Credit Facility impose operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company or any subsidiaries to incur additional indebtedness, issue stock of any subsidiaries, create liens on its assets, pay dividends or make other distributions, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. In addition, the terms of any debt or equity financings undertaken by the Company to meet its future cash requirements could restrict the Company's operational flexibility and thereby adversely affect the Company. See "Description of Certain Indebtedness" and "Description of the Series A Preferred Stock".

MANAGEMENT OF RAPID GROWTH


     Subject to the sufficiency of its cash resources, the Company intends to continue to rapidly expand its business. The Company's future performance will depend, in large part, upon its ability to implement and manage its growth effectively. The Company's rapid growth has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources. The Company anticipates that, if successful in expanding its business it will be required to recruit and hire a substantial number of new sales and other personnel. Pursuant to the Company's growth strategy, the Company currently intends to increase the size of its sales force from 201 as of September 30, 1998 to approximately 400 by the end of 1999. Failure to retain and attract additional qualified sales and other personnel, including management personnel who can manage the Company's growth effectively, and failure to successfully integrate such personnel, could have a material adverse effect on the Company. To manage its growth successfully, the Company will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage its employee base. In the event the Company is unable to upgrade its financial controls and systems adequately to support its anticipated growth, the Company could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy".

LACK OF EXPERIENCE OFFERING LOCAL AND OTHER TELECOMMUNICATIONS SERVICES


     The Company's strategy includes offering additional telecommunications services, including local service and Internet access. The Company has limited experience providing local service and Internet access. To be successful, the Company must compete successfully with companies that have greater financial resources and experience than the Company. To provide these additional services, the Company expects that it will be necessary to make upgrades to its network in advance of the receipt of any revenue. In addition, the provision of certain of these services may involve technical requirements with respect to which the Company has little experience. The provision of these services must also be successfully integrated into the Company's business. There can be no assurance that the Company's future services will receive market acceptance in a timely manner, if at all, or that prices and demand for these services will be sufficient to provide profitable operations. See "Business -- Business Strategy", "Business -- Service Offerings -- Planned Services" and "Business -- Network -- Anticipated Network Expansion".


ABILITY TO SECURE AND MAINTAIN INTERCONNECTION AND PEERING ARRANGEMENTS

     The Company's success will depend upon its ability to develop and expand its network infrastructure and support services in order to offer local telecommunication services, Internet access and other services. Executing the Company's business strategy will require that the Company enter into agreements, on acceptable terms and conditions, with various providers of infrastructure capacity, in particular, interconnection agreements with ILECs and peering agreements with internet service providers ("ISPs"). No assurance can be given that all of the requisite agreements can be obtained on satisfactory terms and conditions.


     The Company must enter into agreements for the interconnection of the Company's network with the networks of the ILECs covering each market in which the Company intends to offer local service. As of November 23, 1998, the Company had entered into interconnection agreements with Bell Atlantic with respect to Massachusetts, New Hampshire, Rhode Island and New York; with Southern New England Telephone with respect to Connecticut; and with Bell South with respect to Florida and Georgia. The Company expects to execute additional interconnection agreements throughout 1999. There can be no assurance that the Company will successfully negotiate such additional agreements; the failure to secure and maintain such agreements could have a material adverse effect on the Company's ability to become a single source provider of telecommunications services.


     Peering agreements between the Company and ISPs will be necessary in order for the Company to exchange traffic with ISPs without having to pay transit costs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provisioning of Internet access and related services has expanded. Recently, companies that have previously offered peering have reduced or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Furthermore, if increasing costs and other requirements associated with maintaining peering with the major national ISPs develop, the Company may have to comply with those additional requirements in order to continue to maintain any peering relationships it negotiates. Failure to establish and maintain peering relationships would cause the Company to incur additional operating expenses or abandon certain elements of its strategy, which could have a material adverse effect on the Company. See "Government Regulation".

DEPENDENCE UPON SUPPLIERS AND OTHER SERVICE PROVIDERS

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon ILECs and other carriers to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays or other problems in receiving telecommunications services and facilities which it requests, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. As the Company expands its service offerings to include local services, it will compete increasingly with ILECs, which will serve as a disincentive for such entities to cooperate with the Company. Any failure to obtain such components, services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company. See "Business -- Competition" and "Government Regulation".


     In September 1998, approximately 40% of the Company's revenue was attributable to the resale of long distance service provided by Sprint Communications Company L.P. ("Sprint"). The current agreement with Sprint, which became effective as of February 1998, terminates in February 2000, and there can be no assurance that this agreement will be extended on terms acceptable to the Company, if at all. Early termination of the Company's relationship with Sprint could have a material adverse effect on the Company. See
"Business -- Network -- Sprint Agreement".


     The accurate and prompt billing of the Company's customers is dependent upon the timeliness and accuracy of call detail records ("CDRs") provided by any carrier whose service the Company resells. There can be no assurance that the current carriers will continue to provide, or that new carriers, including ILECs, will provide, accurate information on a timely basis, and any such carrier's failure to do so could have a material adverse effect on the Company.

RELIANCE ON LEASED TRANSPORT FACILITIES AND IRUs

     Because the Company leases a portion of its transport capacity, it is dependent upon the availability of fiber optic transmission facilities owned by ILECs, competitive local exchange carriers ("CLECs") and other fiber optic transport providers who lease their fiber optic networks to service providers such as the Company. Many of these entities are, or may become, competitors of the Company. See "-- Competition". The Company recently entered into two 20-year IRU agreements pursuant to which it acquired dark fiber mileage, and may enter into additional IRU agreements in the future. Integration of fiber mileage acquired pursuant to IRU agreements into the Company's network will subject the Company to the risk that the owners of the underlying facilities, who may be competitors of the Company, will not maintain, or will deny the Company access to, such facilities. The risks inherent in this approach include, but are not limited to, the possible inability to negotiate and renew favorable supply agreements, and dependence on the timeliness of the ILECs, CLECs or other fiber optic transport providers in processing the Company's orders for customers who seek to utilize the Company's services. See "Business -- Network".

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     To further develop its network, the Company may need to obtain local franchises and other permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to obtain and maintain such franchises, permits and rights needed to implement its business strategy on acceptable terms. Although the Company does not believe that any such arrangements would be canceled or would not be renewed as needed, cancellation or non-renewal of such arrangements could materially adversely affect the Company's business in the affected area. See "Business -- Network -- Anticipated Network Expansion" and "Government Regulation".

COMPETITION

     The Company operates in a highly competitive environment and currently does not have a significant market share in any of its markets. Most of its actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand or corpo-rate name recognition) than the Company. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the data and Internet services markets could give rise to significant new competition. The Company's success will depend upon its ability to provide high-quality services at prices competitive with those charged by its competitors. In addition, the long distance industry is characterized by a high level of customer attrition or "churn". The Company's revenue has been, and is expected to continue to be, affected by churn.



  Large Competitors



     AT&T Corp. ("AT&T"), MCI WorldCom, Inc. ("MCI"), Sprint and other carriers have implemented new price plans aimed at residential customers with significantly simplified rate structures, which may have the impact of lowering overall long distance prices. There can be no assurance that long distance carriers will not make similar offerings available to the small to medium-sized businesses that the Company primarily serves.



  Incumbent Providers



     In the local telecommunications market, the Company's primary competitor initially is expected to be the ILEC serving each geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. If the ILECs are allowed additional flexibility by regulators to offer discounts to large customers through contract tariffs, decide to engage in aggressive volume and term discount pricing practices for their customers, or seek to charge competitors excessive fees for interconnection to their networks, the revenue of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILECs.



  Other Local Competition


     The Company will also face competition or prospective competition in local markets from other carriers, many of which have significantly greater financial resources than the Company. For example, AT&T, MCI and Sprint have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously operated as competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including RBOCs, could offer single-source local and long distance services, similar to those offered or proposed to be offered by the Company.


  Telecommunications Mergers



     A continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of these combined entities will have resources far greater than those of the Company. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or proposed to be offered by the Company, and may be capable of offering these products sooner and at more competitive rates than the Company.



  Other Technologies



     The Company will also face competition from fixed wireless services. In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, particularly for certain low data-rate transmission services. The FCC has also authorized cellular, personal communications service ("PCS"), and other commercial mobile radio service ("CMRS") providers to offer wireless services to fixed locations, rather than just to mobile customers, without limitation. The authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and existing providers of traditional wireless telephone service. Additional pricing pressure may come from Internet telephony, which is a developing technology that can transmit voice communications at a cost that may be below that of traditional circuit-switched long distance service.



  Regional Bell Operating Companies



     Section 271 of the Telecommunications Act prohibits any RBOC from providing long distance service that originates (or, in certain cases, terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. To date, the FCC has denied several applications for such approval; however, the Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998 and 1999. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance service.



  Other Factors



     New FCC rules went into effect in February 1998 that make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors. The market for data communications and Internet access services is also extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. See "Business -- Competition", "Business -- Industry Overview" and "Government Regulation".


THE TELECOMMUNICATIONS ACT AND OTHER REGULATION


     Telecommunications services are subject to significant regulation at the federal, state, local and international levels, affecting the Company and its existing and potential competitors. Delays in receiving required regulatory approvals or the enactment of new and adverse legislation, regulations or regulatory requirements may have a material adverse effect on the Company's financial condition, results of operations and cash flow. In addition, future legislative, judicial and regulatory agency actions could alter competitive conditions in the markets in which the Company is operating or intends to operate in ways that are materially adverse to the Company.



  Federal Regulation



     The Company is regulated at the federal level by the FCC. It is required to obtain and maintain an FCC 214 license in connection with its international services, and is currently required to file and maintain both domestic and international tariffs containing the currently effective rates, terms and conditions of service for its long distance services. The FCC generally retains the right to sanction a carrier or revoke its authorization if a carrier violates applicable laws or regulations.



  State Regulation



     The Company's telecommunications operations are also subject to various state laws and regulations. The Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers intrastate service. In most states, the Company must also file and obtain prior regulatory approval of tariffs for intrastate services. The Company must update or amend its tariffs when rates are adjusted or new products are added to services offered by the Company. Challenges by third parties to the Company's Federal or state tariffs and complaints about the Company's practices could cause the Company to incur substantial legal and administrative expenses.



  Corporate Reorganization



     The FCC and numerous state agencies also impose prior approval requirements on transfers of control, including pro forma transfers of control and corporate reorganizations, and assignments of regulatory authorizations. The Company did not obtain prior approval for its July 1998 corporate reorganization to create a holding company structure whereby Network Plus Corp., a Delaware corporation, became the holding company of Network Plus, Inc., a Massachusetts corporation. The Company has filed the necessary papers at the FCC and the relevant state commissions seeking nunc pro tunc (retroactive) approval of its reorganization into a holding company structure on the grounds that the transaction serves important business needs of the Company and enhances the Company's ability to market and provide services more efficiently. The Company believes that its applications will be approved in due course, although there can be no assurance that such approval will be obtained. In the unlikely event that retroactive approval is not obtained from one or more regulatory bodies, the FCC or a state commission may impose fines or penalties, and a state commission may require temporary cessation of business operations of the Company in its jurisdiction pending such approval, any of which events could result in reduced revenue. Such impact on the Company's revenue could have a material adverse effect on the value of the Company's securities, including the Series A Preferred Stock.



  Implementation of the Telecommunications Act and Other Regulatory Changes


     The Telecommunications Act has already resulted in comprehensive changes in the regulatory environment for the telecommunications industry as a whole, and will have a material impact on the local exchange industry and the competitive environment in which the Company operates. The concept of competitive provisioning of local exchange services is a relatively new development in the telecommunications industry, and the Company cannot predict how the relevant provisions of the Telecommunications Act will be interpreted and implemented by the FCC, state regulators, courts and the ILECs. See "Business -- Competition", "Business -- Industry Overview" and "Government Regulation".


     The Company's cost of providing long distance service, and its revenue from providing local services, will both be affected by changes in "access charges" and universal service. In 1997, the FCC established a significantly expanded federal universal service subsidy regime, to be funded by interstate carriers and certain other entities, to support telecommunications and information services provided to qualifying schools, libraries and rural health care providers, and low income consumers. If the Federal and state regulations requiring the local exchange carriers to provide equal access for the origination and termination of calls by long distance subscribers change or if the regulations governing access charge rates or universal service contribution change, such changes could have a material adverse effect on the Company's financial condition, results of operations and cash flow.



  Uncertain Regulatory Environment


     On July 18, 1997, the United States Court of Appeals for the Eighth Circuit overturned many of the rules the FCC had established pursuant to the Telecommunications Act. The Eighth Circuit decision substantially limits the FCC's jurisdiction and expands state regulators' jurisdiction to set and enforce rules governing the development of local competition. As a result, it is more likely that the rules governing local competition will vary substantially from state to state. If a patchwork of state regulations were to develop, it could increase the Company's cost of regulatory compliance and could make entry into and conduct of business in some markets more expensive than in others. The U.S. Supreme Court heard oral arguments to review the Eighth Circuit's decision in October 1998. There can be no assurance as to how the U.S. Supreme Court will act on the appeal or that the outcome of the appeal will not have a material adverse effect on the Company's financial condition, results of operation and cash flow.

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

     Integrated management information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As the Company continues its transition to the provisioning of integrated communications services, the need for sophisticated billing and information systems will increase significantly. The cost of implementing such systems has been, and is expected to continue to be, substantial. Also, the Company's plans for the development and implementation of its internal systems rely on the delivery of products and services by third party vendors. Failure of these vendors to deliver the required information in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify and integrate all of its information and processing needs, failure of the Company's related processing or information systems, or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the Company.

     The Company is dependent upon the prompt collection of payment of its customers' bills and, in turn, upon the creditworthiness of its customers and the continued implementation of adequate revenue assurance programs. The failure of its customers to pay their bills in a timely manner or the Company's failure to accurately assess the creditworthiness of its customers and implement adequate revenue assurance programs could have a material adverse effect on the Company. In 1997, the Company's provision for doubtful accounts increased by $3.0 million, principally relating to two customers and an increase in the estimate of bad debt reserve consistent with the growth in revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Management Information Systems, Provisioning, Billing and Collections".

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the abilities and continued efforts of its management, particularly Robert
T. Hale, Jr., the Company's Chief Executive Officer and President, Robert T. Hale, the Company's Chairman of the Board, and other members of its senior management team. None of the Company's executive officers is subject to an employment agreement with the Company providing for the officer's continuing employment. The loss of the services of any of such individuals could have a material adverse effect on the Company. The success of the Company will also depend, in part, upon the Company's ability to hire and retain additional key personnel, including senior management, technical and sales personnel, who are also being sought by other businesses. Competition for qualified personnel in the telecommunications industry is intense. Difficulty in hiring and retaining such personnel could have a material adverse effect on the Company. See
"-- Management of Rapid Growth", "Business -- Employees" and "Management".

IMPACT OF TECHNOLOGICAL CHANGE

     The telecommunications industry has been, and is likely to continue to be, characterized by rapid technological change, frequent new service introductions and evolving industry standards. Increases or changes in technological capabilities or efficiencies could create an incentive for more competitors to enter the facilities-based local exchange business in which the Company intends to compete. Similarly, such changes could result in lower retail rates for telecommunications services, which could have a material adverse effect on the Company's ability to price its services competitively or profitably. Future technological changes, including changes related to emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, also could have a material adverse effect on the Company.

     The Company relies and will continue to rely in part on third parties (including certain of its competitors and potential competitors) for the development of and access to communications and networking technology. The effect of technological changes on the business of the Company cannot be predicted with any degree of certainty. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. There can be no assurance that the Company will obtain access to new technology on a timely basis or on satisfactory terms, or that the Company will be able to adapt to such technological changes, offer such services on a timely basis or establish or maintain a competitive position. Any technological change, obsolescence or failure to obtain access to important technologies could have a material adverse effect on the Company. See
"Business -- Industry Overview".

YEAR 2000 COMPLIANCE


     Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. There can be no assurance the Company will not incur significant unanticipated costs in achieving year 2000 compliance. Furthermore, if the hardware or software comprising the Company's network elements acquired from third-party vendors, the software applications of the long distance carriers, LECs, or others on whose services the Company depends or with whom the Company's systems interface, or the software applications of other suppliers, are not year 2000 compliant, it could affect the Company's systems, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000".


STRATEGIC INVESTMENTS; BUSINESS COMBINATIONS

     In furtherance of its growth strategy, the Company may pursue acquisitions of, or joint ventures or strategic alliances with, companies engaged in businesses similar or related to the business of the Company. As consideration for such acquisitions, the Company may be required to assume liabilities, incur additional indebtedness or issue equity securities. There can be no assurance that the Company will be able to obtain such financing. Such acquisitions, combinations or alliances, if consummated, could increase the Company's indebtedness and could divert the resources and management of the Company and would require integration with the Company's existing networks and services. There can be no assurance that any acquisitions, combinations or alliances will occur or, if consummated, would be on terms favorable to the Company or would be successfully integrated into the Company's operations. See "Business -- Business Strategy -- Expand Through Strategic Acquisitions and Alliances".

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in attracting and retaining customers requires that the Company provide adequate reliability, capacity and security in its network infrastructure. The Company's networks and the networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the Company's customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company. See "Business -- Network".

CONTROL BY EXISTING STOCKHOLDERS; DEADLOCK; ANTITAKEOVER PROVISIONS

     All of the outstanding Common Stock is owned or voted by Robert T. Hale and Robert T. Hale, Jr., each an Officer and Director of the Company. Consequently, management will have complete control over all of the Company's affairs and will have the ability to control the election of all members of the Company's Board of Directors and the outcome of all corporate actions requiring stockholder approval.

     Because the outstanding Common Stock is owned equally by the Company's two stockholders, the failure of such stockholders to agree on a matter that requires the approval of the holders of a majority of the outstanding shares of Common Stock would result in a deadlock, which could have the effect of preventing or delaying the Company from taking any action on the matter. Such a deadlock could have a material adverse effect on the Company. See "Management" and "Stock Ownership".

     Robert T. Hale and Robert T. Hale, Jr. will have the authority to amend the Company's Certificate of Incorporation and By-Laws to include certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors even if holders of the Warrants or other securities of the Company were to deem such action to be in the best interests of the Company. Among other things, the Certificate of Incorporation may be amended to provide for a classified Board of Directors. In addition, the Certificate of Incorporation allows the Board of Directors to issue shares of preferred stock and fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Any such issuance of shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Certificate of Incorporation and By-Laws could be amended to, among other things, limit the manner in which directors may be nominated by the stockholders and limit the manner in which proposals may be made at stockholder meetings. The Company may also elect to be subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Company's securities.

FUNDING OF REPURCHASE OBLIGATIONS; ABSENCE OF SINKING FUND; REDEMPTION OF SERIES A PREFERRED STOCK UPON MATURITY

     There is no sinking fund with respect to the Series A Preferred Stock, and in September 2009 all outstanding shares thereof will become subject to mandatory redemption by the Company. Also, upon the occurrence of certain earlier events, including a change in control of the Company, the Company will be required to offer to repurchase all or a portion of the outstanding Series A Preferred Stock. The source of funds for any such payment at maturity or earlier repurchase is expected to be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to make such purchase or to make any other required payment. See "Description of the Series A Preferred Stock". In addition, limitations imposed by other debt obligations of the Company may limit the Company's ability to repurchase the Series A Preferred Stock.

ABSENCE OF PUBLIC MARKET

     The New Preferred Shares are a new issue of securities for which there is currently no established market. There can be no assurance as to (i) the liquidity of any market that may develop, (ii) the ability of the holders of New Preferred Shares to sell any of their New Preferred Shares, or (iii) the price at which the holders of New Preferred Shares would be able to sell such shares. The Company does not presently intend to apply for listing of the New Preferred Shares on any national securities exchange or on The Nasdaq Stock Market. The Purchasers have advised the Company that they presently intend to make a market in the New Preferred Shares. The Purchasers are not obligated, however, to make a market in such shares, and any such market-making may be discontinued at any time at the sole discretion of the Purchasers and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for the New Preferred Shares. If a market for the New Preferred Shares were to develop, such shares could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and prospects for its performance, the market for similar securities and general economic conditions. Historically, the market for securities such as the New Preferred Shares has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that, if a market for any of the New Preferred Shares were to develop, such a market would not be subject to similar disruptions.

FAILURE TO EXCHANGE

     Holders of Original Preferred Shares who do not exchange their Original Preferred Shares for New Preferred Shares pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Preferred Shares set forth in the legend thereon as a consequence of the issuance of the Original Preferred Shares pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Preferred Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Preferred Shares under the Securities Act. In addition, any holder of Original Preferred Shares who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Shares may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Preferred Shares are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Preferred Shares not tendered could be adversely affected. See "The Exchange Offer".

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the issuance of New Preferred Shares in the Exchange Offer. The net proceeds to the Company of the Initial Offering were approximately $37.5 million. The Company used $9.8 million of the net proceeds of the Initial Offering to pay down borrowings outstanding under the Former Bank Credit Facility. Interest under the Former Bank Credit Facility was payable at the prime rate or available LIBOR options through maturity on May 1, 2001. The Company intends to use the remainder of the net proceeds to finance its anticipated expansion, including the expansion of its local telecommunications infrastructure, information technology systems and sales force.


     Pending application of the net proceeds of the Initial Offering as described herein, the Company intends to use a portion of such proceeds to temporarily repay revolving indebtedness and to invest the remainder of such proceeds in short-term, interest-bearing, U.S. government securities and other short-term, investment grade securities.

     Because of the number and variability of factors that may determine the Company's use of the net proceeds of the Initial Offering, management will retain a significant amount of discretion over the application of the net proceeds. There can be no assurance that such applications will not vary substantially from the Company's current plans. See "Risk Factors -- Control by Existing Stockholders; Deadlock; Antitakeover Provisions", "Risk
Factors -- Negative Cash Flow and Operating Losses" and "Risk
Factors -- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage".

                                DIVIDEND POLICY


     On September 2, 1998, the Company paid a dividend to Robert T. Hale and Robert T. Hale, Jr. in the aggregate amount of $5.0 million, of which $1.9 million was reinvested by one of the stockholders in the form of a long-term loan to the Company. For the foreseeable future the Company intends to retain its earnings for its operations and expansion of its business and it does not expect to pay dividends on its Common Stock (other than in amounts necessary to enable the Company's stockholders to pay taxes and related tax preparation expenses in respect of income allocated to such stockholders through the date the Company's status as an S Corporation ceased). The payment of any future dividends will be at the discretion of the Board of Directors, except as required by the terms of the Series A Preferred Stock, and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements and general business outlook at the time payment is considered. In addition, the Company's ability to pay dividends will depend upon the amount of distributions, if any, received from NPI or any future operating subsidiaries of the Company. The Company intends to exercise its option to make dividend payments on the Series A Preferred Stock prior to September 1, 2003 by allowing such dividends to be added to the Specified Amount of the Series A Preferred Stock. The New Revolving Credit Facility will, and any future indebtedness incurred by the Company may, restrict the ability of the Company to pay dividends. See "Description of Certain Indebtedness", "Description of the Series A Preferred Stock" and "Description of Capital Stock".

                                 CAPITALIZATION


     The following table sets forth the total cash and cash equivalents, marketable securities and investments and capitalization of the Company as of September 30, 1998, and reflects (i) the Initial Offering (after deducting discounts and offering expenses payable by the Company totaling $2.5 million) and the application of the net cash proceeds therefrom, including the repayment of $9.8 million of borrowings under the Former Bank Credit Facility, (ii) this Exchange Offer, (iii) the payment of a $5.0 million dividend to the Company's stockholders and the reinvestment of $1.9 million by one of the Company's stockholders (representing such stockholder's approximate net after-tax proceeds of the dividend) in the form of a long-term loan to the Company and (iv) the tax effect of the Company's conversion from an S Corporation to a C Corporation. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements, including the notes thereto, of the Company and NPI appearing elsewhere in this Prospectus. See "Use of Proceeds", "Description of Capital Stock" and "Description of Certain Indebtedness -- Stockholder Loan".



                                                               SEPTEMBER 30, 1998
                                                               ------------------
                                                                 (IN THOUSANDS,
                                                              EXCEPT SHARE AND PER
                                                                   SHARE DATA)
Cash and Cash Equivalents, Marketable Securities and
  Investments...............................................         $26,871
                                                                     =======
Debt:
Current Portion of Long-Term Debt and Capital Lease
  Obligations and Former Bank Credit Facility(1)............         $ 1,149
                                                                     =======
Long-Term Debt and Capital Lease Obligations, Net of Current
  Portion...................................................         $ 2,876
Long-Term Note Payable to Stockholder.......................           1,875
Redeemable Preferred Stock
  13.5% Series A1 Cumulative Redeemable Preferred Stock due
     2009, $0.01 par value, 50,000 shares authorized, 40,000
     shares issued and outstanding, as adjusted(2)..........          33,739
Stockholders' Equity:
  Common Stock, $.01 par value, 20,000,000 shares
     authorized; 10,000,000 shares outstanding..............             100
  Additional Paid-In Capital................................              --
  Warrants(2)(3)............................................           4,359
  Accumulated Deficit.......................................          (7,666)
                                                                     -------
     Total Stockholders' Equity (Deficit)...................          (3,207)
                                                                     -------
          Total Capitalization..............................         $35,283
                                                                     =======


---------------

(1) If the New Revolving Credit Facility had been in place on September 30, 1998, approximately $45 million of the $60 million in total borrowings contemplated by such facility would have been available.



(2) Series A Preferred Stock with an initial liquidation preference of $40 million was issued by the Company as part of the Units sold in the Initial Offering. Each Unit consists of one share of Series A Preferred Stock, 7.75 Initial Warrants and 15 Contingent Warrants, each Warrant to purchase one share of Common Stock. A value of $4.65 million was allocated to the Warrants, representing the portion of the purchase price of the Units allocated to the Initial Warrants, less $0.3 million of the costs associated with the Initial Offering allocable to the Initial Warrants. A de minimis value was ascribed to the Contingent Warrants. No assurance can be given that the value allocated to the Initial Warrants will be indicative of the price at which the Initial Warrants may actually trade. Costs of $2.2 million associated with the Initial Offering have been allocated to the Series A Preferred Stock.


(3) Represents the portion of the purchase price of the Units allocated to the Initial Warrants (as described in note 2 above), less $0.3 million of the cost associated with the Initial Offering allocable to the Initial Warrants.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Preferred Shares were issued and sold on September 3, 1998 in a transaction exempt from registration under the Securities Act. Accordingly, the Original Preferred Shares may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Company has agreed pursuant to the Registration Agreement to
(i) file, within 90 days after the closing of the Initial Offering (the "Original Preferred Shares Closing Date"), a registration statement with the Commission with respect to the Exchange Offer, (ii) use its best efforts to cause such registration statement to be declared effective under the Securities Act not later than 150 days after the Original Preferred Shares Closing Date and
(iii) upon effectiveness of such registration statement, offer New Preferred Shares in exchange for surrender of Original Preferred Shares. The New Preferred Shares are being offered hereunder to satisfy these obligations of the Company under the Registration Agreement.

TERMS OF THE EXCHANGE

     The Company is offering, upon the terms and subject to the conditions of the Exchange Offer, to exchange one New Preferred Share for each outstanding Original Preferred Share. The terms of the New Preferred Shares are substantially identical in all respects to the terms of the Original Preferred Shares for which they may be exchanged pursuant to the Exchange Offer, except that (i) the offer of the New Preferred Shares will have been registered under the Securities Act and, therefore, the New Preferred Shares will be freely transferable by holders thereof (except as otherwise described herein) and not bear a legend regarding restrictions on transfer, (ii) holders of the New Preferred Shares will not be entitled to certain rights of the holders of the Original Preferred Shares under the Registration Agreement, which rights with respect to the Original Preferred Shares will terminate on consummation of the Exchange Offer, and (iii) the New Preferred Shares will not contain any provisions regarding the payment of Special Dividends. See "Description of the Series A Preferred Stock".

     The Exchange Offer is not conditioned upon any minimum number of Original Preferred Shares being tendered for exchange.


     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that New Preferred Shares issued pursuant to the Exchange Offer in exchange for the Original Preferred Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Preferred Shares directly from the Issuer or (iii) broker-dealers who acquired Original Preferred Shares as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such New Preferred Shares are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Preferred Shares. Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act, provided such broker-dealer acquired the Series A Preferred Stock for its own account through market-making or other trading activities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Original Preferred Shares where such New Preferred Shares were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for 90 days after the completion of this Exchange Offer. See "Plan of Distribution".

     Tendering holders of Original Preferred Shares will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Preferred Shares pursuant to the Exchange Offer.

     Dividends on each New Preferred Share will accrue from the last date on which dividends were paid on the Original Preferred Share surrendered in exchange therefor or, if no dividend has been paid on such Original Preferred Share, from the date of original issuance of such Original Preferred Share.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The Exchange Offer expires on the Expiration Date.  The term "Expiration
Date" means 5:00 p.m., New York City time, on                     , 1998, unless
the Company in its reasonable discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right, in its reasonable discretion, to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Preferred Shares previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.



     The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right, in its reasonable discretion, to (i) terminate the Exchange Offer and not accept for exchange any Original Preferred Shares for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Preferred Shares. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Preferred Shares as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the New Preferred Shares for the Original Preferred Shares on the Exchange Date.


     If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Preferred Shares in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Original Preferred Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Preferred Shares.

HOW TO TENDER

     The tender to the Company of Original Preferred Shares by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. A holder of one or more Original Preferred Shares may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Preferred Share(s) being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or
(ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Preferred Shares are registered in the name of the signer of the Letter of Transmittal and the New Preferred Shares to be issued in exchange therefor are to be issued (and any untendered Original Preferred Shares are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Preferred Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the New Preferred Shares and/or Original Preferred Shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the stock register for the Original Preferred Shares, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Preferred Shares should contact such holder promptly and instruct such holder to tender Original Preferred Shares on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Preferred Shares himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Preferred Shares, either make appropriate arrangements to register ownership of the Original Preferred Shares in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent has established an account with respect to the Original Preferred Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Original Preferred Shares into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Preferred Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING ORIGINAL PREFERRED SHARES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.


     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide the holder's taxpayer identification number (social security number or employer identification number) and certify that such number is correct and, if required, that such holder is not subject to backup withholding as a result of failing to report interest or dividend income. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.


     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or certificates representing Original Preferred Shares to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed under "-- Exchange Agent" on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Preferred Shares are registered and, if possible, the certificate numbers of the Original Preferred Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Preferred Shares, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Preferred Shares being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, in the exercise of its reasonable discretion, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the Letter of Transmittal.


     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, accompanied by the certificate representing the Original Preferred Shares (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of New Preferred Shares in exchange for Original Preferred Shares tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Preferred Shares (or a timely Book-Entry Confirmation).


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Preferred Shares will be determined by the Company, whose reasonable determination will be final and binding. The Company reserves the right, in the exercise of its reasonable discretion, to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the right, in the exercise of its reasonable discretion, to waive any of the conditions of the Exchange Offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's reasonable interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

     The party tendering Original Preferred Shares for exchange (the "Transferor") exchanges, assigns and transfers the Original Preferred Shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Preferred Shares to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Preferred Shares and to acquire New Preferred Shares issuable upon the exchange of such tendered Original Preferred Shares, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Preferred Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Preferred Shares. The Transferor further agrees that acceptance of any tendered Original Preferred Shares by the Company and the issuance of New Preferred Shares in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Preferred Shares, the Transferor certifies (a) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Preferred Shares acquired directly from the Company or an affiliate of the Company, that it is acquiring the New Preferred Shares offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such New Preferred Shares; or
(b) that it is an "affiliate" (as so defined) of the Company or of the Purchasers, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it. Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

WITHDRAWAL RIGHTS

     Original Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under "-- Exchange Agent". Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Preferred Shares to be withdrawn, the certificate numbers of Original Preferred Shares to be withdrawn, the number of Original Preferred Shares to be withdrawn, a statement that such holder is withdrawing his or her election to have such Original Preferred Shares exchanged, and the name of the registered holder of such Original Preferred Shares; and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Preferred Shares being withdrawn. The Exchange Agent will return the properly withdrawn Original Preferred Shares promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL PREFERRED SHARES FOR EXCHANGE; DELIVERY OF NEW PREFERRED SHARES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Preferred Shares validly tendered and not withdrawn and the issuance of the New Preferred Shares will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Original Preferred Shares when, as and if the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Preferred Shares for the purposes of receiving New Preferred Shares from the Company and causing the Original Preferred Shares to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Preferred Shares to be issued in exchange for accepted Original Preferred Shares will be made by the Exchange Agent promptly after acceptance of the tendered Original Preferred Shares. Original Preferred Shares not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Original Preferred Shares tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Preferred Shares will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Preferred Shares in respect of any properly tendered Original Preferred Shares not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer if, prior to the Expiration Date, (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or to exchange some or all of the Original Preferred Shares pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Preferred Shares having obligations with respect to resales and transfers of New Preferred Shares which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.



     The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer in the exercise of its reasonable discretion.



     Any reasonable determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.


     In addition, the Company will not accept for exchange any Original Preferred Shares tendered and no New Preferred Shares will be issued in exchange for any such Original Preferred Shares, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

EXCHANGE AGENT

     American Stock Transfer & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth below.

                                    Address:
                                 40 Wall Street
                                   46th Floor
                               New York, NY 10005
                         Attention: Exchange Department

                                 By Facsimile:
                                  718-234-5001

                             Confirm by Telephone:
                                  800-937-5449
                                  718-921-8200

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $300,000.


     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Preferred Shares in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in the exercise of its reasonable discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original

Preferred Shares in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS


     HOLDERS OF ORIGINAL PREFERRED SHARES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.


FEDERAL INCOME TAX CONSEQUENCES


     U.S. holders (as defined) will not recognize any taxable gain or loss for Federal income tax purposes as a result of the exchange of Original Preferred Shares for New Preferred Shares.


OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Preferred Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Preferred Shares pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the Certificate of Designation and the Registration Agreement. Holders of the Original Preferred Shares who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Certificate of Designation, except for any such rights under the Registration Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Series A Preferred Stock". All untendered Original Preferred Shares will continue to be subject to the restrictions on transfer set forth in the Certificate of Designation. To the extent that Original Preferred Shares are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Preferred Shares could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange".

     The Company may in the future seek to acquire untendered Original Preferred Shares in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Preferred Shares which are not tendered in the Exchange Offer.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table presents selected financial data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine month periods ended September 30, 1997 and 1998. The financial and balance sheet data for the years ending December 31, 1995, 1996 and 1997 have been derived from financial statements (including those set forth elsewhere in this Prospectus) that have been audited by PricewaterhouseCoopers LLP, independent accountants. The financial statements as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 and the report of PricewaterhouseCoopers LLP relating thereto are included elsewhere in this Prospectus, and the selected financial data represented below are qualified in their entirety by reference thereto. The financial data presented for the years ended December 31, 1993 and 1994 and the nine month periods ended September 30, 1997 and September 30, 1998 are derived from the unaudited financial statements of the Company and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations and financial condition for those periods. The data for the nine month period ended September 30, 1998 are not necessarily indicative of results for the year ending December 31, 1998 or indicative of future periods. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, of the Company appearing elsewhere in this Prospectus.



     For periods prior to the formation of the Company on July 15, 1998, the financial data reflect the financial statements of Network Plus, Inc., the Company's wholly-owned subsidiary, as it was the sole operating entity.



                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                                YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                    -----------------------------------------------   -----------------
                                                     1993      1994      1995      1996      1997      1997      1998
                                                    -------   -------   -------   -------   -------   -------   -------
STATEMENTS OF OPERATIONS DATA:
  Revenue.........................................  $14,427   $30,754   $49,024   $75,135   $98,209   $73,921   $79,588
  Direct cost of revenue..........................    7,120    16,061    35,065    57,208    78,106    58,193    59,234
                                                    -------   -------   -------   -------   -------   -------   -------
  Revenue after direct cost.......................    7,307    14,693    13,959    17,927    20,103    15,728    20,354
  Selling, general and administrative.............    7,233    11,631    17,697    19,230    25,704    16,370    20,099
  Depreciation and amortization...................       67       180       276       533       994       581     1,449
                                                    -------   -------   -------   -------   -------   -------   -------
  Operating income (loss).........................        7     2,882    (4,014)   (1,836)   (6,595)   (1,223)   (1,194)
  Interest income.................................       13        37       202        95        86        77        62
  Interest expense................................       (5)       (2)      (40)     (313)     (557)     (330)     (781)
  Other income, net...............................       30       102     7,859     3,529     3,917        72        69
  Provision for income taxes......................       (3)     (167)     (312)      (60)      (42)      (42)     (430)
                                                    -------   -------   -------   -------   -------   -------   -------
  Net income (loss)...............................       42     2,852     3,695     1,415    (3,191)   (1,446)   (2,274)
  Preferred stock dividends and accretion.........       --        --        --        --        --        --      (598)
                                                    -------   -------   -------   -------   -------   -------   -------
  Net income (loss) applicable to common
    stockholders..................................  $    42   $ 2,852   $ 3,695   $ 1,415   $(3,191)  $(1,446)  $(2,872)
                                                    =======   =======   =======   =======   =======   =======   =======
  Net income (loss) per share applicable to common
    stockholders
    Basic and diluted.............................  $    --   $  0.29   $  0.37   $  0.14   $ (0.32)  $ (0.14)  $ (0.29)
                                                    =======   =======   =======   =======   =======   =======   =======
  Weighted average shares outstanding
    Basic and diluted.............................   10,000    10,000    10,000    10,000    10,000    10,000    10,000
                                                    =======   =======   =======   =======   =======   =======   =======

                                                                       DECEMBER 31,
                                                      -----------------------------------------------   SEPTEMBER 30,
                                                       1993      1994      1995      1996      1997        1998(1)
                                                      -------   -------   -------   -------   -------   -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................  $   215   $ 1,232   $ 1,608   $ 2,241   $ 1,502      $26,804
  Current assets....................................    2,545     9,264    16,441    19,771    28,521       43,122
  Property and equipment, net.......................      819     1,435     1,507     3,075     6,957       10,659
  Working capital...................................    1,592     4,388     2,369     1,621    (3,128)      24,228
  Total assets......................................    4,647    11,264    18,005    22,915    35,581       54,177
  Other long-term obligations.......................       14        24        11       664     3,623
  Redeemable Series A Preferred Stock (2)...........       --        --        --        --        --       33,739
  Total stockholders' equity (deficit)..............      539     2,117     3,922     4,101       309       (3,207)



                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                               YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                     -------------------------------------------   ---------------
                                                      1993     1994      1995     1996     1997     1997     1998
                                                     ------   -------   ------   ------   ------   ------   ------
OTHER FINANCIAL DATA:
  Capital expenditures.............................     815       813      860    2,135    3,363    3,035    5,160
  EBITDA (3).......................................     104     3,164    4,121    2,226   (1,684)    (493)     386
  Net cash provided by (used for) operating
    activities.....................................   1,689     1,904    2,463    1,051   (3,386)    (877)   7,633
  Net cash provided by (used for) investing
    activities.....................................  (1,949)      368     (184)  (2,014)  (3,357)  (3,027)  (5,145)
  Net cash provided by (used for) financing
    activities.....................................      19    (1,255)  (1,903)   1,596    6,004    2,525   22,814
  Ratio of earnings to fixed charges (4)...........    10.0x  1,510.5x   101.2x     5.7x    (4.7)x   (3.5)x   (0.3)x


---------------

(1) Reflects (i) the Initial Offering (after deducting discounts and offering expenses payable by the Company totaling $2.5 million) and the application of the net cash proceeds therefrom, including the repayment of $9.8 million of borrowings under the Former Bank Credit Facility (see "Description of Certain Indebtedness"), (ii) the payment of a $5.0 million dividend to the Company's stockholders and the reinvestment of $1.9 million by one of the Company's stockholders (representing such stockholder's approximate net after-tax proceeds of the dividend) in the form of a long-term loan to the Company and (iii) the tax effect of the Company's conversion from an S Corporation to a C Corporation.



(2) Series A Preferred Stock with an initial liquidation preference of $40.0 million was issued by the Company as part of the Units offered in the Initial Offering. Each Unit consists of one share of Series A Preferred Stock, 7.75 Initial Warrants and 15 Contingent Warrants, each Warrant to purchase one share of Common Stock. A value of $4.65 million was allocated to the Warrants, representing the portion of the purchase price of the Units allocated to the Initial Warrants, less $0.3 million of the costs associated with the Initial Offering allocable to the Initial Warrants. A de minimis value was ascribed to the Contingent Warrants. No assurance can be given that the value allocated to the Initial Warrants will be indicative of the price at which the Initial Warrants may actually trade. Costs of $2.2 million associated with the Initial Offering have been allocated to the Series A Preferred Stock.



(3) EBITDA consists of net income (loss) before net interest, income taxes, depreciation and amortization. It is a financial performance measure commonly used to compare companies in the telecommunications industry when analyzing operating performance and leverage, and to determine a company's ability to incur and service debt. EBITDA is presented to assist in an understanding of the Company's operating results. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), net cash provided by (used for) operating activities or other consolidated income or cash flow statement data presented in accordance with generally accepted accounting principles ("GAAP") or as a measure of profitability or liquidity. EBITDA does not reflect working capital changes and includes non-interest components of other income (expense), most of which are non-recurring. These items may be considered significant components in understanding and assessing the Company's results of operations and cash flows. EBITDA may not be comparable to similarly titled amounts reported by other companies.



(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent net income (loss) before income taxes plus fixed charges, and fixed charges consist of interest expense and preferred stock dividends. For the year ended December 31, 1997, earnings were insufficient to cover fixed charges by $3.1 million. For the nine months ended September 30, 1997 and 1998 earnings were insufficient to cover fixed charges by $1.4 million and $2.4 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



INTRODUCTION



     The following discussion and analysis should be read in conjunction with the financial statements and related notes and other detailed information regarding the Company included elsewhere in this Prospectus. The discussion and analysis contains statements of a forward-looking nature relating to future events or the future financial performance of the Company. Actual events or results may differ materially from such statements. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors", which could cause actual results to differ materially from those indicated in the forward-looking statements contained herein.



     For periods prior to the formation of the Company on July 15, 1998, the financial data reflect the financial statements of Network Plus, Inc., the Company's wholly-owned subsidiary, as it was the sole operating entity.



OVERVIEW



     The Company was founded in 1990 as an aggregator of AT&T long distance services, reselling AT&T branded products primarily to small and medium-sized businesses. As an aggregator of AT&T services, customers were billed and serviced by AT&T. The Company derived its profits through 1993 by obtaining volume discounts on bulk purchases of long distance services from AT&T and passing along a portion of these discounts to its customers.



     In 1993, the Company entered into an agreement with Sprint and in 1994 began to resell Sprint telecommunications services. As a reseller of Sprint, the Company began provisioning, servicing and billing customers under the Network Plus name. Volume discounts offered by Sprint enabled the Company to offer low-cost, high quality, long distance services at favorable rates to its customers. In addition, by servicing its own customers, the Company was better able to meet customer needs and control costs.



     In mid-1996, in addition to provisioning customer traffic onto Sprint's network ("off-net" traffic) as a switchless reseller of Sprint long distance services, the Company initiated the deployment of its own long distance network and began operating as a switch-based provider in certain states, switching customer traffic on its own facilities ("on-net" traffic). The Company's decision to deploy switches was based on economic efficiencies resulting from customer concentrations and traffic patterns. Installation of telephony switches was completed in Quincy, Massachusetts in June 1996, servicing the Northeastern region of the United States, and Orlando, Florida in November 1997, servicing the Southeastern region of the United States. As a switch-based provider, the Company is able to lower its direct transmission costs. Expansion of the Company's existing network is planned in those areas of the United States in which the Company already has significant volumes of originating or terminating traffic. Additional interexchange, international and local switches are planned for installation throughout the fourth quarter of 1998 and continuing through 1999. The Company recently entered into two 20-year indefeasible right-of-use ("IRU") agreements pursuant to which it acquired 625 route miles of dark fiber (1,830 digital fiber miles). When the fiber is fully deployed and activated, it will form a redundant fiber ring connecting major markets throughout New England and the New York metropolitan area, providing the Company with significant transmission capacity. See "Business -- Network -- Current Network -- Fiber and Transport". The Company has also sold wholesale services for international traffic since 1997.



     The Company intends to continue to add services to maintain and enhance its position as an integrated communications provider ("ICP"). The Company's strategic initiatives include expanding its service offerings to include local exchange and Internet services. By providing local exchange and Internet services, the Company will offer a single-source solution for all of the telecommunica-tion needs of its customers. By expanding its service offerings, the Company believes it can improve customer retention and market share, while simultaneously reducing overall transmission costs.



     The Company sells its services through a direct retail sales force, an international wholesale sales force and a reseller and independent agent sales force. As the Company expands its network facilities, the Company intends to increase its sales force to approximately 400 members by year end 1999. The investment in the sales force, expansion of the existing network and addition of local exchange, Internet and other services will require significant expenditures, a substantial portion of which will be incurred before related revenue is realized. As these expansion plans are undertaken and the revenue base grows, periods of operating losses and negative cash flows from operations are anticipated through at least the first three quarters of 1999. See "Risk Factors -- Negative Cash Flow and Operating Losses" and "Risk
Factors -- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage".



RESULTS OF OPERATIONS



     The following table sets forth for the periods indicated certain financial data as a percentage of revenues:



                                                 THREE MONTHS     NINE MONTHS
                                                     ENDED           ENDED            YEAR ENDED
                                                 SEPTEMBER 30,   SEPTEMBER 30,       DECEMBER 31,
                                                 -------------   -------------   ---------------------
                                                 1998    1997    1998    1997    1997    1996    1995
                                                 -----   -----   -----   -----   -----   -----   -----
Revenue.......................................   100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
Direct cost of revenue........................    74.8    80.5    74.4    78.7    79.5    76.1    71.5
Revenue after direct cost.....................    25.2    19.5    25.6    21.3    20.5    23.9    28.5
Selling, general and administrative...........    29.9    23.6    25.3    22.1    26.2    25.7    36.1
Depreciation and amortization.................     1.8     1.0     1.8     0.8     1.0     0.7     0.6
Operating loss................................    (6.5)   (5.2)   (1.5)   (1.7)   (6.7)   (2.5)   (8.2)
Other income (expense)........................    (0.4)   (0.4)   (0.8)   (0.2)    3.5     4.4    16.4
Income (loss) before income taxes.............    (7.0)%  (5.6)%  (2.3)%  (1.9)%  (3.2)%   1.9%    8.2%



  THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED


     SEPTEMBER 30, 1997



     Revenue. Revenue increased 11.2% to $27.3 million for the three months ended September 30, 1998 from $24.5 million for the three months ended September 30, 1997. Revenue for the three months ended September 30, 1997 included approximately $3.1 million from two customers with whom the Company did not do business in 1998. One was a high volume, low margin customer which ceased to be a customer of the Company in December 1997, and the other was a specialized international customer with whom the Company terminated its service agreement in October 1997 due to collection problems. Exclusive of the revenue from these two former customers, revenue increased by 27.5% from period to period. The Company's customers totaled approximately 39,000 at September 30, 1998 and 29,000 at September 30, 1997. The components of revenue in each year reflect the Company's initiative to become a facilities-based services provider. In the three months ended September 30, 1998, on-net revenue and on-net billed customer minutes were 65.9% and 53.5%, respectively, of total revenue and minutes. In the three months ended September 30, 1997, the corresponding on-net revenue and minutes represented 27.3% and 23.6%, respectively, of total revenue and minutes. It is expected that long distance minutes and revenue attributable to on-net customer traffic will exceed 75% of the totals by the first quarter of 1999. The Company also anticipates that revenue growth will progressively increase through the fourth quarter of 1998 and in each quarter of 1999 as a result of a significant increase in the size of the Company's direct sales force and more extensive product offerings.



     Revenue After Direct Cost. Revenue after direct cost for the three months ended September 30, 1998 totaled $6.9 million, an increase of 43.7% from the $4.8 million earned in the corresponding period in 1997. Direct cost of revenue includes costs of origination, transport and termination of on-net and off-net traffic, exclusive of depreciation and amortization. As a percentage of revenue, revenue after direct cost increased to 25.2% in 1998 from 19.5% in 1997, reflecting the increase in on-net traffic, the reduced costs of carrying off-net traffic and a reduction in costs of originating and terminating traffic.



     On-net revenue, as described above, increased significantly as a percentage of total revenue. As a percentage of revenue, revenue after direct cost related to domestic on-net revenue greatly exceeds that of off-net revenue. That on-net percentage, however, combines domestic traffic with international wholesale traffic. As a percentage of total revenue, revenue after direct cost on international wholesale traffic is lower than the corresponding percentage for domestic traffic. International wholesale traffic is expected to grow at rates in excess of domestic traffic, which will lower the overall future revenue after direct cost as a percentage of total revenue related to on-net traffic. Costs of originating and terminating traffic have declined in part as a result of provisions mandated by the Telecommunications Act of 1996. Finally, increased competition in the long distance telecommunications industry resulted in slightly lower pricing in 1998, as compared to 1997.



     Selling, General and Administrative. Selling, general and administrative expenses increased by 41.4% to $8.2 million for the three months ended September 30, 1998 from $5.8 million for the three months ended September 30, 1997, and increased as a percentage of revenue to 29.9% from 23.6% for the corresponding periods. Within selling, general and administrative expenses, the largest component is personnel and related expenses, which combines all wages and salaries, along with commissions earned by the Company's sales force. These expenses increased by 51.7% from 1997 to 1998, reflecting an increase in the number of employees. Other expenses within selling, general and administrative expenses increased as a result of the Company's ongoing growth.



     In April 1998, the Company commenced its initiative to expand its 96-member sales force and, as of September 30, 1998, the sales force had increased to 201 members. The Company expects to further expand its sales force to approximately 300 by year end 1998 and to approximately 400 by year end 1999. Variable expenses, including commissions paid to independent marketing representatives and the provision for doubtful accounts, are expected to increase with future sales growth. In addition, the Company expects to expend a significant amount of funds through 1999 towards the recruitment of personnel, marketing, advertising and promotion, and professional services in conjunction with its growth plans and initiatives to expand its service offerings. It is expected that there will be a time lag between the incurring of these expenses and any resulting increase in revenue. See "Risk Factors -- Management of Growth".



     Depreciation and Amortization. Depreciation and amortization increased to $498,000 for the three months ended September 30, 1998 from $257,000 for the three months ended September 30, 1997, reflecting the Company's network build out and capital additions to the Company's internal computer systems. Future depreciation expense will increase as assets related to the Company's network expansion plans are placed into service.



     Interest. Interest expense, net of interest income, increased to $153,000 for the three months ended September 30, 1998 from $136,000 for the three months ended September 30, 1997. This increase resulted from interest on capital leases entered into in the latter half of 1997 to finance network additions and internal computer systems, interest incurred related to notes payable entered into in December 1997, and additional interest related to higher levels of revolving credit borrowings in 1998, offset somewhat by interest earned on investments held in September 1998.



     Income Taxes. In the three months ended September 30, 1998, income taxes of $295,000 were provided. In September 1998, the Company converted from an S Corporation to a C Corporation, and a $480,000 provision for deferred taxes was recorded to reflect the change in status. Offsetting this provision were tax credits recorded at statutory rates for both Federal and state taxes. Prior to conversion, income taxes were provided solely for state tax purposes. State income taxes in the comparable period of 1997 totaled $17,000.

     Net Loss and Net Loss Applicable to Common Stockholders. As a result of the aforementioned increases in revenue, operating expenses, depreciation and amortization, interest income and expense, the Company incurred a net loss of $2.2 million for the three months ended September 30, 1998, compared to a net loss of $1.4 million for the three months ended September 30, 1997.



     In September 1998, the Company accrued dividends to be paid in the form of additional shares of Series A Preferred Stock, totaling $450,000, and recorded $148,000 of accretion of offering expenses and discount on this preferred stock issued September 3, 1998. The resulting net loss applicable to common stockholders for the three months ended September 30, 1998 was $2.8 million, compared to a $1.4 million loss in the corresponding period in 1997.



     EBITDA. Earnings before net interest, taxes, depreciation and amortization ("EBITDA") decreased $274,000 to negative $1,255,000 for the three months ended September 30, 1998 from negative $980,000 for the three months ended September 30, 1997. This decrease was due to the changes in revenues, network development, operations and selling, general and administrative expenses discussed above.



  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997



     Revenue. Revenue increased 7.7% to $79.6 million for the nine months ended September 30, 1998 from $73.9 million for the nine months ended September 30, 1997. Revenue for the nine months ended September 30, 1997 included approximately $9.9 million from two customers, described above, with whom the Company did not do business in 1998. Exclusive of the revenue from these two former customers, revenue increased by 24.4% from period to period. The components of revenue in each year reflect the Company's initiative to become a facilities-based services provider. In the nine months ended September 30, 1998, on-net revenue and on-net billed customer minutes were 57.3% and 41.4%, respectively, of total revenue and minutes. In the nine months ended September 30, 1997, the corresponding on-net revenue and minutes represented 23.4% and 17.8%, respectively, of total revenue and minutes.



     Revenue After Direct Cost. Revenue after direct cost for the nine months ended September 30, 1998 totaled $20.4 million, an increase of 29.4% from the $15.7 million earned in the corresponding period in 1997. As a percentage of revenue, revenue after direct cost increased to 25.6% in 1998 from 21.3% in 1997, reflecting the increase in on-net traffic, the reduced costs of carrying off-net traffic and a reduction in costs of originating and terminating traffic. Costs of originating and terminating traffic have declined in part as a result of provisions mandated by the Telecommunications Act of 1996. Finally, increased competition in the long distance telecommunications industry resulted in slightly lower pricing in 1998, as compared to 1997.



     Selling, General and Administrative. Selling, general and administrative expenses increased by 22.8% to $20.1 million for the nine months ended September 30, 1998 from $16.4 million for the nine months ended September 30, 1997, and increased as a percentage of revenue to 25.3% from 22.1% for the corresponding periods. Within selling, general and administrative expenses, the largest component is personnel and related expenses, which combines all wages and salaries, along with commissions earned by the Company's sales force. These expenses increased by 25.5% from 1997 to 1998, reflecting an increase in the number of employees. In April 1998, the Company commenced its initiative to expand its 96-member sales force, and as of September 30, 1998, the sales force had increased to 201 members. Other expenses within selling, general and administrative expenses increased as a result of the Company's ongoing growth.



     Depreciation and Amortization. Depreciation and amortization increased to $1,449,000 for the nine months ended September 30, 1998 from $581,000 for the nine months ended September 30, 1997, reflecting the Company's network build out and capital additions to the Company's internal computer systems.

     Interest. Interest expense, net of interest income, increased to $719,000 for the nine months ended September 30, 1998 from $253,000 for the nine months ended September 30, 1997. This increase resulted from interest on capital leases entered into in the latter half of 1997 to finance network additions and internal computer systems, interest incurred related to notes payable entered into in December 1997, and additional interest related to higher levels of revolving credit borrowings in 1998, offset somewhat by interest earned on investments held in September 1998.



     Income Taxes. In the nine months ended September 30, 1998, income taxes of $429,000 were provided. In September 1998, the Company converted from an S Corporation to a C Corporation, and a $480,000 provision for deferred taxes was recorded to reflect the change in status. Offsetting this provision were tax credits recorded at statutory rates for both Federal and state taxes. Prior to conversion, income taxes were provided solely for state tax purposes. State income taxes in the comparable period of 1997 totaled $42,000.



     Net Loss and Net Loss Applicable to Common Stockholders. As a result of the aforementioned increases in revenue, operating expenses, depreciation and amortization, net interest expense, the Company incurred a net loss of $2.3 million for the nine months ended September 30, 1998, compared to a net loss of $1.4 million for the nine months ended September 30, 1997.



     In September 1998, the Company accrued dividends to be paid in the form of additional shares of Series A Preferred Stock totaling $450,000 and recorded $148,000 of accretion of offering expenses and discount on this preferred stock issued September 3, 1998. The resulting net loss applicable to common stockholders for the nine months ended September 30, 1998 was $2.9 million, compared to a $1.4 million loss in the corresponding period in 1997.



     EBITDA. EBITDA increased $894,000 to $324,000 for the nine months ended September 30, 1998 from negative $570,000 for the nine months ended September 30, 1997. This increase was due to the changes in revenues, network development, operations and selling, general and administrative expenses discussed above.



  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996



     Revenue. Revenue increased by 30.7% to $98.2 million in 1997 from $75.1 million in 1996, primarily related to an increase in the Company's customer base. The Company's customers totaled approximately 30,000 at the end of 1997 and 19,000 at the end of 1996. Revenue in 1996 also included approximately $1.8 million related to the amortization of credits received through AT&T sales promotions on three-year contracts that were fully amortized by year end 1996.



     Revenue After Direct Cost. Revenue after direct cost increased to $20.1 million in 1997 from $17.9 million in 1996, a 12.1% increase, but declined as a percentage of revenue to 20.5% in 1997 from 23.9% in 1996. The decline as a percentage of revenue resulted from several factors. Revenue after direct cost in 1996 included $1.8 million of nonrecurring revenue derived from the amortization of the AT&T credits described above. In mid-1996, the Company began to operate its own network, incurring start up costs related to investment in these facilities. The first network switch, deployed in Quincy, Massachusetts in June 1996, did not begin to carry any significant traffic until late 1996. A second switch, deployed in Orlando, Florida in November 1997, did not carry any significant traffic in 1997. In 1997, the Company began to transmit international traffic through the Quincy switch, which generates percentages significantly below domestic on-net traffic. In addition, initiatives undertaken to provision existing customer traffic from off-net to on-net generally did not commence until the latter part of 1997 and, consequently, the improved percentages generated by on-net traffic did not significantly impact the results for the year. Finally, increased competition in the long distance telecommunications industry resulted in slightly lower pricing in 1997, as compared to 1996.



     Selling, General and Administrative. Selling, general and administrative expenses increased by 33.7% to $25.7 million in 1997 from $19.2 million in 1996, and increased as a percentage of revenue to 26.2% in 1997 from 25.6% in 1996. Personnel and related expenses, the largest component of selling, general and administrative expenses, decreased by 1.5% from 1996 to 1997. A decrease in the direct sales force was principally offset by an expansion of administrative services, including customer service and provisioning personnel, to support the revenue growth. Sales offices were added in 1997 in conjunction with the November 1997 deployment of the Company's switch in Orlando, Florida. Other selling, general and administrative expenses also increased as a result of the revenue and personnel growth, including rent and utilities for additional offices and commissions paid to independent marketing representatives. The provision for doubtful accounts increased by $3.0 million in 1997 from 1996, principally relating to two former customers and an increase in the estimate of the bad debt reserve proportionate to the increase in revenue. In November 1997, the Company fully provided for the receivables from these two former customers. The Company ceased its relationship with one of these customers based upon diminishing payment experience and the customer's inability to provide worthy collateral. Subsequently, this former customer ceased operations. The other customer's receivable was fully reserved when a collection arrangement was not honored and additional disputes arose.



     Depreciation and Amortization. Depreciation and amortization expense increased to $994,000 in 1997 from $533,000 in 1996 as a result of capital additions for the Company's network build-out and internal computer systems. The Company's internal computer hardware was significantly upgraded in November 1997. Future depreciation expense will increase as assets related to the Company's network expansion plans are placed into service.



     In August 1997, upon review of the Company's experience and expectations for upgrades and replacement of equipment and publicly available industry data on useful lives applied by other telecommunications companies for similar equipment, the Company changed its estimate of the useful life of its switching equipment from 12 years to 5 years. Depreciation expense in the nine months ended September 30, 1997 was approximately $114,000 less than what would have otherwise been reported had the change been previously made.



     Interest. Interest expense, net of interest income, increased from $217,000 in 1996 to $471,000 in 1997. This interest relates to a higher level of revolving credit borrowings in 1997, interest on capital leases entered into in the latter half of 1997 and interest incurred related to notes payable entered into in December 1997.



     Other Income (Expense). Other income totaled $3.9 million in 1997 and $3.5 million in 1996, both principally related to warrants, as follows. In 1995, four separate warrants to purchase a total of 1,365,000 shares of Tel-Save Holdings, Inc. ("Tel-Save") common stock (after reflecting stock splits through December 31, 1997) were received as partial consideration from a sale of rights to service certain of the Company's customers. During 1996, the Company met the requirements to exercise the first three of those warrants, entitling the Company to purchase 1,050,000 shares of Tel-Save common stock. In 1996, the first warrant, for 600,000 shares, was exercised and common stock related to that warrant was sold by the Company, resulting in net proceeds and other income of $1.4 million. The remainder of the warrants that became exercisable in 1996 were valued at approximately $2.1 million at December 31, 1996.



     During 1997, the second and third warrants were exercised and other income of $3.8 million was recorded in the fourth quarter of 1997 related to these warrants.



     Net Loss. As a result of the aforementioned increases in revenue, operating expenses, depreciation and amortization, interest income and expense, the Company incurred a net loss of $3.2 million for the year ended December 31, 1997, compared to net income of $1.4 million for the year ended December 31, 1996.



     EBITDA. EBITDA was negative $1.7 million for the year ended December 31, 1997 compared to positive $2.2 million for the year ended December 31, 1996. This decline was due to the changes in revenue, network development, operations and selling, general and administrative expenses and other income discussed above.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995



     Revenue. Revenue increased by 53.2% to $75.1 million in 1996 from $49.0 million in 1995, primarily related to an increase in the customer base. The Company's customers totaled approximately 19,000 at the end of 1996 and 9,000 at the end of 1995. In 1995, the Company's revenue was entirely generated from off-net traffic. In 1996, the Company installed its first network switch, but less than 1% of 1996 revenue was generated on-net. Revenue in 1996 and 1995 also included approximately $1.8 million and $3.3 million, respectively, related to the amortization of credits received through AT&T sales promotions.



     Revenue After Direct Cost. Revenue after direct cost increased to $17.9 million in 1996 from $14.0 million in 1995, a 28.4% increase, but declined as a percentage of revenue to 23.9% in 1996 from 28.5% in 1995. The decline as a percentage of revenue resulted from the inclusion of non-recurring AT&T credits of $3.3 million in 1995 as compared to $1.8 million in 1996. Also contributing to the percentage decline were start up costs in 1996 related to the installation of the Company's first network switch, which was deployed in June 1996.



     Selling, General and Administrative. Selling, general and administrative expenses increased by 8.6% to $19.2 million in 1996 from $17.7 million in 1995, but decreased as a percentage of revenue to 25.6% in 1996 from 36.1% in 1995. Personnel and related expenses, the largest component of selling, general and administrative expenses, decreased by 6.7% from 1995 to 1996, reflecting a decrease in the direct retail sales force. Other selling, general and administrative expenses increased as a result of revenue growth.



     Depreciation and Amortization. Depreciation and amortization increased to $539,000 in 1996 from $276,000 in 1995, related to $2.1 million of capital expenditures in 1996, including $1.5 million for switching equipment.



     Interest Expense. In 1996, when the Company entered into and first began to borrow under its Former Bank Credit Facility (as defined below), net interest expense resulted, totaling $217,000. In 1995, the Company did not have any revolving credit borrowings and generated interest income, net of interest expense on long-term debt, of $162,000.



     Other Income. Other income totaled $3.5 million in 1996 and $7.9 million in 1995. In 1995, the Company sold the right to service certain of its customers to other telecommunications companies for cash totaling approximately $8.4 million, recorded as other income, and warrants to purchase shares of Tel-Save common stock. No value was ascribed to the warrants in 1995. In 1996, $1.4 million of other income was related to the exercise of warrants and subsequent sale of Tel-Save common stock. An additional $2.1 million was recorded as other income primarily related to the value ascribed to additional warrants that became exercisable in 1996.



     Net Income. As a result of the aforementioned increases in revenue, operating expenses, depreciation and amortization, and interest income and expense, net income decreased $2.3 million, or 62%, to $1.4 million for the year ended December 31, 1996, from $3.7 million for the year ended December 31, 1995.



     EBITDA. EBITDA was $2.2 million for the year ended December 31, 1996 compared to $4.1 million for the year ended December 31, 1995. This decrease was due to the changes in revenue, network development, operations and selling, general and administrative expenses and other income discussed above.

QUARTERLY RESULTS



     The following table sets forth certain unaudited financial data of the Company for each of the quarters in 1996 and 1997 and for the first three quarters of 1998. This information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of results to be expected for any future period. Income taxes are included in other income (expense), net.



                                                                   QUARTER ENDED
                                                  ------------------------------------------------
                                                  MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                                                    1996         1996         1996         1996
                                                  ---------    --------     ---------    --------
                                                                   (IN THOUSANDS)
Revenue.........................................   $17,128      $17,782      $18,687      $21,538
Direct cost of revenue..........................    13,865       12,901       13,909       16,533
Selling, general and administrative.............     5,137        4,468        4,346        5,273
Depreciation and amortization...................       105          130          136          168
                                                   -------      -------      -------      -------
Operating income (loss).........................    (1,979)         283          296         (436)
Interest income.................................        21           16           20           37
Interest expense................................       (62)         (83)         (85)         (84)
Other income (expense), net.....................         7           23        1,400        2,100
                                                   -------      -------      -------      -------
Net income (loss)...............................   $(2,013)     $   239      $ 1,631      $ 1,617
                                                   =======      =======      =======      =======



                                                                   QUARTER ENDED
                                                  ------------------------------------------------
                                                  MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                                                    1997         1997         1997         1997
                                                  ---------    --------     ---------    ---------
                                                                   (IN THOUSANDS)
Revenue.........................................   $24,740      $24,641      $24,540      $24,288
Direct cost of revenue..........................    19,110       19,330       19,753       19,913
Selling, general and administrative.............     5,127        5,440        5,803        9,334
Depreciation and amortization...................       156          168          257          413
                                                   -------      -------      -------      -------
Operating income (loss).........................       347         (297)      (1,273)      (5,372)
Interest income.................................        22           38           17            9
Interest expense................................       (83)         (93)        (154)        (227)
Other income (expense), net.....................        (9)          20           19        3,845
                                                   -------      -------      -------      -------
Net income (loss)...............................   $   277      $  (332)     $(1,391)     $(1,745)
                                                   =======      =======      =======      =======



                                                            QUARTER ENDED
                                                  ----------------------------------
                                                  MARCH 31,    JUNE 30,    SEPT. 30,
                                                    1998         1998        1998
                                                  ---------    --------    ---------
                                                            (IN THOUSANDS)
Revenue.........................................   $25,202     $27,103      $27,283
Direct cost of revenue..........................    18,836      19,992       20,406
Selling, general and administrative.............     5,544       6,391        8,164
Depreciation and amortization...................       468         483          498
                                                   -------     -------      -------
Operating income (loss).........................       354         237       (1,785)
Interest income.................................         3           9           50
Interest expense................................      (285)       (293)        (203)
Other income (expense), net.....................        12        (109)        (263)
                                                   -------     -------      -------
Net income (loss)...............................   $    84     $  (156)     $(2,201)
                                                   =======     =======      =======

     The Company could experience quarterly variations in revenue and operating income as a result of many factors, including the introduction of new services by the Company, actions taken by competitors, the timing of the acquisition or loss of customers, the timing of additional selling, general and administrative expenses incurred to acquire and support new or additional business and changes in the Company's revenue mix among its various service offerings. Many of the factors that could cause such variations are outside of the Company's control. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter could adversely affect the Company's operating results for that quarter.



LIQUIDITY AND CAPITAL RESOURCES



  OVERVIEW OF HISTORICAL CASH REQUIREMENTS



     Since commencing operations in 1990, the Company has experienced significant growth. Prior to 1994, the Company operated solely as an aggregator of AT&T services and funded its growth principally with cash provided from operating activities. In 1994, the Company became a reseller of Sprint services, requiring additional funding to support the development of an infrastructure to support provisioning, billing and servicing of customers billed under the Network Plus name. Cash requirements in 1994 and 1995 were financed primarily by cash credits received in 1993 and 1994 under AT&T promotions and by the sales of the right to service certain of the Company's customers to other telecommunications companies in 1995. These sales resulted in the receipt by the Company of a cash payment of $8.4 million and warrants to purchase common stock of Tel-Save. In 1996, the Company further expanded its infrastructure and began to deploy its own network. To support 1996 cash requirements, NPI entered into a $7.0 million revolving credit agreement with Fleet National Bank ("Fleet") and a term loan for $1.0 million with Fleet to allow for its initial purchase of network facilities, and entered into a financing transaction involving the sale and lease back of the Quincy switch. Cash flows in 1996 were supplemented by the exercise of Tel-Save warrants and the subsequent sale of the underlying common stock, resulting in total net proceeds of $1.4 million.



     In 1997, the Company continued to expand its network and infrastructure. In addition, $3.6 million was expended to exercise additional warrants for common stock of Tel-Save. Cash needs in 1997 were met through the addition of capital leases, including a financing transaction involving the sale and lease back of the Company's two switches, utilization of a revolving credit facility, refinancing of a portion of accounts payable to Sprint into a short-term promissory note (the "Sprint Note") and receipt of loans totaling $1.8 million from the Company's stockholders (the "Stockholder Loans").



     On May 1, 1998, NPI entered into a $23.0 million revolving credit agreement with Fleet (the "Former Bank Credit Facility"). Borrowings under this line were used to repay the Sprint Note and the Stockholder Loans.



FINANCIAL CONDITION



     Total assets were $54.2 million at September 30, 1998 compared to $35.6 million at December 31, 1997 and $22.9 million at December 31, 1996. Accounts receivable increased by $2.0 million from 1996 to 1997, related to revenue growth, and declined by $2.0 million in the first nine months of 1998 due to improved collections. Prepaid expenses, other current assets, and accrued liabilities all increased in relation to revenue growth. Accounts payable fluctuations were due to timing of payments.



     Investments represent the value ascribed to the exercised Tel-Save warrants. The investment was liquidated for cash in the amount of $9.5 million in June 1998 and was valued at December 31, 1997 at the amount of cash received. At December 31, 1996, the investment was valued at $2.1 million using a Black-Scholes valuation model.

     Property and equipment totaled $10.7 million at September 30, 1998, $7.0 million at December 31, 1997, and $3.1 million at December 31, 1996. Capital expenditures in the first nine months of 1998 totalled $5.2 million, principally related to payments made toward switches and network equipment being installed in the fourth quarter. The increase in property and equipment in 1997 relates primarily to approximately $2.5 million in network additions and $1.9 million in computer equipment additions, net of depreciation, both of which were financed through capital leases entered into in 1997. Upon entering into the capital lease for the network equipment, the Company repaid a term loan entered into in 1996. Property and equipment is expected to grow through 1998 and beyond, as the Company adds additional switches and other equipment to its existing network.



     The Company owns its switches, located in Quincy, Massachusetts and Orlando, pursuant to a sale-leaseback arrangement with Chase Equipment Leasing, Inc. The Company initially purchased the switches for an aggregate purchase price of $3.5 million and subsequently transferred title to the switches to its lender and leased back the switches for five years. At the end of the lease term, the Company has the option to purchase the switches for nominal consideration. Payments under this lease arrangement totalled approximately $68,000 in 1997 and require ongoing payments of approximately $68,000 per month. The Company received a waiver from the lender for a violation of a financial covenant under its capital leases which requires no two consecutive quarters with net losses. The Company continues to classify a portion of the capital lease as non-current based on the expectation that the Company will refinance the obligations.



     During 1997, additional capital was required to continue to expand the Company's business. Additional liquidity was achieved by the issuance of notes payable. In December, the Company issued a promissory note to Sprint for the repayment of $4.6 million previously classified as accounts payable. The note's maturity was September 1998. The note's remaining balance of $3.7 million was repaid on May 1, 1998 from borrowings under the Former Bank Credit Facility in effect at that time, as described below. In December 1997, the Company borrowed $1.8 million pursuant to the Stockholder Loans. Interest was paid monthly at the prevailing prime rate. The Stockholder Loans, including accrued interest, were also repaid on May 1, 1998.



     In January 1996, NPI entered into a revolving credit agreement with Fleet, which provided for borrowings of up to $7.0 million, including letters of credit. This agreement was due to expire on May 31, 1998 and was refinanced in May 1998, as described below. Borrowings under this line in excess of $5.0 million were subject to a formula-based arrangement based upon a percentage of accounts receivable. Interest was payable monthly at Fleet's prime rate or available LIBOR options. The maximum borrowings under the agreement in 1997 and 1996 were $5.0 million and $3.0 million, respectively. At December 31, 1996 the loan balance was $2.0 million, with no outstanding letters of credit. At December 31, 1997, the loan balance was $4.5 million, with letters of credit of $120,000 outstanding.



     Cash provided by operating activities in the first nine months of 1998 totaled $7.6 million, principally due to the $9.5 million received in late June related to the Tel-Save warrant settlement, offset by working capital changes. At September 30, 1998, outstanding letters of credit totaled $1.2 million.



     On May 1, 1998, NPI entered into the Former Bank Credit Facility with Fleet and terminated the previously existing agreement. This agreement was in turn terminated on October 7, 1998 upon entering into a new revolving credit agreement, described below. The Former Bank Credit Facility had a term of three years and provided for borrowings of up to $23.0 million, subject to a formula-based arrangement based upon a percentage of accounts receivable. Interest was payable monthly at Fleet's prime rate or, at the Company's option, 1.75% above prevailing LIBOR rates. Proceeds from this financing were used to repay the Sprint Note and the Stockholder Loans. At September 30, 1998, there were no borrowings under the Former Bank Credit Facility, with letters of credit of $1.2 million outstanding.

     In August 1998, the Company paid a dividend in the aggregate amount of $5.0 million. As a result, $2.5 million was distributed to each of Robert T. Hale and Robert T. Hale, Jr. Following receipt of the dividend, Robert T. Hale, Jr. reinvested $1.9 million in the Company (representing approximately the distribution to Robert T. Hale, Jr., net of his estimated tax liability resulting from such distribution), in the form of a long-term loan to the Company; such loan, including interest, will be payable 10 days after the redemption of the Series A Preferred Stock. The dividend distribution was funded out of existing cash resources and the Fleet revolving credit facility. See "Description of Certain Indebtedness" and "Certain Transactions".



     The Company consummated the offering of Units including the Original Preferred Shares (the "Initial Offering") on September 3, 1998. The net proceeds to the Company of the Initial Offering, after deducting commissions and offering expenses, were approximately $37.5 million. The Company used $9.8 million of the net proceeds of the Initial Offering to pay down borrowings under the Fleet agreement. The Company expects to use the remainder of the net proceeds to finance the Company's anticipated expansion, including the expansion of its local telecommunications infrastructure, information technology systems and sales force; and for working capital.



     Prior to the Initial Offering, the Company was an S Corporation and, as a result, did not pay corporate Federal income taxes. Instead, the Company's stockholders were liable for their share of taxes in respect of the Company's taxable income. The Company had similar tax status in certain states that recognize S Corporation status. Accordingly, each year prior to 1998 the Company distributed, and for the period prior to September 1998 the Company will distribute, to its stockholders cash in amounts sufficient to enable the Company's stockholders to pay Federal and state taxes on income of the Company attributable to the stockholders and related tax preparation expenses. During the years ended December 31, 1997, 1996 and 1995, the Company distributed an aggregate of $601,000, $1.2 million and $1.9 million, respectively, to its stockholders.



     Dividends on the Series A Preferred Stock occurring on or before September 1, 2003 may be paid, at the Company's option, either in cash or by allowing such dividends to be issued in the form of additional preferred stock. It is not anticipated that the Company will pay any dividends in cash for any period ending on or prior to September 1, 2003.



     On October 7, 1998, the Company entered into a loan agreement with Goldman Sachs Credit Partners L.P. and Fleet (the "New Revolving Credit Facility"), concurrent with the closing of which the Company terminated the Former Bank Credit Facility. The New Revolving Credit Facility has a term of 18 months. Under the New Revolving Credit Facility, $30 million of the $60 million is available based upon a percentage of accounts receivable. Interest is payable monthly at one percent above the prime rate. The New Revolving Credit Facility requires the Company, among other things, to meet minimum levels of revenues and earnings before interest, taxes, depreciation and amortization, and not to exceed certain customer turnover levels and debt to revenue ratios. See "Description of Certain Indebtedness -- New Revolving Credit Facility".



     The Company's ability to meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company estimates that, for 1998 and 1999, capital required for expansion of its infrastructure and services and to fund negative cash flow will be approximately $140 million. The Company believes that its current cash resources and available cash from the New Revolving Credit Facility (see "Description of Certain Indebtedness"), together with the proceeds of the Initial Offering, will be sufficient to fund the Company's operating losses and planned capital expenditures through the 18-month term of the New Revolving Credit Facility. The Company believes it will be in compliance with all covenants under the New Revolving Credit Facility throughout its term. The Company does not expect to have sufficient available cash to repay such facility at maturity. Accordingly, the Company expects that it will be required to refinance the full $60.0 million of such facility. The Company currently expects to have additional financing requirements beyond the maturity date of the New Revolving Credit Facility. To meet its future financing requirements, sources of funding may include public offerings or private placements of equity or debt securities, bank loans, capital leases and additional capital contributions from new or existing stockholders. The Company may be required to apply all or a portion of any such financing to redeem all or a portion of the Series A Preferred Stock. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on a timely basis, on terms acceptable to the Company, and within the limitations contained in the Company's commercial lending agreements and the Certificate of Designation. Failure to obtain such financing could result in the delay or abandonment of the Company's development and expansion plans and could have a material adverse effect on the Company.



EXPANSION OF SERVICES AND FUTURE CASH REQUIREMENTS



     The Company's strategic initiatives include the deployment of additional long distance and international switches, the deployment of local switches, the offering of new services such as local exchange and Internet access services, the expansion of its sales force and other personnel and significant investment in its information technology systems. These initiatives will require a substantial amount of capital for, but not limited to, the installation of network switches and related equipment, fiber, personnel additions and funding of operating losses and working capital.



     The Company believes that net proceeds from the Initial Offering, together with cash flow generated from operations and borrowings available under the New Revolving Credit Facility, will be sufficient to fund the Company's working capital needs, planned capital expenditures and interest expense through the 18-month term of the New Revolving Credit Facility. The actual amount of capital expenditures and the timing of such expenditures will depend on several factors, including equipment and fiber availability, economic conditions, competition and regulatory developments. The Company may also require additional financing, which may include public or private debt and equity financings, to enter into strategic alliances, acquire assets or businesses or make investments toward achieving its strategic objectives. There can be no assurance, however, that the Company will be able to raise sufficient funds or do so on acceptable terms. Failure to obtain such financings could result in the delay or abandonment or the Company's development and expansion plans. Furthermore, there can be no assurance that actual capital needs and expenditures will not be significantly higher than the Company's current estimates. See "Risk Factors -- Negative Cash Flow and Operating Losses" and "Risk Factors -- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage".



IMPACT OF YEAR 2000



  YEAR 2000 COMPLIANCE



     Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is currently accessing the implication of Year 2000 issues on operations, in order to determine the extent to which the Company may be adversely affected. The Company expects to finish the assessment process by December 31, 1998. Based on the internal assessment, which is substantially complete, the Company believes that the majority of its software applications will be Year 2000 compliant by June 30, 1999. However, there can be no assurance that all systems will function adequately beginning in the year 2000. There can also be no assurance that the Company will not incur significant unanticipated costs in achieving Year 2000 compliance. Though limited testing of systems has been performed to date, the Company had developed its systems with Year 2000 in mind, thus minimizing its impact. The Company may conduct further testing and/or an external audit following the conclusion of its internal assessment. To date there have been a limited number of hours devoted to Year 2000 issues, with no additional cost expended in systems upgrades directly relating to Year 2000 issues. Present estimates for further expenditures of both employee time and expenses to address Year 2000 issues are not expected to have a material impact on the operations and cash flows of the Company. All expenditures will be expensed as incurred and they are not expected to have a significant impact on the Company's ongoing results of operations.

     If the hardware or software comprising the Company's network elements acquired from third-party vendors, the software applications of the long distance carriers, local exchange carriers or others on whose services the Company depends or with whom the Company's systems interface, or the software applications of other suppliers, are not Year 2000 compliant, it could affect the Company's systems, which could have a material adverse effect on the Company. The Company is undertaking an informal survey of the Year 2000 compliance status of its suppliers, with responses indicating Year 2000 compliance at this time. In addition, the Company has reviewed the following information concerning Sprint, solely as disclosed in its public filings. The Year 2000 issue may affect the systems and applications of Sprint's customers, vendors or resellers, such as the Company. Sprint has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. Sprint expects to substantially complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year-end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. If compliance is not achieved in a timely manner by Sprint or any significant related third party, the Year 2000 issue could have a material adverse effect on the Company's operations.



     Based on its assessments to date, the Company believes that it will not experience any material disruption as a result of Year 2000 issues in internal processes, information processing or interface with key customers, or with processing orders and billing. At present, the Company has not developed contingency plans but intends to determine whether to develop any such plan by March 1, 1999. There can be no assurance that Year 2000 issues will not have a material adverse effect on the Company's business, results of operations and financial condition.

                                    BUSINESS

THE COMPANY

  OVERVIEW


     Network Plus, founded in 1990, is a facilities-based integrated communications provider ("ICP") offering switched long distance, data and enhanced telecommunications services. The Company's customers consist primarily of small and medium-sized businesses located in major markets in the Northeastern and Southeastern regions of the United States. The Company also provides international wholesale transport and termination services to major domestic and international telecommunication carriers. In addition, the Company intends to offer local services on a commercial basis in certain states beginning in late 1998. As of September 30, 1998, the Company served over 39,000 customers representing in excess of 180,000 access lines and 30,000 toll-free numbers. All customers are directly invoiced by the Company on a Network Plus bill. As of September 30, 1998, the Company had a 201-person sales force located in 12 regional offices, and in 1997 had total revenue of $98 million. In July 1998, Network Plus Corp. was incorporated in Delaware as a holding company. All of the Company's operations continue to be conducted through its Massachusetts operating subsidiary, Network Plus, Inc.



     The Company purchases network components where justified by the volume of originating and terminating traffic and leases components where it has a more limited volume of such traffic. The Company has switches in Quincy, Massachusetts and Orlando, and intends to add switches throughout the remainder of 1998 and continuing through 1999 in Atlanta, Chicago, Los Angeles and New York City as well as multiple local traffic switches in the Northeastern and Southeastern regions of United States. In September 1998, over 60% of the Company's revenue was generated by customer traffic carried on its network, and the Company expects this percentage to increase as the Company further expands its facilities-based infrastructure. The Company recently entered into two 20-year indefeasible right-of-use ("IRU") agreements pursuant to which it acquired 625 route miles of dark fiber (1,830 digital fiber miles), that, when fully deployed and activated, will form a redundant fiber ring connecting major markets throughout New England and the New York metropolitan area and provide the Company with significant transmission capacity.


     The Company believes that, because of its large and highly focused sales force and superior customer support, the Company will be successful in rapidly acquiring new customers, continuing to migrate "off-net" long distance customers to its network, cross-selling local services to its existing long distance customers and maintaining a high rate of customer retention. The compounded annual growth rate for the number of customers from year end 1994 to year end 1997 was 68%.

     The Company's business strategy is to leverage its eight-year operating history, existing customer base and substantial in-region experience to (i) be a one-stop ICP offering a comprehensive array of bundled voice and data solutions,
(ii) acquire and retain market share through its direct sales force and focused customer service, (iii) enhance its facilities-based infrastructure where economically advantageous and continue the migration of traffic to its network,
(iv) build and retain market share through advanced technologies and an advanced operational support system, (v) target the underserved market of small and medium-sized businesses, with a focus on the Northeastern and Southeastern regions of the United States, (vi) increase international wholesale sales and
(vii) expand through strategic acquisitions and alliances.

  NETWORK INFRASTRUCTURE

     The Company pursues a capital-efficient network deployment strategy that involves owning switches and acquiring or leasing fiber optic transmission facilities on an incremental basis to satisfy customer demand. The Company believes that its switch-based, lease-or-acquire transport strategy provides significant competitive advantages. By owning network components, the Company is able to generate higher operating margins and maintain greater control over its network operations. The Company structures its network expansion decisions in a manner designed to (i) reduce up-front capital expenditures required to enter new markets, (ii) avoid the risk of stranded investment in under-utilized fiber networks and (iii) enter markets and generate revenue and positive cash flow more rapidly than if the Company first constructed its own facilities. Where market penetration does not economically justify the deployment of its own network, the Company utilizes the networks of alternative carriers.


     In addition to its 625 route miles of dark fiber, Network Plus currently owns and maintains (i) a Northern Telecom, Inc. ("Nortel") international gateway and interexchange switch in Quincy, Massachusetts, and (ii) a Nortel interexchange switch in Orlando. The Company is currently deploying both a Nortel international gateway and interexchange switch in Los Angeles and a Nortel interexchange switch in Chicago. The Company has a Network Operations Center in Quincy, Massachusetts, which monitors the Company's entire network from a central location, increasing the security, reliability and efficiency of the Company's operations. The Company is also planning the deployment of local switching facilities throughout the Northeastern and Southeastern regions of the United States. The Company intends to further expand its network in geographic areas where customer concentrations or traffic patterns make expansion economically advantageous.


  SERVICES


     Network Plus offers retail telecommunications services primarily to small and medium-sized businesses. Retail offerings currently include long distance and toll-free services (both with and without Advanced Intelligent Network ("AIN") features), multiple access options, calling and debit card, paging, data, and custom management control features. The Company plans to add local exchange services, Internet services and additional AIN features in the latter part of 1998 and into 1999. The Company also offers international wholesale services primarily to interexchange carriers ("IXCs") and international telecommunications carriers. In September 1998, retail and wholesale offerings accounted for approximately 73% and 27%, respectively, of the Company's total revenue.


  LARGE AND GROWING SALES FORCE


     As of September 30, 1998, Network Plus had a 201-member, highly focused sales force consisting of a 190-person direct retail sales force, a six-person international wholesale sales force and a five-person agent and reseller sales force. The Company's sales approach is to build long-term relationships with its customers, with the intent of becoming the single-source provider of their telecommunications services. The Company trains its sales force in-house with a customer-focused program that promotes increased sales through both customer attraction and customer retention. All members of the sales force are given incentives through a commission structure under which commissions are paid on an ongoing basis for as long as the customer continues to purchase services from the Company. This "lifetime residual" is intended to motivate the sales force to remain actively involved with customers and participate in the customer retention and support process. The Company believes that this customer support-focused commission structure and in-house training are unique in the industry and provide the Company with a competitive advantage in attracting and retaining customers. The sales force currently is located in eight offices and, by year end 1999, the Company intends to open additional sales offices and expand its sales force to approximately 400 members. The Company expects that it will continue to utilize a modular sales force structure and that existing employees with substantial sales experience will manage new sales offices, ensuring a continuation of the Company's customer-focused culture. The Company's sales force director, regional sales directors, branch managers and team leaders have an average employment tenure of over five years with the Company.


  MANAGEMENT

     Robert T. Hale, Jr., the Company's President, Chief Executive Officer, Director and co-founder, has more than 10 years of experience in the telecommunications industry. Robert T. Hale, the Company's Chairman and co-founder, has more than eight years of experience in the telecommunications industry, is a Director and former Chairman of the 600-member Telecommunications

Reseller Association ("TRA") and has been Chairman of the TRA's Underlying Carrier Committee since 1992. Network Plus's eight-member Executive Officer group has an average employment tenure of more than three years with the Company and an average of over 11 years of experience in the telecommunications industry. The Company believes that the quality, tenure and teamwork of its management team will be critical factors in the implementation of its expansion strategy.

MARKET OPPORTUNITY


     As a result of the Telecommunications Act of 1996 (the "Telecommunications Act") and other federal, state and international initiatives, numerous telecommunications markets have been opened to competition. In addition, the increasing globalization of the world economy, along with an increased reliance on data transmission and Internet access, has expanded the traditional telecommunications markets. After completing its planned expansion, the Company expects to have 18 sales offices in 12 states in the Northeastern and Southeastern regions of the United States. According to New Paradigm Resources Group, Inc., at year end 1996 there were approximately 8.7 million business lines in the Company's markets in the Northeastern region (the New England states, New York and New Jersey) and 4.8 million business lines in the Company's markets in the Southeastern region (Florida, Georgia, North Carolina, South Carolina and Tennessee). The Company anticipates significant demand for its services, based on its belief that small and medium-sized businesses are not aggressively targeted by large providers and are underserved with respect to customer service and support.


BUSINESS STRATEGY


     Network Plus intends to undertake an aggressive growth strategy to meet its goal of becoming the ICP of choice providing one-stop telecommunications solutions to customers in its markets. The Company's future success will depend upon its ability to implement this strategy. Unlike many emerging telecommunications companies, the Company has an eight-year operating history. The Company believes that the collective talent and telephony experience of its management and employee base provide a competitive advantage and position the Company to effectively implement its growth strategy, which includes the following:


  PROVIDE INTEGRATED TELECOMMUNICATIONS SERVICES

     A key element in the Company's growth will be the implementation of a marketing and operating plan that emphasizes an integrated voice and data telecommunications solution. To a large extent, customers the Company expects to target have not previously had the opportunity to purchase bundled services from a single provider. The Company believes that these customers will prefer one source for all of their telecommunications requirements, including products, billing and service. The Company intends to be the single source of, and provide a consolidated bill for, integrated local, long distance and other telecommunications services, in addition to providing a single point of contact for customer service, product inquiries, repairs and billing questions. The Company believes that one-stop integrated communications services will enable it to further penetrate its existing markets, expand its customer base, capture a larger portion of its customers' total expenditures on telecommunication services and increase customer retention.

  EXPAND SALES FORCE AND FOCUS ON CUSTOMER SERVICE


     The Company intends to significantly expand its sales force to both acquire and support a growing customer base. The Company's sales force consisted, as of September 30, 1998, of 201 members and is expected to grow to approximately 400 by year end 1999. To support its customer base, the Company provides customer service 24 hours per day, 365 days per year, and estimates that its customer service representatives currently have an average response time for answering incoming calls of under 15 seconds. In addition, the commission structure of the Company's direct retail sales force is designed to promote a high level of ongoing customer care and to assure that the sales staff remains actively involved in the customer service process. Similarly, the compensation of customer support personnel is designed to promote a high level of ongoing customer care and retention. The Company believes that its sales and customer service processes have resulted in a customer retention rate that is higher than that of many competitors and differentiate the Company as a customer-focused ICP, giving it a competitive advantage.

  ENHANCE FACILITIES-BASED INFRASTRUCTURE


     The Company intends to continue migration of customer traffic to its own network and to cross-sell new services, such as local service, to its customers. Expansion of the Company's facilities-based infrastructure with fiber and switches will increase the proportion of telecommunications traffic that is originated or terminated on its network, which the Company believes will result in higher long-term operating margins and greater control over its network operations. The Company's approach to network design is structured to minimize the capital investment necessary to provide service, avoid spending capital where not economically justifiable, better match the commitment of capital to the onset of revenue-generating activities and generate cash flow more quickly. Throughout the remainder of 1998 and continuing through 1999, the Company intends to enhance its facilities by purchasing and installing numerous Nortel and Lucent switches. See "-- Network -- Anticipated Network Expansion".


  CONTINUE INVESTING IN ADVANCED TECHNOLOGIES AND AN ADVANCED OPERATIONAL SUPPORT SYSTEM

     Network Plus expects to continue to invest in advanced technologies that provide strategic advantages by integrating the Company's network facilities with its operational support system ("OSS") to enhance service response time. The Company intends to deploy Nortel's Service Builder throughout its network infrastructure, which will elevate the Company's network from a state-of-the-art SS7 network to a next-generation intelligent network. Service Builder will also permit the rapid deployment of "designer" intelligent network products and services such as nationwide "follow me" numbers and Time-of-Day Routing, as well as accelerate the Company's compliance with legally mandated services such as local number portability ("LNP"). To support integrated provisioning and customer care for all products and services, the Company is developing an open scalable client/server Oracle-based platform that is expected to better integrate its operations, both geographically and among departments. The Company believes that these technologies will provide a long-term competitive advantage by allowing a more rapid implementation of switched local services in its markets, shortening the time between the receipt of a customer order and the generation of revenue and enabling a higher level of focused customer care.

  TARGET UNDERSERVED MARKETS WITH A SUPER-REGIONAL FOCUS

     Network Plus intends to continue targeting small and medium-sized businesses in the Northeastern and Southeastern regions of the United States, its primary service areas, while expanding into other markets in the Mid-Atlantic region, Illinois and California. The Company will seek to be among the first to market integrated communications services in many of its markets. The Company believes that the Northeastern and Southeastern regions are particularly attractive due to a number of factors, including (i) the population density in the Northeast; (ii) a large number of rapidly growing metropolitan clusters in the Southeast, such as Atlanta, Miami/Fort Lauderdale and Orlando; and (iii) the relatively small number of significant competitors to the incumbent local exchange carriers ("ILECs"). In addition, the Company believes that small and medium-sized businesses have been underserved by large competitors with respect to customer service and support, and that its emphasis on customer service, support and satisfaction provides it with a distinct competitive advantage. The Company also believes that ILECs, such as regional Bell operating companies ("RBOCs"), and the largest national carriers primarily concentrate their sales and marketing efforts on residential and large business customers and that the market for small and medium-sized businesses is generally less competitive.

  INCREASE INTERNATIONAL WHOLESALE SALES


     The Company intends to continue targeting the sale of both international and domestic termination and transport services to wholesale customers such as large IXCs and international telecommunications carriers. The Company believes that the international market represents a growing opportunity as a result of the rapidly increasing globalization of the world economy. The Company's international department is focused on the development of offshore telecommunications relationships that provide the Company with lower international termination costs as well as greater price stability than can be obtained from U.S.-based carriers. These relationships are being leveraged by the Company to obtain revenue through the domestic termination of offshore-originated traffic, in addition to their primary role of enabling the Company to offer international termination to its customers. The Company has already made significant investments in its international network capabilities, including a Nortel international gateway switch in Quincy, Massachusetts and lease and indefeasible right of use ("IRU") arrangements for international submarine cable capacity in TAT 12/13 and Americas I in the Atlantic Ocean and TPC-5 in the Pacific Ocean, as well as various subsidiary feeder cable systems. In addition to increasing revenue, the Company expects that its strategy of selling international wholesale services will lower the cost of carrying all its international traffic and result in more attractive service offerings in its core retail markets. As of June 1, 1998, the Company provided its international wholesale services to 13 domestic and foreign telecommunications carriers, and in September 1998 such services accounted for 27% of the Company's revenue.


  EXPAND THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES

     As part of its expansion strategy, the Company plans to consider acquisitions, joint ventures and strategic alliances in telecommunications, Internet access and other related service areas. The Company believes that acquisitions of, and joint ventures and other strategic alliances with, related or complementary businesses may enable it to more rapidly expand by adding new customers, new services, additional customer service and technical support capabilities, and additional cash flow. The acquisitions could be funded by cash, bank financing or the issuance of debt or equity securities. The Company is evaluating and often engages in discussions regarding various acquisition opportunities but is not currently a party to any agreement for a material acquisition.

SERVICE OFFERINGS

     The Company offers retail telecommunications services primarily to small and medium-sized businesses. The Company's retail service offerings currently include long distance and toll-free services (both with and without AIN), multiple access options, calling and debit card, paging, data, and custom management control features. The Company plans to add local exchange service, Internet services and additional AIN features in the latter part of 1998 and into 1999. The Company also offers wholesale international and domestic termination and transport services primarily to major domestic and international telecommunications carriers.

  CURRENT SERVICES


     Retail Services. As of September 30, 1998, the Company provided retail telecommunications services to over 39,000 customers, primarily small and medium-sized businesses located in the Northeastern and Southeastern regions of the United States. Retail services are sold through the Company's direct retail sales force and, to a lesser extent, through resellers and independent marketing representatives. In September 1998, retail telecommunications services accounted for 73% of the Company's revenue. The Company's retail services include the following:


     - LONG DISTANCE: The Company offers a full range of switched and dedicated domestic (interstate) and international long distance services, including "1+" outbound origination and termination in all 50 states along with global termination to over 225 countries. Long distance services include interLATA services, and, where authorized, intraLATA toll services. Additional long distance features include both verified and non-verified accounting codes, collect calling, station-to-station calling, third-party calling and operator-assisted calling.

     - TOLL-FREE SERVICES: The Company offers a full range of switched and dedicated domestic (interstate) toll-free services, including toll-free origination and termination in all 50 states, international toll-free origination from 61 countries including Canada, and toll-free directory assistance. AIN enhanced toll-free services include the following features: Command Routing, Dialed Number Identification Service ("DNIS"), Area Code/Exchange Routing, Real Time Automatic Number Identification Delivery, Day-of-Year Routing, Day-of-Week Routing, Time-of-Day Routing and Percentage Allocation Routing.

     - ACCESS OPTIONS: The Company offers its long distance and toll-free customers multiple access options including dedicated access at DS0, DS1, DS3 and E1 speed(s) and switched access. Dedicated access service customers have the option of incorporating ISDN Primary Rate Interface Protocol and switched access service customers have the option of incorporating the ISDN Basic Rate Interface Protocol.

     - CALLING CARD AND DEBIT CARD SERVICES: The Company offers nationwide switched access customized calling card services and debit card services. Customers have the option of calling cards that are personalized, branded or generic.

     - PAGING SERVICES: The Company offers advanced wireless paging services, including digital and alphanumeric paging, personal identification number ("PIN") services, voice mail, news and sports feeds, and local geographic coverage through and including national geographic coverage. Paging services offered by the Company are provided through PageMart, Inc.

     - DATA SERVICES: The Company offers advanced data transmission services, including private line, point-to-point and Frame Relay Services. Data services have multiple access options including dedicated access at DS0, DS1, DS3 and E1 speed(s) and switched access. Frame relay services are designed for bandwidth needs that vary over time and for inter-networking geographically dispersed networks and equipment. Frame relay services offered by the Company are provided through Sprint.

     - CUSTOM MANAGEMENT CONTROL FEATURES: All of the Company's customers have the option of customized management reporting features including interstate/intrastate area code summaries, international destination matrix, daily usage summaries, state summaries, time of day summaries, duration distribution matrix, exception reporting of long duration calls, and incomplete and blocked call reporting.


     - LOCAL SERVICES: The Company is currently providing resold local services in Connecticut, Florida, Massachusetts, New Hampshire, New York and Rhode Island.


     International Wholesale Services. The Company offers international wholesale termination and transport services primarily to major domestic and international telecommunications carriers. The Company believes its international wholesale service offering is a strategic element in its overall plan to expand its network and to generate and retain customer traffic. The Company intends to build on its relationships with large domestic and international carriers to purchase increased capacity and to otherwise support its international service offerings. In addition, the Company expects that its provision of comprehensive international services will lower the cost of carrying international traffic and result in more attractive service offerings in its core markets.

  PLANNED SERVICES


     Facilities-Based Local Services. The Company intends to begin offering facilities-based local service in 1999 in Connecticut, Florida, Georgia, Massachusetts, New Hampshire, New Jersey, New York, Rhode Island, Tennessee and Vermont. The Company intends to deploy local facilities and enter into additional interconnection agreements in target market areas as market conditions warrant. As part of its plan to offer facilities-based local exchange services, the Company (i) has obtained authority to provide local service in Massachusetts, New Hampshire, Rhode Island, Connecticut, Florida and New York and is currently in the process of obtaining CLEC status in the remaining New England States, New Jersey, Georgia, Pennsylvania and Tennessee, and (ii) has entered into interconnection agreements (for the purpose of gaining access to the unbundled network elements necessary to offer facilities-based local exchange services) with Bell Atlantic for Massachusetts, New Hampshire, New York and Rhode Island; with Southern New England Telephone for Connecticut; and with Bell South for Florida and Georgia. The Company has also commenced either the negotiation of interconnection agreements, or the process of identifying agreements the Company may choose to opt into, with respect to those other states where the Company has obtained, or is in the process of obtaining, CLEC status. See "Risk Factors -- Lack of Experience Offering Local and Other Telecommunications Services", "Risk Factors -- Reliance on Leased Transport Facilities and IRUs", "Risk Factors -- Lack of Interconnection and Peering Agreements", "Risk Factors -- The Telecommunications Act and Other Regulation" and "Government Regulation".


     Internet Services. In 1999, the Company intends to begin offering customers Internet access, including high quality dedicated and dial-up Internet connection and IP transport.

     Advanced Local Services. In connection with its local exchange service offering, the Company intends to offer value added local exchange services on both a resale basis (where such services are made available for resale) and on a switched-facilities basis, including the following: ISDN, Centrex, Trunk Line Service, Voice Mail (unbundled network element only), Hunt Sequencing, Three Way Calling, Call Forwarding, Call Waiting, Speed Dial, Voice Dialing, All Call Blocking, Selective Blocking, Foreign Exchange, Call Trace and Caller ID.

SALES AND MARKETING

  OVERVIEW

     The Company's sales force seeks to provide its existing and potential customers with a comprehensive array of telecommunications services customized for the increasingly convergent voice and data marketplace. The Company's customers consist primarily of small and medium-sized businesses that have telecommunications expenditures of less than $10,000 per month. The Company believes that RBOCs and large long distance carriers historically have not concentrated their sales and marketing efforts on this business segment, which the Company believes represents a significant portion of the telecommunications market. Through its sales force and its eight-year operating history, the Company believes it has established itself as a recognized provider of high-quality, competitively priced long distance services, with a reputation for responsive customer care.

     The Company's sales and marketing approach is to build long-term business relationships with its customers, with the intent of becoming the single source provider of all their telecommunications services. The Company trains its sales force in house with a customer-focused program that promotes increased sales through both customer attraction and customer retention. In addition, all members of the sales force are given incentives through a commission structure under which commissions are paid on an ongoing basis for as long as a customer continues to purchase services from the Company. This "lifetime residual" is intended to motivate the sales force to remain actively involved with customers and participate in the customer retention and support process. The Company believes that its customer support-focused commission structure and in-house training are unique in the industry and provide the Company with a competitive advantage in attracting and retaining customers.

     Members of the Company's sales force are assigned to one of the following sales groups: (i) the direct retail sales force, which markets the Company's retail telecommunications services directly to end users; (ii) the reseller and independent agent sales force, which markets the

Company's telecommunications services to resellers, independent marketing representatives, associations and affinity groups; and (iii) the international wholesale sales force, which sells the Company's international telecommunications services on a wholesale basis to major domestic and international telecommunications carriers.

  SALES CHANNELS


     DIRECT RETAIL SALES. The Company's direct retail sales force markets the Company's retail telecommunications services directly to end users. As of September 30, 1998 the Company employed 201 direct sales representatives working in 12 regional offices. By year end 1999, the Company intends to open additional sales offices. This anticipated expansion will result in a sales force with approximately 400 direct retail sales personnel located in offices throughout the Northeastern and Southeastern regions of the United States. See "Risk Factors -- Management of Rapid Growth".



     The sales force is led by Robert T. Hale, Jr., who has over 10 years of telecommunications sales experience. The direct sales force is divided into two regions: (i) a Northeastern region, headed by a regional sales director with over seven years of telecommunications sales experience with the Company; and
(ii) a Southeastern region, headed by a regional sales director with over seven years of telecommunications sales experience with the Company. Each of the Company's existing 12 sales offices is headed by a branch manager and is further sub-divided into smaller sales teams, each of which is headed by a team leader who directly oversees the day-to-day sales activities of his or her team and acts as a mentor to its members. Teams generally consist of eight to 10 sales representatives.



     The Company's direct retail sales force has a proven management structure based on a "growth from within" philosophy. As the Company opens a sales office in a new geographic area, it identifies a branch manager and team leader to head the new office. New branch managers are typically chosen from among the Company's experienced team leaders, and team leaders are typically chosen from among the Company's experienced sales representatives. Because these new positions represent promotion opportunities, the Company has been successful in opening new offices with management teams having significant Network Plus work experience. As branch managers and team leaders relocate to offices in new geographic areas, they hire new sales representatives from the area. All new sales representatives are required to receive formal in-house training, where they are expected to gain a thorough knowledge of the Company's services and the telecommunications industry. After formal training, sales representatives are permitted to pursue customers but are required to participate in a continuing mentoring program. The Company believes this philosophy is a competitive advantage in the attraction and long-term retention of sales personnel.



     The Company also telemarkets its long distance services, primarily to small businesses and residential users. As of September 30, 1998, telemarketing activities were conducted by 10 employees located at the Company's telemarketing center in Largo, Florida, which was established in the fourth quarter of 1997.

     The following chart sets forth each existing and targeted new Company office location, the planned opening date for each targeted new office, the number of direct sales representatives currently located in each office and the number of direct retail sales representatives intended to be located in each office at year end 1998 and 1999.


                                                                  DIRECT RETAIL SALES STAFF
                                                       -----------------------------------------------
                                                         TOTAL AT          PLANNED          PLANNED
                                      TARGET OFFICE    SEPTEMBER 30,    TOTAL AT YEAR    TOTAL AT YEAR
OFFICE LOCATION                       OPENING DATE         1998           END 1998         END 1999
------------------------------------  -------------    -------------    -------------    -------------
Atlanta, GA.........................    Existing               21               32               40
Fort Lauderdale, FL.................    Existing               20               30               35
Nashua, NH..........................    Existing               13               16               15
Norwalk, CT.........................    Existing                8               20               25
Orlando, FL.........................    Existing               16               20               30
Providence, RI......................    Existing               16               20               22
Quincy, MA..........................    Existing               63               70               80
Largo, FL...........................    Existing               10               20               20
Worcester, MA.......................    Existing               10               20               20
Jacksonville, FL....................    Existing               13               20               20
New York, NY........................    Existing                8               20               48
Springfield, MA.....................    Existing                3               12               15
Undetermined........................     Q2 1999                0                0               15
Undetermined........................     Q2 1999                0                0               15
                                                          -------          -------          -------
Totals..............................                          201              300              400
                                                          =======          =======          =======


     RESELLER AND INDEPENDENT AGENT SALES. The Company's reseller and independent agent sales force markets the Company's telecommunications services to various resellers, independent marketing representatives, associations and affinity groups. The focus of the reseller and independent agent sales force is to locate established, high-quality organizations with extensive distribution channels in order to market the Company's telecommunications services to both a broader geographic range of potential customers and a greater number of potential customers than could be reached by the direct retail sales force.

     The Company sells its services on a wholesale basis to resellers, which in turn sell such services at retail to their customers. The Company generally sells its services to independent marketing representatives, associations and affinity groups on a retail basis. Use of independent marketing representatives allows the Company to reduce its marketing and other overhead costs. As compensation for their services, independent marketing representatives generally receive a commission on their sales. The Company employs stringent selection criteria and attempts to carefully monitor and control the activities of its resellers and independent marketing representatives to ensure compliance with laws, industry standards, and corporate policies. The Company believes that the number of complaints it has received regarding the methods and practices of its agents is negligible in comparison with that of many other telecommunications companies.


     The Company's reseller and independent agent sales force is split into three regions: (i) a Northeastern region, headed by a regional sales director with seven years of telecommunications sales experience with the Company; (ii) a Southeastern region, headed by a regional sales director with three years of telecommunications sales experience with the Company; and (iii) a West Coast region, headed by a regional sales director with eight years of telecommunications sales experience with the Company. The Company commenced sales through resellers and independent marketing representatives in 1996, and the Company currently has five salespeople dedicated to this market segment. In September 1998, sales through the Company's reseller and independent agent sales force accounted for 13% of the Company's revenue.

     INTERNATIONAL WHOLESALE SALES. The Company's international wholesale sales force markets the Company's international telecommunications services to both international and domestic telecommunications providers. The international wholesale sales force is focused on developing customer and vendor relationships with the top tier IXCs as well as RBOCs and selected financially stable second tier IXCs. In September 1998, international wholesale sales accounted for approximately 27% of the Company's revenue.



     The Company's international wholesale sales force is headed by the Vice President and General Manager of International Services, who has over 16 years of experience in international telecommunications sales, service and networks. In addition, this sales group includes three specialized international wholesale sales representatives, each of whom has over four years of telecommunications sales experience with the Company. As of September 30, 1998, the Company had six sales people in its international wholesale sales force.


  SALES FORCE COMPENSATION

     All sales persons, regardless of sales group, are compensated with both a salary and a residual commission structure based on each customer's continued use of the Company's services. The compensation of members of the Company's sales force is therefore increasingly reliant over time on the retention of existing customers. It is the Company's belief that this "lifetime residual" motivates each sales person to remain actively involved with customers and participate in the customer support process. The Company believes this approach to commissions is unique in the industry and provides the Company with competitive advantages including (i) enhanced relationships, which increase cross-selling opportunities; (ii) reduced customer service and support costs; and (iii) increased customer retention.

  SIMPLICITY PRICING

     The Company utilizes a flat-rate per-minute pricing structure for long distance and certain other services, which the Company refers to as Simplicity Pricing. The Company believes this simplified pricing structure assists in the sales process and gives the Company a competitive advantage over larger long distance competitors which historically have used complex pricing structures featuring either distance-sensitive calling charges or myriad base rates and discounting schemes. The Company strives to deliver this Simplicity Pricing on a timely invoice in a format that is user-friendly.

  MARKETING AND ADVERTISING

     Historically, because the Company has been successful in relying upon its sales force to obtain additional customers and increased name recognition, the Company has refrained from undertaking significant advertising efforts. The Company is actively involved in numerous charitable and community events, which the Company believes increase recognition of the Company in particular geographic regions. The Company has no immediate plans to allocate significant resources to direct advertising efforts.

CUSTOMER BASE

  RETAIL CUSTOMERS


     As of September 30, 1998, the Company had over 39,000 retail customers, which the Company internally segments by monthly revenue into (i) a National Account segment (over $1,000 of usage per month), (ii) a Major Account segment (between $250 and $1,000 of usage per month) and (iii) a Small Business/Residential Customer Account segment (under $250 of usage per month). This segmentation is designed to ensure that those customers generating higher monthly revenues experience a higher level of proactive customer care.

  INTERNATIONAL WHOLESALE CUSTOMERS



     As of June 1, 1998, the Company provided wholesale international telecommunications services to 13 national and international telecommunications carriers. International wholesale telecommunications services include international transport and termination services for domestic carriers and domestic transport and termination services for international carriers. During September 1998, wholesale telecommunications services accounted for 27% of the Company's revenue.


     The Company strives to establish close working relationships with its wholesale international customers. Once the Company interconnects with a carrier customer, the carrier may utilize the Company on an as-needed basis, depending upon the pricing offered by the Company and its competitors, as well as capacity. The Company has been tested and approved as an authorized carrier for, and included in the routing tables of, all of its long distance and international carrier customers.


     During the years ended December 31, 1997, 1996 and 1995, the Company had one retail customer that accounted for approximately 10% of the Company's revenue. In the first nine months of 1998, the Company had one wholesale customer that accounted for approximately 12% of the Company's revenue. The Company expects that this customer will be the only customer accounting for more than 10% of its revenue during the full year 1998.


CUSTOMER SUPPORT

     The Company maintains an emphasis on customer care to differentiate itself from its competitors, especially larger providers, and to increase customer retention. The Company provides 24-hours-per-day, 365-days-per-year customer support primarily through its customer service department in Quincy, Massachusetts. At the Company's customer support center, customers' calls are answered by experienced customer care representatives, many of whom are cross-trained in the provisioning process. Support staff are trained to work with the Company's sales force and be proactive in the customer support process. In addition to calls made by the Company's sales department, members of the customer support staff proactively seek to contact national customers monthly and major customers quarterly to help ensure a high level of satisfaction with the Company. The Company's customer support team is organized to help ensure that the most knowledgeable personnel handle support requests from the largest customers.

     The customer support staff utilizes a sophisticated management information system to access all customer information including contact information, customer rates, trouble ticket systems, accounts receivable and billing history. In addition, the Company utilizes a provisioning system that maintains a complete history of a customer's provisioning and allows real-time access to information concerning each transaction with the LEC or underlying carrier. The Company believes that its customer support and provisioning systems enhance the Company's customer retention rate.

     The Company monitors and measures the quality and timeliness of customer interaction through quality assurance procedures. Pick-up times for incoming calls, lengths of calls and other support information is automatically monitored by the Company's automated call distribution system ("ACD"). The Company's ACD also prioritizes incoming support requests, assuring that the Company's largest customers receive support in the most expedient manner.

     The Company's customer support department consists of five discrete areas:
National Accounts Management, Major Accounts Management, Small Business and Residential Accounts Management, Repair Desk, and Save and Win-Back Team. The Company's Customer Service Department is managed by the Director of Customer Service, who has six years of sales and customer service experience with the Company. Additional members of the Customer Service Management team include (i) the National Accounts Manager, who has five years of sales and customer service experience with the Company; (ii) the Major Accounts Manager, who has four years of sales and customer service experience with the Company; (iii) the Small Business and

Residential Accounts Manager, who has two years of sales and customer service experience with the Company; (iv) the Repair Desk team members, each of whom has a minimum of two years of customer service experience with the Company; and (v) the Save and Win-Back team members, each of whom has a minimum of four years of sales and customer service experience with the Company.

     Customer support agents are required to complete an intensive formal in-house training program before interacting with customers and are required to participate in a continuing mentor program. Customer support personnel are expected to have a thorough knowledge of the Company's services and to emphasize customer satisfaction. The compensation of support personnel is in part dependent upon the retention rate of their respective accounts. The Company has an established career path for its agents, who over time gain responsibility for larger customers, as well as management responsibilities.


     The Company's customer support department currently receives approximately 800 support calls per day. The Company estimates that the average incoming call is answered by a support specialist in under 15 seconds, which the Company believes compares favorably to many competitors. The Company also utilizes four billing cycles per month, which helps ensure that customer service calls will be staggered throughout each month. If the Company is successful in entering the local service market, the Company believes that its level of customer service will provide it with a competitive advantage over existing local service providers. As of September 30, 1998, the Company employed 34 people in customer support. The Company anticipates that it will continue to hire additional customer support personnel as the size of its customer base increases. See "Risk Factors -- Dependence on Billing, Customer Service and Information Systems".


NETWORK

     The Company pursues a capital-efficient network deployment strategy that involves owning switches while acquiring or leasing fiber optic transmission facilities on an incremental basis to satisfy customer demand. The Company's strategy has been to build a geographic concentration of revenue-producing customers through the resale of telecommunications services before building, acquiring or extending its own network to serve that concentration of customers. As network economics justify the deployment of switching or transport capacity, the Company expands its network and migrates customers to its network. The Company believes that this strategy allows the Company to penetrate new markets through its resale solution without incurring the risks associated with speculative deployment of network elements and to focus its capital expenditures in those geographic areas and markets where network expansion will result in higher long-term operating margins.

  CURRENT NETWORK

     SWITCHES. Currently, the Company operates an advanced telecommunications network that includes two Nortel switches. The switch located in Quincy, Massachusetts is a DMS 250/300 digital switch that combines on a single platform the DMS 250's interexchange switching capabilities and the DMS 300's international gateway capabilities. The switch located in Orlando, Florida is a Nortel DMS 250. The Company's switches are owned pursuant to capital lease arrangements.


     During September 1998, the Company carried approximately 27.0 million minutes, or approximately 48% of its total minutes, on its own network. The Company anticipates that this percentage will increase as it further expands its facilities-based infrastructure. The Company believes that increasing the traffic carried on its own network will increase long-term operating margins and give the Company greater control over its network operations.


     FIBER AND TRANSPORT. The Company recently entered into two 20-year indefeasible right-of-use ("IRU") agreements with two separate carriers pursuant to which it acquired 625 route miles of dark fiber (1,830 digital fiber miles). When the fiber is fully deployed and activated, it will form a redundant fiber ring connecting major markets throughout New England and the New York metropolitan area, providing the Company with significant transmission capacity. The first IRU agreement is for 293 fiber route miles containing four dark Lucent TrueWave optical fibers. Markets connected by this segment include New York City, White Plains, Stamford, New Haven, New London, Providence and Boston. The second IRU agreement is for 332 fiber route miles containing two dark Lucent TrueWave optical fibers. Markets connected by this segment include Boston, Nashua, Springfield, Hartford, White Plains and New York City. The Company will install and control all electronics and optronics, including wave division multiplexing technologies.

     Where the Company has not acquired fiber, it leases long-haul network transport capacity from major facilities-based carriers and local access from the ILECs in their respective territories. The Company also uses competitive access provider ("CAP") or CLEC facilities where available and economically justified. To ensure seamless off-net termination and origination, the Company also utilizes interconnection agreements with major carriers. See "Risk Factors -- Reliance on Leased Transport Facilities and IRUs".

     INTERNATIONAL. The Company is interconnected with a number of U.S. and foreign wholesale international carriers through the Quincy, Massachusetts DMS 250/300 switch. The purpose of connecting to a variety of carriers is to provide state-of-the-art least-cost routing and network reliability. These interconnected international carriers are also a source of wholesale international traffic and revenue. To further support its international interconnections the Company has entered into leases for international submarine cable facilities in TAT-12/13 RIOJA in the Atlantic Ocean and TPC-5 in the Pacific Ocean. In addition, in December 1997 the Company purchased indefeasible rights of use capacity in the Americas I cable system. These arrangements support existing and planned interconnections with telephone operating companies in foreign countries.

     OTHER FEATURES. The Company is also interconnected with two Signaling Transfer Points in Waterbury, Connecticut and New Haven, Connecticut to provide SS7 common-channel signaling throughout its network. The SS7 signaling system reduces connect time delays, thereby enhancing overall network efficiencies. Additionally, SS7 will permit the anticipated expansion of AIN capabilities throughout the Company's network. The Company's uniform and advanced switching platform will enable it to (i) deploy features and functions quickly throughout its entire network, (ii) expand switch capacity in a cost-effective manner,
(iii) lower maintenance costs through reduced training and spare parts requirements and (iv) achieve direct connectivity to cellular and personal communication system applications in the future.

     SECURITY AND RELIABILITY. The Company has a Network Operations Center in Quincy, Massachusetts, which monitors the Company's entire network from a central location, increasing the security, reliability and efficiency of the Company's operations. Centralized electronic monitoring and control of the Company's network allows the Company to avoid duplication of this function in each region. This consolidated operations center also helps reduce the Company's per-customer monitoring and customer service costs. In addition, the Company's network employs an "authorized access" architecture. Unlike many telecommunications companies, which allow universal access to their network, the Company utilizes an automatic number identification ("ANI") security screening architecture that ensures only the ANIs of those users who have subscribed to the Company's services and have satisfied the Company's credit and provisioning criteria are allowed access to the network. The Company believes that this architecture provides the Company a competitive advantage through its ability to better control bad debt and fraud in a manner that is invisible and nonintrusive to the customer. Additionally, this architecture allows the Company to better manage network capacity, as unauthorized and unplanned users cannot access the network. See "Risk Factors -- Dependence Upon Network Infrastructure; Risk of System Failure; Security Risks".

  ANTICIPATED NETWORK EXPANSION

     As part of its growth strategy, the Company plans to undertake a significant network expansion through the deployment of additional switching and transport infrastructure to support its goal of continuing migration of its customers' traffic to its own network. Expansion of the Company's facilities-based infrastructure with international gateway, long distance and local switches will increase the proportion of communications traffic that is originated or terminated on its network, which the Company believes will result in higher long-term operating margins and greater control over its network operations. The Company structures its network expansion decisions in a manner designed to (i) reduce up-front capital expenditures required to enter new markets, (ii) avoid the risk of "stranded" investment in under-utilized fiber networks and (iii) enter markets and generate revenue and positive cash flow more rapidly than if the Company first constructed its own facilities. The Company intends to further expand its network in geographic areas where customer concentrations and traffic patterns make expansion economically justifiable. See "Risk Factors -- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage".

     The Company also plans to expand its business by offering a full range of local services in the geographic regions where the Company already has an established customer base. The Company intends to offer local services by (i) entering into interconnection agreements with ILECs; (ii) deploying its facilities-based infrastructure in conjunction with ILEC unbundled network elements ("UNE"); (iii) in those areas where the Company has not yet deployed local facilities infrastructure, or in those areas where the Company has not yet achieved significant market penetration, reselling the ILECs' local services pursuant to state commission-mandated wholesale discounts; and (iv) entering into agreements with various ILECs and IXCs for termination and origination of traffic for the Company's on-net local customers. The Company believes this network deployment strategy, along with its ability to leverage its existing customer base and demonstrated sales and provisioning expertise, will help to produce rapid penetration into local markets. Additionally, the Company believes that the bundling of local service with its long distance or data services will enhance customer retention and further enhance operating margins.

     Four phases of the Company's network expansion are anticipated to take place by the end of 1999. These phases are as follows:

     IXC PLATFORM. The Company intends to deploy and have operational the following switching platforms by mid-1999: (i) in Los Angeles, a DMS 250/300 digital switch, which combines on a single platform the DMS 250's interexchange switching capabilities and the DMS 300's international gateway capabilities;
(ii) in Chicago, a DMS 250 interexchange switch; (iii) in New York City, a Lucent 5ESS equipped with interexchange capabilities; and (iv) in Atlanta, a Lucent 5ESS switch, which combines the interexchange switching platform with a local switching platform. Based upon current traffic patterns and volumes the Company believes that the deployment of this interexchange switching capacity will enable the Company to increase the on-net traffic generated by its current customer base.


     LOCAL NORTHEAST PLATFORM. The Company intends to deploy local switching infrastructure in the Northeastern United States, which will allow the Company to take advantage of its customer concentration in this region. It is the Company's current intention to deploy a Lucent 5ESS switch in both Boston and New York, along with numerous circuit and fast packet access nodes located in central offices and targeted buildings throughout its Northeastern region.



     LOCAL SOUTHEAST PLATFORM. The Company intends to deploy local switching infrastructure in the Southeastern United States, which will allow the Company to take advantage of its customer concentration in this region. While the Company is still evaluating various network configurations, it is the Company's current intention by mid-1999 to install a Lucent 5ESS switch in both Orlando and Atlanta, along with numerous circuit and fast packet access nodes located in central offices and targeted buildings throughout its Southeastern region.

     SERVICE BUILDER. Concurrently with the build-out of its IXC and local network infrastructure, it is the Company's intention to deploy Service Builder, Nortel's next generation AIN platform as an extension of the SS7 technology embedded in the Company's network protocol. Specific value-added features currently supported by Service Builder include: (i) "500 number" technology;
(ii) "follow me" services; (iii) local number portability (mandated by the Telecommunications Act); (iv) mass customization of number translation services; and (v) deployment of virtual private networks. The Company expects to begin offering some of these services by the first quarter of 1999.

  INTERNATIONAL PLATFORM

     The Company's switch in Quincy, Massachusetts has international gateway capabilities. To increase its opportunities in the Pacific Rim, the Company also plans to deploy a Nortel international gateway switch in its Los Angeles switching facility by year end 1998.

  SPRINT AGREEMENT

     In those geographic areas in which the Company has not deployed network elements, it contracts for and resells long distance domestic and International services from Sprint. See "Risk Factors -- Dependence Upon Suppliers and Other Service Providers".

MANAGEMENT INFORMATION SYSTEMS, PROVISIONING, BILLING AND COLLECTIONS

  OVERVIEW


     The Company is committed to the continued development and successful implementation of an integrated provisioning, billing, collection and customer service system that provides accurate and timely information to both the Company and its customers. The Company's billing system is designed to provide access to a broad range of information on individual customers, including their call volume, patterns of usage and billing history.


     In connection with its anticipated growth, the Company has incurred and expects to incur significant costs to upgrade its information technology systems. The new system being developed by the Company is built on an open scalable client/server Oracle platform and is expected to better integrate the Company's operations, both geographically and among departments. There can be no assurance that the Company will realize the intended benefits from this new system or that the Company will not incur significant unanticipated costs in deploying this system. See "Risk Factors -- Dependence on Billing, Customer Service and Information Systems".

  PROVISIONING

     The Company believes that a significant ongoing challenge for ICPs will be to continuously improve provisioning systems, which includes the complex process of transitioning customers to their proprietary networks. Accordingly, the Company will continue to identify and focus on implementing the best provisioning practices in each of its markets to provide for rapid, seamless transition of customers from the ILEC to the Company. To support the provisioning of its services, the information platform being developed by the Company is designed to deliver information and automated ordering and provisioning capability directly to the end user as well as to the Company's internal staff. The Company believes that these practices and its comprehensive information technology platform, as developed, will provide the Company with a long-term competitive advantage and allow it to more rapidly implement switched local services in its markets and to shorten the time between the receipt of a customer order and the generation of revenue.

     The Company's Provisioning Department consists of four discrete areas:
General Provisioning, Dedicated Access Services, Toll-Free Services and Reseller and Agent Provisioning and Support. The Director of Provisioning has over six years of telecommunications provisioning experience with

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

the Company. Additional members of the Provisioning Department management team include (i) the Dedicated Access Services Manager with over seven years of telecommunications provisioning experience with the Company; (ii) the Toll-Free Services Manager with four years of telecommunications provisioning experience with the Company; and (iii) two Assistant Managers of Provisioning, each with over four years of telecommunications provisioning experience with the Company.

  BILLING

     The Company maintains within its internal OSS all customer information, operational data, accounts receivable information, rating rules and tables, and tax tables necessary for billing its customers. The Company collects and processes on a daily basis all usage information from its own network and from the networks of third-party providers. The actual process of applying rating and taxing information to the millions of individual message units generated each month, and of generating invoice print files, is out-sourced to a third party utilizing both a redundant high-speed IBM MVS mainframe and the proven PL/1 language. Printing of invoices is outsourced to a high-speed print shop, and the mailing of all invoices is currently handled directly by the Company. To optimize both cash flow and internal work flow metrics, the Company currently utilizes four billing cycles per month. Additional billing cycles will be added as dictated by customer growth. To ensure the quality of the billing process, the Company utilizes strict quality control checks including boundary and statistical variation testing, sample pricing matrices and direct sampling.

EMPLOYEES

     The Company's departments have a proven structure including a "growth from within" philosophy providing opportunities first, to the extent possible, to existing employees. The Company believes that this philosophy has increased employee retention and resulted in the Company's operations being managed by individuals with significant telecommunications experience with the Company. In addition, the Company believes that the long tenure, extensive experience and proven teamwork of its Sales, Customer Service, Provisioning, Billing and Collections management teams is a competitive advantage when compared to emerging ICPs lacking the extensive cooperative management experience enjoyed by the Company.


     As of September 30, 1998, the Company employed 337 people, consisting of 201 in sales and marketing, 34 in customer service, 24 in provisioning, five in production, three in billing, 13 in finance, 17 in networks, 10 in information technology/MIS, 10 in collections and 20 in other departments. The Company has also recently hired a Director of Human Resources to help manage the Company's growing employee base. In connection with its growth strategy, the Company currently anticipates hiring a significant number of additional personnel in sales and other areas of the Company's operations by year end 1999. As a result of the intense competition for qualified information technology personnel, the Company also uses third-party information technology consultants. The Company's employees are not unionized, and the Company believes its relations with its employees are good. The Company's success will continue to depend in part on its ability to attract and retain highly qualified employees. See "Risk
Factors -- Management of Rapid Growth" and "-- Dependence on Key Personnel".


PROPERTIES


     The Company's corporate headquarters are located in a 39,500-square foot facility in Quincy, Massachusetts. The Quincy facility also serves as a sales office and includes the Company's customer service operations, certain network facilities and its Network Operations Center. The Quincy facility is leased from an affiliate of the Company. See "Certain Transactions". The Company currently leases 12 additional facilities for current or planned sales offices. The Company also leases real estate to house its telemarketing center in Largo, Florida and interexchange switching facilities in Los Angeles, Chicago and Orlando. The Company has also recently entered into a lease to house its first local switch in the Northeastern region of the United States and is in the process of obtaining other leases to house other local switches. The aggregate amount paid by the Company under its leases in 1997 was approximately $733,000. Although the Company's facilities are adequate at this time, the Company believes that it will be required to lease additional facilities, including additional sales offices and switching facilities, as a result of its anticipated growth.


LEGAL MATTERS

     From time to time the Company is party to routine litigation and proceedings in the ordinary course of its business. The Company is not aware of any current or pending litigation to which the Company is or may be a party that the Company believes could have a material adverse effect on the Company's results of operations or financial condition.

INDUSTRY OVERVIEW

  HISTORY AND INDUSTRY DEVELOPMENT

     Prior to 1984, AT&T dominated both the local exchange and long distance marketplaces by owning the operating entities that provided both local exchange and long distance services to most of the U.S. population. Although long distance competition began to emerge in the late 1970s, the critical event triggering the growth of long distance competition was the breakup of AT&T and the separation of its local and long distance businesses as mandated by the Modified Final Judgment relating to the breakup of AT&T (the "MFJ"). To foster competition in the long distance market, the MFJ prohibited AT&T's divested local exchange businesses, the RBOCs, from acting as single-source providers of telecommunications services.

     Although the MFJ established the preconditions for competition in the market for long distance services in 1984, the market for local exchange services has until recently been virtually closed to competition and has largely been dominated by regulated monopolies. Efforts to open the local exchange market began in the late 1980s on a state-by-state basis when CLECs began offering dedicated private line transmission and access services. These types of services together currently account for approximately 12% of total local exchange revenue. CLECs were restricted, often by state laws, from providing other, more frequently used services such as basic and switched services, which today account for approximately 88% of local exchange revenue.

     The Telecommunications Act, which was enacted in February 1996, is considered to be the most comprehensive reform of the nation's telecommunications laws and affects the development of competition for local telecommunications services. Specifically, certain provisions of the Telecommunications Act provide for (i) the removal of legal barriers to entry to the local telecommunications services market; (ii) the interconnection of ILEC networks with competitors' networks; (iii) the establishment of procedures and requirements to be followed by the RBOCs, including the requirement that RBOCs offer local services for resale as a precondition to entering into the long distance and telecommunications equipment manufacturing markets; and (iv) the relaxation of the regulation of certain telecommunications services provided by LECs and others. The Company believes the Telecommunications Act will promote significant growth in the local telecommunications market as new market entrants provide expanded service offerings.

     The Telecommunications Act further increases the opportunities available to CLECs by requiring the RBOCs and other ILECs to offer various network elements such as switching, transport and loops (i.e., the facilities connecting a customer's premises to a LEC central office) on an unbundled and non-discriminatory basis. RBOCs also are required to offer their retail services at wholesale rates for resale by other companies. By offering such services, RBOCs also meet certain of the requirements contained in the Telecommunications Act in order to gain FCC approval to provide in-region long distance services. Although certain provisions of the Telecommunications Act restricting the RBOCs' ability to provide in-region long distance services have been held unconstitutional by a

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

Federal district court, the Company believes that significant parts of such decision may be reversed and vacated on appeal, but no assurance can be made as to the outcome.

     The continuing deregulation of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. Regulatory, technological, marketing and competitive trends have expanded substantially the Company's opportunities in the converging voice and data communications services markets. For example, technological advances, including rapid growth of the Internet, the increased use of packet switching technology for voice communications and the growth of multimedia applications, are expected to result in substantial growth in the high-speed data services market.

     This new market opportunity will permit competitive providers who can manage the operational and marketing implementation to offer a full range of telecommunications services, including local and long distance calling, toll-free calling, custom calling features, data services, Internet access and cellular services. The Company believes that customers will prefer a single source for all of their voice and data telecommunications requirements, including products, billing and service. Telecommunications companies with an established base of long distance customers will have the opportunity to sell additional services to such customers. The Company believes that a one-stop provider of integrated communications services will have the opportunity to penetrate its existing markets, expand its customer base, capture a larger portion of its customers' total expenditures on communication services and reduce customer turnover. Furthermore, companies that develop their own networks will have the opportunity to migrate customers from off-net to on-net, thereby increasing long-term operating margins and giving such companies greater control over their network operations. See "Risk Factors -- Competition", "-- The Telecommunications Act and Other Regulation" and "-- Impact of Technological Change".

     The Company also believes that small and medium-sized businesses have historically been underserved with respect to customer service and support. Because, the Company believes, RBOCs and the largest national carriers primarily concentrate their sales and marketing efforts on residential and large business customers, there is a significant market opportunity with respect to small and medium-sized businesses. Geographically, the Company believes that the Northeastern and Southeastern regions of the United States are attractive markets due to a number of factors, including (i) the population density in the Northeast; (ii) a large number of rapidly growing metropolitan clusters in the Southeast, such as Atlanta, Miami/Fort Lauderdale and Orlando; and (iii) the relatively small number of significant competitors to the ILECs.

  TELECOMMUNICATIONS SERVICES MARKET


     Overview of U.S. Market. The U.S. market for telecommunications services can be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1996, the Federal Communications Commission estimates that, in the United States, long distance services generated revenue of approximately $99.7 billion and local exchange services accounted for revenue of approximately $86.9 billion. Revenue for both local exchange and long distance services include amounts charged by long distance carriers and subsequently paid to ILECs (or, where applicable, CLECs) for long distance access.


     Long Distance Services. A long distance telephone call can be envisioned as consisting of three segments. Starting with the originating customer, the call travels along a local exchange network to a long distance carrier's point of presence ("POP"). At the POP, the call is combined with other calls and sent along a long distance network to a POP on the long distance carrier's network near where the call will terminate. The call is then sent from this POP along a local network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and, unless the long distance carrier is a local service provider, pay access charges to LECs for originating and terminating calls.

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

     The following diagram is a simplified illustration of a typical long distance network call carried by the Company:

                                   [Diagram]

     Local Exchange Services. A local call is one that does not require the services of a long distance carrier. In general, the local exchange carrier connects end user customers within a LATA and also provides the local portion of most long distance calls.

     The following diagram is a simplified illustration of a typical local network call:

                                   [Diagram]

     Internet Service. Internet services are generally provided in at least two distinct segments. A local network connection is required from the ISP customer to the ISP's local facilities. For large, communication-intensive users and for content providers, the connections are typically unswitched, dedicated connections provided by ILECs, CLECs or ICPs, either as independent service providers or, in some cases, by a company that is both a CLEC and an ISP. For residential and small and medium-sized business users, these connections are generally public switched telephone network ("PSTN") connections obtained on a dial-up access basis as a local exchange telephone call. Once a local connection is made to the ISP's local facilities, information can be transmitted and obtained over a packet-switched IP data network, which may consist of segments provided by many interconnected networks operated by a number of ISPs. The collection of interconnected networks makes up the Internet. A key feature of Internet architecture and packet-switching is that a single dedicated channel between communication points is never established, which distinguishes Internet-based services from the PSTN.

COMPETITION

  OVERVIEW

     The Company operates in a highly competitive industry and believes that it does not have significant market share in any market in which it operates. The Company expects that competition

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


will continue to intensify in the future due to regulatory changes, including the continued implementation of the Telecommunications Act, and the increase in the size, resources and number of market participants. In each of its markets, the Company will face competition for local service from larger, better capitalized ILECs and CLECs. Additionally, the long distance market is already significantly more competitive than the local exchange market because the ILECs, prior to enactment of the Telecommunications Act, generally had a monopoly position within the local exchange market. While new business opportunities will be made available to the Company through the Telecommunications Act and other Federal and state regulatory initiatives, regulators are likely to provide the ILECs with an increased degree of flexibility with regard to pricing of their services as competition increases.



     Competition for the Company's products and services is based on price, quality, reputation, name recognition, network reliability, service features, billing services, perceived quality and responsiveness to customers' needs. While the Company believes that it currently has certain advantages relating to price, quality, customer service, and responsiveness to customer needs, there is no assurance that the Company will be able to maintain these advantages or obtain additional advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company. In addition, in December 1997 the FCC issued rules to implement the provisions of the World Trade Organization Agreement on Basic Telecommunications, which was drafted to liberalize restrictions on foreign ownership of domestic telecommunications companies and to allow foreign telecommunications companies to enter domestic markets. The new FCC rules went into effect in February 1998 and are expected to make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus further increasing the number of competitors. The new rules will also give non-U.S. individuals and corporations greater ability to invest in U.S. telecommunications companies, thus increasing the financial and technical resources potentially available to the Company and its existing and potential competitors. See "Risk Factors -- Competition", "Risk Factors -- The Telecommunications Act and Other Regulation" and "Government Regulation".


  LONG DISTANCE MARKET

     The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. The Company competes against various national and regional long distance carriers, including both facilities-based providers and switchless resellers offering essentially the same services as the Company. In addition, significant competition is expected to be provided by ILECs including, when authorized, RBOCs. The Company's success will depend upon its ability to provide high-quality services at prices generally competitive with, or lower than, those charged by its competitors. In addition, the long distance industry is characterized by a high level of customer attrition or "churn". Such attrition is attributable to a variety of factors, including initiatives of competitors as they engage in advertising campaigns, marketing programs and cash payments and other incentives. End users are often not obligated to purchase any minimum usage amount and can discontinue service without penalty at any time. While the Company believes its customer turnover rate is lower than that of many of its competitors, the Company's revenue has been, and is expected to continue to be, affected by churn.

     AT&T, MCI, Sprint and other carriers have implemented new price plans aimed at residential customers with significantly simplified rate structures, which may have the impact of lowering overall long distance prices. There can also be no assurance that long distance carriers will not make similar offerings available to the small to medium-sized businesses that the Company primarily serves. While the Company believes small and medium-sized business customers are not aggressively targeted by large long distance providers such as AT&T, MCI and Sprint, there can be no assurance the Company's customers and potential customers will not be targeted by these or other providers in the future. Additional pricing pressure may come from IP transport, which is a developing use of packet-switched technology that can transmit voice communications at a cost that may be below that of traditional circuit-switched long distance service. While IP transport is not yet available in all areas, requires the dialing of additional digits, and generally produces sound quality inferior to traditional long distance service, it could eventually be perceived as a substitute for traditional long distance service and put pricing pressure on long distance rates. Any reduction in long distance prices may have a material adverse effect on the Company's results of operations.

     One of the Company's principal competitors, Sprint, is also a major supplier of services to the Company. The Company both links its switching equipment with transmission facilities and services purchased or leased from Sprint, and resells services obtained from Sprint. See "Business --
Network -- Sprint Agreement". There can be no assurance that Sprint will continue to offer services to the Company at competitive rates or on attractive terms, if at all, and any failure to do so could have a material adverse effect on the Company. See "Risk Factors -- Dependence Upon Suppliers and Other Service Providers".

  LOCAL EXCHANGE MARKET


     Under the Telecommunications Act and related Federal and state regulatory initiatives, barriers to local exchange competition are being removed. In local telecommunication markets, the Company's primary competitor will be the ILEC serving each geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, data and Internet-service providers, they also provide the ILECs with increased pricing flexibility for their private line, special access and switched access services. In addition, with respect to competitive access services, the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed additional flexibility by regulators to offer discounts to large customers through contract tariffs, decide to engage in aggressive volume and term discount pricing practices for their customers, or seek to charge competitors excessive fees for interconnection to their networks, the revenue of competitors to the ILECs could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services, pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILECs.


     The Company also will face competition or prospective competition in local markets from other carriers, many of which have significantly greater financial resources than the Company. For example, AT&T, MCI and Sprint have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously operated as competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including RBOCs, could offer single-source local and long distance services, similar to those offered or proposed to be offered by the Company.

     In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The proposed acquisition of GTE Corp. by Bell Atlantic Corp., the proposed merger of SBC and Ameritech, the merger of WorldCom and MCI, AT&T's proposed acquisition of Telecommunications Inc. and its acquisition of Teleport Communications Group, Inc., Teleglobe Inc.'s proposed acquisition of Excel Communications, and SBC's proposed acquisition of SNET are examples of some of the alliances that are being formed. Many of these combined entities will have resources far greater than those of the Company.
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

These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or proposed to be offered by the Company, and may be capable of offering these products sooner and at more competitive rates than the Company.

  WIRELESS MARKET

     The Company will also face competition from fixed wireless services, including MMDS, LMDS, 24 GHz and 38 GHz wireless communications systems, FCC
Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

     With respect to mobile wireless telephone system operators, the FCC has authorized cellular, PCS, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. The authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and existing providers of traditional wireless telephone service.

  OTHER

     Section 271 of the Telecommunications Act prohibits an RBOC from providing long distance service that originates (or in certain cases terminates) in one of its in-region states, with several limited exceptions, until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied the following applications for such approval: SBC's Texas application in June 1998; SBC's Oklahoma application in June 1997; Ameritech's Michigan application in August 1997; and BellSouth Corporation's applications for South Carolina in December 1997 and Louisiana in February 1998 and October 1998. The Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998. Bell Atlantic recently received conditional approval from the New York Public Service Commission of its Section 271 application for New York State. Thus, it is expected that Bell Atlantic will file its Section 271 application with the FCC in the near future. The FCC has 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application.

     Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance service. On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the Telecommunications Act, including Section 271. Section 271 includes a "competitive checklist" that RBOCs must satisfy prior to obtaining authority to provide in-region, interLATA long-distance service. This decision would permit the three RBOCs involved in the suit immediately to begin offering widespread in-region long distance services. The decision, however, was stayed on February 11, 1998 by the District Court pending the outcome of an appeal on the merits to the U.S. Court of Appeals for the Fifth Circuit. On September 4, 1998, the Fifth Circuit reversed the District Court's ruling. Among other things, the Fifth Circuit found sec.sec.271-275 of the Telecommunications Act to be non-punitive in character and, therefore, not a bill of attainder as that term has been defined by the Superior Court.

     In addition, new FCC rules went into effect in February 1998 that will make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

     The market for data communications and Internet access services is also extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company's success selling these services will depend heavily upon its ability to provide high quality Internet connections at competitive prices. See "Risk Factors -- Competition".

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

                             GOVERNMENT REGULATION

     The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal, state and local legislation and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which the telecommunications industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company, can be predicted at this time. This section also summarizes regulatory and tariff issues pertaining to the operation of the Company.

OVERVIEW

     The Company's services are subject to regulation by federal, state and local government agencies. The FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate domestic (interstate) or international communications. State regulatory commissions retain jurisdiction over carriers' facilities and services to the extent they are used to originate or terminate intrastate communications. Municipalities and other local government agencies may require carriers to obtain licenses or franchises regulating use of public rights-of-way necessary to install and operate their networks. The networks are also subject to numerous local regulations such as building codes, franchises, and rights of way licensing requirements. Many of the regulations issued by these regulatory bodies may change, the results of which the Company is unable to predict. See "Risk Factors -- The Telecommunications Act and Other Regulation".

THE FEDERAL TELECOMMUNICATIONS ACT OF 1996

     STATUTORY REQUIREMENTS. On February 1, 1996, the U.S. Congress enacted comprehensive telecommunications legislation, which the President signed into law on February 8, 1996. The Company believes that this legislation is likely to enhance competition in the local telecommunications marketplace because it (i) gives the FCC authority to preempt state and local entry barriers, (ii) requires ILECs to provide interconnection to their facilities, (iii) facilitates end-users' choice to switch service providers from ILECs to CLECs and (iv) proscribes the imposition of discriminatory or anticompetitive requirements by state or local governments for use of public rights of way.

     The Telecommunications Act requires all LECs (including ILECs and CLECs)
(i) not to prohibit or unduly restrict resale of their services; (ii) to provide local number portability; (iii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iv) to afford access to poles, ducts, conduits and rights-of-way; and (v) to establish reciprocal compensation arrangements for the transport and termination of local telecommunications traffic. It also requires ILECs to negotiate local interconnection agreements in good faith and to provide interconnection (a) for the transmission and routing of telephone exchange service and exchange access, (b) at any technically feasible point within the ILEC's network, (c) that is at least equal in quality to that provided by the ILEC to itself, its affiliates or any other party to which the ILEC provides interconnection, and (d) at rates, terms and conditions that are just, reasonable and nondiscriminatory. ILECs also are required under the Telecommunications Act to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer their local retail telephone services for resale at wholesale rates, and to facilitate collocation of equipment necessary for competitors to interconnect with or access unbundled network elements ("UNEs").

     In addition, the Telecommunications Act requires RBOCs to comply with certain safeguards and offer interconnection that satisfies a prescribed 14-point competitive checklist before the RBOCs are permitted to provide in-region interLATA (i.e., interexchange long distance) services. These safeguards are designed to ensure that the RBOCs' competitors have access to local exchange and

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

exchange access services on nondiscriminatory terms and that subscribers of regulated non-competitive RBOC services do not subsidize their provision of competitive services. The safeguards also are intended to promote competition by preventing RBOCs from using their market power in local exchange services to obtain an anti-competitive advantage in the provision of other services.

     Three RBOCs, Ameritech Corp., SBC Communications Inc. (formerly Southwestern Bell Corp.) and BellSouth Corp., have filed applications with the FCC for authority to provide in-region interLATA service in selected states. The FCC has denied all such RBOC applications for in-region long distance authority filed to date. The denials of certain of these RBOC applications by the FCC are the subjects of judicial appeals and petitions for rehearing at the FCC. Other RBOCs have begun the process of applying to provide in-region interLATA service by filing with state commissions notice of their intent to file at the FCC.

     In addition, several RBOCs have challenged the constitutionality of certain provisions of the Telecommunications Act that bar the RBOCs from providing in-region interexchange and other services by filing a lawsuit in the U.S. District Court for the Northern District of Texas (captioned SBC Communications, Inc. v. FCC, Civil Action No. 7:97-CV-163-X (Kendall, J.)). Judge Kendall issued an order in that case that invalidated Sections 271-273 of the Telecommunications Act as they pertain to SBC, US West and Bell Atlantic, after finding that these provisions violated the constitutional prohibition against "bills of attainder". Judge Kendall's decision was appealed to the U.S. Court of Appeals for the Fifth Circuit; on September 4, 1998, the Fifth Circuit reversed the District Court's ruling.

     The Telecommunications Act also granted important regulatory relief to industry segments that compete with CLECs. ILECs were given substantial new pricing flexibility. RBOCs have the ability to provide out-of-region long-distance services and, if they obtain authorization and under prescribed circumstances, may provide additional in-region long-distance services. RBOCs also were granted new rights to provide certain cable TV services. IXCs were permitted to construct their own local facilities and/or resell local services. State laws no longer may require cable television service providers ("CATVs") to obtain a franchise before offering telecommunications services nor permit CATVs' franchise fees to be based on their telecommunications revenue. In addition, under the Telecommunications Act all utility holding companies are permitted to diversify into telecommunications services through separate subsidiaries. See "Risk Factors -- Competition".

     FCC RULES IMPLEMENTING THE LOCAL COMPETITION PROVISIONS OF THE TELECOMMUNICATIONS ACT. On August 8, 1996, the FCC released a First Report and Order, a Second Report and Order and a Memorandum Opinion and Order in its CC Docket 96-98 (combined, the "Interconnection Orders") that established a framework of minimum, national rules enabling state Public Service Commissions ("PSCs") and the FCC to begin implementing many of the local competition provisions of the Telecommunications Act. In its Interconnection Orders, the FCC prescribed certain minimum points of interconnection necessary to permit competing carriers to choose the most efficient points at which to interconnect with the ILECs' networks. The FCC also adopted a minimum list of unbundled network elements that ILECs must make available to competitors upon request and a methodology for states to use in establishing rates for interconnection and the purchase of unbundled network elements. The FCC also adopted a methodology for states to use when applying the Telecommunications Act's "avoided cost standard" for setting wholesale prices with respect to retail services.

     The following summarizes the key issues addressed in the Interconnection
Orders:

     - INTERCONNECTION. ILECs are required to provide interconnection for telephone exchange or exchange access service, or both, to any requesting telecommunications carrier at any technically feasible point. The interconnection must be at least equal in quality to that provided by the ILEC to itself or its affiliates and must be provided on rates, terms and conditions that are just, reasonable and nondiscriminatory.

     - ACCESS TO UNBUNDLED ELEMENTS. ILECs are required to provide requesting telecommunications carriers with nondiscriminatory access to network elements on an unbundled basis at any technically feasible point on rates, terms, and conditions that are just, reasonable and nondiscriminatory. At a minimum, ILECs must unbundle and provide access to network interface devices, local loops, local and tandem switches (including all software features provided by such switches), interoffice transmission facilities, signaling and call-related database facilities, operations support systems, and information and operator and directory assistance facilities. Further, ILECs may not impose restrictions, limitations or requirements upon the use of any unbundled network elements by other carriers.

     - METHODS OF OBTAINING INTERCONNECTION AND ACCESS TO UNBUNDLED
       ELEMENTS. ILECs are required to provide physical collocation of equipment necessary for interconnection or access to unbundled network elements at the ILEC's premises, except that the ILEC may provide virtual collocation if it demonstrates to the PSC that physical collocation is not practical for technical reasons or because of space limitations.

     - TRANSPORT AND TERMINATION CHARGES. The FCC rules require that LEC charges for transport and termination of local traffic delivered to them by competing LECs must be cost-based and should be based on the LECs' Total Element Long-Run Incremental Cost ("TELRIC") of providing that service. However, as discussed below, the FCC's pricing and costing rules have been vacated by the U.S. Court of Appeals for the Eighth Circuit.

     - PRICING METHODOLOGIES. New entrants were required to pay for interconnection and unbundled elements at rates based on the ILEC's TELRIC of providing a particular network element plus a reasonable share of forward-looking joint and common costs, and may include a reasonable profit. However, as discussed below, these rules have been vacated by the Eighth Circuit.

     - RESALE. ILECs were required to offer for resale any telecommunications service that they provide at retail to subscribers who are not telecommunications carriers. PSCs were required to identify which marketing, billing, collection and other costs will be avoided or that are avoidable by ILECs when they provide services on a wholesale basis and to calculate the portion of the retail rates for those services that is attributable to the avoided and avoidable costs. However, as discussed below, the specific federal pricing requirements have been vacated by the Eighth Circuit.

     - ACCESS TO RIGHTS-OF-WAY. The FCC established procedures and guidelines designed to facilitate the negotiation and mutual provision of nondiscriminatory access by telecommunications carriers and utilities to their poles, ducts, conduits, and rights-of-way.

     - UNIVERSAL SERVICE REFORM. All telecommunications carriers, including the Company, are required to contribute funding for universal service support, on an equitable and nondiscriminatory basis, in an amount sufficient to preserve and advance universal service pursuant to a specific or predictable universal service funding mechanism. On May 8, 1997, the FCC released an order implementing these requirements by reforming its existing access charge and universal service rules. See
       "-- Universal Service Reform" below.

     Most provisions of the Interconnection Orders were appealed. Numerous appeals were consolidated for consideration by the Eighth Circuit Court of Appeals (captioned Iowa Utilities Board v. FCC). On July 18, 1997, the Court of Appeals released its decision regarding issues raised in the consolidated appeals. The Interconnection Orders were upheld in part and reversed in part. A non-exclusive list of decisions rendered include:

     - The FCC exceeded its jurisdiction in establishing rules governing the prices that ILECs may charge competitors for interconnection, unbundled access and resale. The Court ruled that the authority to establish prices for local communications facilities and services is reserved to

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

       the states and, thus, vacated the FCC's pricing rules (except as they apply to CMRS providers).

     - The FCC's "pick and choose" rule, which allows competitors to select individual terms of previously approved interconnection agreements for their own use, conflicts with the purposes of the Telecommunications Act, and also was vacated.

     - The FCC lacks authority to hear formal complaints that involve the review and/or enforcement of certain terms of local interconnection agreements approved by state commissions.

     - The FCC lacks authority to require interconnection agreements that were negotiated before the enactment of the Telecommunications Act to be submitted for state commission approval.

     - The FCC may not adopt a blanket requirement that state interconnection rules must be consistent with the FCC's regulations.

     - The FCC correctly concluded that ILEC operations support systems, operator services and vertical switching features qualify as network elements that are subject to the unbundling requirements of the Telecommunications Act.

     - The FCC's definition of "technically feasible" was upheld for purposes of deciding where ILECs must permit interconnection by competitors, but the FCC's use of this term to determine the elements that must be unbundled was rejected.

     - The FCC erred in deciding that ILECs could be required by competitors to provide interconnection and unbundled network elements at levels of quality that exceed those levels at which ILECs provide such services to themselves.

     - The FCC cannot require ILECs to recombine network elements for competitors, but competitors may recombine such network elements themselves as necessary to provide telecommunications services.

     - Claims that the unbundling rules constitute an unconstitutional taking were not decided because they were either raised by parties that lacked standing or were not ripe for review.

     - The FCC rules and policies regarding the ILECs' duty to provide for physical collocation of equipment were upheld.

     - The FCC rules requiring ILECs to allow the resale of promotional prices lasting more than 90 days were upheld.

     The Interconnection Orders, and resulting local interconnection rules, were vacated in part consistent with these decisions. The U.S. Supreme Court granted certiorari to review most aspects of the Eighth Circuit decision regarding the Interconnection Orders, and heard oral agreements in October 1998. The Company cannot predict the outcome of this litigation or the requests for reconsideration that remain pending at the FCC. Notably, the FCC recently made the use of forward looking, economic costs for the pricing of local interconnection, transport and termination and unbundled network elements a temporary condition of its approval of the merger of Bell Atlantic and NYNEX. However, after the FCC indicated in its denial of Ameritech's application for in-region long distance authority that an RBOC's use of such forward looking, economic costs is relevant to the issue of whether it has satisfied the conditions necessary for approval of such an application, the Eighth Circuit issued a mandamus order instructing the FCC not to enforce such a requirement.

     SECTION 706 FORBEARANCE. Section 706 of the Telecommunications Act gives the FCC the right to forebear from regulating a market if the FCC concludes that such forbearance is necessary to encourage the rapid deployment of advanced telecommunications capability. Section 706 has not been used to date, but in January 1998 Bell Atlantic filed a petition under Section 706 seeking to have the FCC deregulate entirely the provision of packet-switched telecommunications services.

Similar petitions were later filed by the Alliance for Public Technology and US West Inc. (currently Media One Group Inc.), and other ILECs are expected to file similar petitions in the near future.

     On August 7, 1998, the FCC released an Order denying requests by the Regional Bell Operating Companies (RBOCs) that it use Section 706 of the Telecommunications Act to forbear from regulating advanced telecommunications services. Instead, the FCC determined that advanced services are telecommunications services and that ILECs providing advanced services are still subject to the unbundling and resale obligations of Section 251(c) and the in-region interLATA restrictions of Section 271.

     On the same day, the FCC released a Notice of Proposed Rulemaking ("NPRM") proposing that ILECs be permitted to offer advanced services through separate affiliates. Subject to certain restrictions on transfers from the ILEC to the affiliate, structural separation rules and nondiscrimination safeguards, these separate affiliates would not be subject to the obligations imposed on ILECs under Section 251(c), but would remain subject to the in-region interLATA restrictions imposed on RBOCs and RBOC affiliates by Section 271. In the Order, the FCC did not specifically authorize ILECs to provide advanced services through a separate affiliate immediately. ILECs may, of course, immediately provide advanced services, but until the separate affiliate is properly established pursuant to rules to be promulgated following comment on the NPRM, such provision of advanced services will be subject to Section 251. The outcome of this proceeding could have a material adverse effect on the Company.

     In order to assist competing carriers to gain access to ILEC facilities necessary to provide advanced services, the FCC also proposes to strengthen collocation and loop unbundling requirements. Finally, the FCC issued a Notice of Inquiry (NOI) to explore the availability of advanced, high speed telecommunications services.

     OTHER FEDERAL REGULATION. In general, the FCC has a policy of encouraging the entry of new competitors in the telecommunications industry and preventing anti-competitive practices. Therefore, the FCC has established different levels of regulation for dominant carriers and nondominant carriers. For purposes of domestic common carrier telecommunications regulation, large ILECs such as GTE and the RBOCs are currently considered dominant carriers, while CLECs are considered nondominant carriers.

     - TARIFFS. As a nondominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization. Services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports. However, nondominant carriers like the Company must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to FCC complaint procedures. With the exception of informational tariffs for operator-assisted services and tariffs for interexchange casual calling services, the FCC has ruled that IXCs must cancel their tariffs for domestic, interstate interexchange services. Tariffs remain required for international services. The effectiveness of those orders currently is subject to a stay issued by the U.S. Court of Appeals for the District of Columbia Circuit. On June 19, 1997, the FCC issued an order granting petitions filed by Hyperion Telecommunications Inc. and Time Warner Inc. to provide CLECs the option to cease filing tariffs for interstate interexchange access services and has proposed to make the withdrawal of CLEC access service tariffs mandatory. Pursuant to these FCC requirements, the Company has filed and maintains tariffs for its interstate services with the FCC. All of the interstate access and retail "basic" services (as defined by the FCC) provided by the Company are described therein. "Enhanced" services (as defined by the FCC) need not be tariffed. The Company believes that its proposed enhanced voice and Internet services are "enhanced" services that need not be tariffed. However, the FCC is reexamining the "enhanced" definition as it relates to IP transport and the Company cannot predict whether the FCC will change the classification of such services.

     - INTERNATIONAL SERVICES. Nondominant carriers such as the Company also are required to obtain FCC authorization pursuant to Section 214 of the Communications Act and file tariffs before providing international communications services. The Company has obtained authority from the FCC to provide voice and data communications services between the United States and all foreign authorized points.

     - ILEC PRICE CAP REGULATION REFORM. In 1991, the FCC replaced traditional rate of return regulation for large ILECs with price cap regulation. Under price caps, ILECs can raise prices for certain services by only a small percentage each year. In addition, there are constraints on the pricing of ILEC services that are competitive with those of CLECs. On September 14, 1995, the FCC proposed a three-stage plan that would substantially reduce ILEC price cap regulation as local markets become increasingly competitive and ultimately would result in granting ILECs nondominant status. Adoption of the FCC's proposal to reduce significantly its regulation of ILEC pricing would significantly enhance the ability of ILECs to compete against the Company and could have a material adverse effect on the Company. The FCC released an order on December 24, 1996 that adopted certain of these proposals, including the elimination of the lower service band index limits on price reductions within the access service category. The FCC's December 1996 order also eased the requirements necessary for the introduction of new services by ILECs. On May 7, 1997, the FCC took further action in its CC Docket No. 94-1 updating and reforming its price cap plan for the ILECs. Among other things, the changes require price cap LECs to reduce their price cap indices by 6.5 percent annually, less an adjustment for inflation. The FCC also eliminated rules that require ILECs earning more than certain specified rates of return to "share" portions of the excess with their access customers during the next year in the form of lower access rates. These actions could have a significant impact on the interstate access prices charged by the ILECs with whom the Company expects to compete.

     - ACCESS CHARGES. Over the past few years, the FCC has granted ILECs significant flexibility in pricing their interstate special and switched access services. Under this pricing scheme, ILECs may establish pricing zones based on access traffic density and charge different prices for each zone. The Company anticipates that this pricing flexibility will result in ILECs lowering their prices in high traffic density areas, the probable area of competition with the Company. The Company also anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnections and competitors increases. On May 7, 1997, the FCC took action in its CC Docket No. 96-262 to reform the current interstate access charge system. The FCC adopted an order that makes various reforms to the existing rate structure for interstate access that are designed to move access charges, over time, to more economically efficient rate levels and structures. The following is a nonexclusive list of actions announced by the FCC:

        - SUBSCRIBER LINE CHARGE ("SLC"). The maximum permitted amount that an ILEC may charge for SLCs on certain lines was increased. Specifically, the ceiling was increased significantly for second and additional residential lines, and for multi-line business customers. SLC ceiling increases began in July 1997 and will be phased in over a two-year period.

        - PRESUBSCRIBED INTEREXCHANGE CARRIER CHARGE ("PICC"). The FCC created a new PICC access charge rate element. The PICC is a flat-rate, per-line charge that is recovered by LECs from IXCs. The charge is designed to recover common line revenue not recovered through SLCs. Effective January 1, 1998, the maximum permitted interstate PICC charge is $0.53 per month for primary residential lines and $1.50 per month for second and additional residential lines. The initial maximum interstate PICC for multi-line businesses are $2.75. The ceilings will be permitted to increase over time.

        - CARRIER COMMON LINE CHARGE ("CCL"). As the ceilings on the SLCs and PICCs increase, the per-minute CCL charge will be eliminated. Until then, the CCL will be assessed on originating minutes of use. Thus, ILECs will charge lower rates for terminating than originating access. In addition, Long-term Support ("LTS") payments for universal service will be eliminated from the CCL charge.

        - LOCAL SWITCHING. Effective January 1, 1998, ILECs subject to price-cap regulation were required to move non-traffic-sensitive ("NTS") costs of local switching associated with line ports to common line rate elements and recover them through the common line charge discussed above. Local switching costs attributable to dedicated trunk ports must be moved to the trunking basket and recovered through flat-rate monthly charges.

        - TRANSPORT. The "unitary" rate structure option for tandem-switched transport will be eliminated effective July 1, 1998. For price cap LECs, additional rate structure changes became effective on January 1, 1998, which altered the recovery of certain NTS costs of tandem- switching and multiplexing and the minutes-of-use assumption employed to determine tandem-switched transport prices. Also effective January 1, 1998, certain costs currently recovered through the Transport Interconnection Charge ("TIC") were reassigned to specified facilities charges. The reassignment of tandem costs currently recovered through the TIC to the tandem switching charge will be phased in evenly over a three-year period. Residual TIC charges will be covered in part through the PICC, and price cap reductions will be targeted at the per-minute residual TIC until it is eliminated.

          In other actions, the FCC clarified that ILECs may not assess interstate access charges on the purchasers of unbundled network elements or information services providers (including ISPs). Further regulatory actions affecting ISPs are being considered in a FCC notice of inquiry released on December 24, 1996. The FCC also decided not to adopt any regulations governing the provision of terminating access by CLECs. ILECs also were ordered to adjust their access charge rate levels to reflect contributions to and receipts from the new universal service funding mechanisms.

          The FCC also announced that it will, in a subsequent Report and Order, provide detailed rules for implementing a market-based approach to further access charge reform. That process will give ILECs progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. The FCC also adopted a "prescriptive safeguard" to bring access rates to competitive levels in the absence of competition. For all services then still subject to price caps and not deregulated in response to competition, the FCC required ILECs subject to price caps to file Total Service Long Run Incremental Cost ("TSLRIC") cost studies no later than February 8, 2001.

         This series of decisions is likely to have a significant impact on the operations, expenses, pricing and revenue of the Company and costs vis-a-vis larger, more efficient carriers such as AT&T, MCI and Sprint. Various parties have sought reconsideration or appeal of the FCC's access charge rulings and all or part of the order ultimately could be set aside or revised. The Company cannot predict the outcome of these proceedings.

     UNIVERSAL SERVICE REFORM. On May 8, 1997, the FCC released an order in its CC Docket No. 96-45, which reforms the current system of interstate universal service support and implements the universal service provisions of the Telecommunications Act. The FCC established a set of policies and rules that ensure that low-income consumers and consumers that live in rural, insular and high-cost areas receive a defined set of local telecommunications services at affordable rates. This is accomplished in part through expansion of direct consumer subsidy programs and in part by ensuring that rural, small and high-cost LECs continue to receive universal service subsidy support. The FCC also created new programs to subsidize connection of eligible schools, libraries and rural health care providers to telecommunications networks. These programs will be funded by assessment of eligible revenue of nearly all providers of interstate telecommunications carriers, including the Company.
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

     The Company, like other telecommunications carriers that provide interstate telecommunications services, will be required to contribute a portion of its end-user telecommunications revenue to fund universal service programs. These contributions became due beginning in 1998 for all providers of interstate telecommunications services. Such contributions are assessed based on intrastate, interstate and international end user telecommunications revenue. Contribution factors vary quarterly, and carriers, including the Company, are billed each month. Contribution factors for the first three quarters of 1998 have been determined by the FCC as follows: first quarter, second quarter and third quarter factors are 3.19%, 3.14% and 3.14%, respectively, for the high cost and low income funds (interstate and international end user telecommunications revenue) and 0.72%, 0.76% and 0.75%, respectively, for the schools, libraries and rural health funds (intrastate, interstate and international end user communications revenue). In addition, many state regulatory agencies have instituted proceedings to revise state universal support mechanisms to make them consistent with the requirements of the Telecommunications Act. As a result, the Company will be subject to state, as well as federal, universal service fund contribution requirements, which will vary from state to state. Several parties have appealed the FCC's May 8th order, and these appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. In addition, a number of telecommunications companies have filed a petition for a stay with the FCC, which is currently pending.

     Pursuant to the Universal Service Order, all carriers were required to submit a Universal Service Fund worksheet in September 1997. The Company has filed its Universal Service Fund worksheet. The amounts remitted to the Universal Service Fund may be billed to the Company's customers. If the Company does not bill these amounts to its customers, its profit margins may be less than if it had elected to do so. However, if the Company elects to bill these amounts to its customers, customers may reduce their use of the Company's services, or elect to use the services provided by the Company's competitors, which may have a material adverse effect upon the Company's business, financial condition, or results of operation. The Company is eligible to qualify as a recipient of universal service support if it elects to provide facilities-based service to areas designated for universal service support and if it complies with federal and state regulatory requirements to be an eligible telecommunications carrier. The FCC's decisions in CC Docket No. 96-45 could have a significant impact on future operations of the Company. Significant portions of the FCC's order have been appealed and are under review by the U.S. Court of Appeals for the Fifth Circuit. The Company cannot predict the outcome of these proceedings.

     CURRENT COMPANY CERTIFICATIONS. The Company has received Section 214 authorization from the FCC allowing it to engage in business as a resale and facilities-based international carrier.

STATE REGULATION

     Most states require a certification or other authorization to offer local exchange and long distance intrastate services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest. In addition to tariff requirements, most states require that common carriers charge just and reasonable rates and not discriminate among similarly situated customers. Some states also require the filing of periodic reports, the payment of various regulatory fees and surcharges, and compliance with service standards and consumer protection rules. States generally retain the right to sanction a carrier or to revoke certification if a carrier violates relevant laws and/or regulations. If any state regulatory agency were to conclude that the Company is or was providing intrastate services without the appropriate authority, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues, or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services. The Company holds authority to provide intrastate interLATA and, where authorized, intraLATA toll service in 49 states. The authority in some states may be limited to resale of long distance service. The Company is in the process of obtaining intrastate toll authority in Alaska. The Company has authority to provide competitive local exchange service in

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

Massachusetts, New Hampshire and Rhode Island. The Company has applications pending to provide resold and facilities-based competitive local exchange services in several other Northeastern and Southeastern states. There is no industry consensus on what constitutes a "facilities-based" carrier and the FCC and state regulatory agency definitions vary accordingly. There can be no assurance that the Company will receive the authorizations it seeks currently or in the future.

     The FCC imposes on entities authorized to provide international telecommunications service prior approval requirements for "transfers of control", including pro forma transfers. The Company is also subject to requirements in certain states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. The Company did not obtain prior approval for its July 1998 corporate reorganization to create a holding company structure whereby Network Plus Corp. became the holding company of Network Plus, Inc. The Company is in the process of filing the necessary papers at the FCC and relevant state commissions seeking nunc pro tunc (retroactive) approval of the transaction on the grounds that the transaction serves certain important business needs of the Company and enhances the Company's ability to market and provide services more efficiently. Although the Company believes that its applications will be approved in due course, there can be no assurance that the FCC or state commissions will grant the Company's requests for retroactive approval and/or will not impose fines or license conditions, commence revocation proceedings or otherwise exercise their authority to address violations of applicable statutes and regulations.

     The Company believes that most, if not all, states in which it proposes to operate as a local telecommunications provider will require certification or other authorization to offer local intrastate services. Many of the states in which the Company intends to operate are in the process of addressing issues relating to the regulation of CLECs.

     In some states, existing state statutes, regulations or regulatory policy may preclude some or all forms of local service competition. However, Section 253 of the Telecommunications Act prohibits states and localities from adopting or imposing any legal requirement that may prohibit, or have the effect of prohibiting, the ability of any entity to provide any interstate or intrastate telecommunications service. The FCC has the authority to preempt any such state or local requirements to the extent necessary to enforce the Telecommunications Act's open market entry requirements. States and localities may, however, continue to regulate the provision of intrastate telecommunications services and require carriers to obtain certificates or licenses before providing service if such requirements do not constitute prohibited barriers to market entry.

     Some states in which the Company operates are considering legislation that could impede efforts by new entrants in the local services market to compete effectively with ILECs. For example, some state public utility commissions ("PUCs") are currently considering actions to preserve universal service and promote the public interest. The actions may impose conditions on the certificate issued to an operating company that would require it to offer service on a geographically widespread basis through (i) the construction of facilities to serve all residents and business customers in such areas, (ii) the acquisition from other carriers of network facilities required to provide such service, or (iii) the resale of other carriers' services. The Company believes that state PUCs have limited authority to impose such requirements under the Telecommunications Act. The imposition of such conditions by state PUCs, however, could increase the cost to operating companies of providing local exchange services, or could otherwise affect the operating companies' flexibility to offer services. Another state action that impedes efforts by new entrants to compete in the local exchange services market is the enactment of state laws that prohibit competition in certain areas of a state. For example,
Section 65-4-201(d) of the Tennessee Code prohibits local exchange telecommunications competition in areas of Tennessee served by carriers with fewer than 100,000 access lines within the state. Other states have or may enact similar provisions; however, to date the FCC has considered Texas and Wyoming statutory provisions that are virtually identical to the

Tennessee statute, and has preempted both statutes as violative of sec.253(a) of the Telecommunications Act. A petition for preemption of the Tennessee statute has been filed at the FCC.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenue generated from non-competitive services, thereby allowing ILECs to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.


     LOCAL INTERCONNECTION. The Telecommunications Act imposes a duty upon all ILECs to negotiate in good faith with potential interconnectors to provide interconnection to the ILEC networks, exchange local traffic, make unbundled network elements available and permit resale of most local services. In the event that negotiations do not succeed, the Company has a right to seek state PUC arbitration of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged in lawsuits filed in U.S. District Court by the affected ILECs. The Company may experience difficulty in obtaining timely ILEC implementation of local interconnection agreements, and there can be no assurance the Company will offer local services in these areas in accordance with its projected schedule, if at all. See "Risk Factors -- Lack of Interconnection and Peering Agreements".


     LOCAL GOVERNMENT AUTHORIZATIONS. If the Company constructs local networks, it will be required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities the Company may be required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis, as well as post performance bonds or letters of credit. There can be no assurance that the Company will not be required to post bonds in the future. In many markets, the ILECs do not pay such franchise fees or pay fees that are substantially less than those that will be required to be paid by the Company. To the extent that competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. However, the Telecommunications Act provides that any compensation extracted by states and localities for use of public rights-of-way must be "fair and reasonable", applied on a "competitively neutral and nondiscriminatory basis" and be "publicly disclosed" by such government entity. See "Risk Factors -- The Telecommunications Act and Other Regulation".

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides certain information regarding the executive officers and directors of the Company, including their ages as of August 15, 1998.

NAME                                         AGE                    POSITIONS
----                                         ---                    ---------
Robert T. Hale.............................  60    Chairman of the Board of Directors
Robert T. Hale, Jr.........................  32    Chief Executive Officer, President and
                                                   Director
James J. Crowley...........................  34    Executive Vice President, Chief Operating
                                                   Officer, Secretary and Director
David Martin...............................  59    Director
Joseph C. McNay............................  64    Director
Michael F. Oyster..........................  42    Executive Vice President of Networks and
                                                   Product Development
Joseph Haines..............................  36    Vice President of Local Operations
Steven L. Shapiro..........................  40    Vice President of Finance, Chief Financial
                                                   Officer and Treasurer
Steven J. Stanfill.........................  45    Vice President of Network Services
Kevin B. McConnaughey......................  40    Vice President and General Manager of
                                                   International Services

---------------

     ROBERT T. HALE is a co-founder of the Company and has served as Chairman of the Board since its inception in 1990. Mr. Hale is a founding member of the Telecommunications Resellers Association and has served as chairman of its Carrier Committee since 1993 and served as chairman of its board from May 1995 to May 1997. Mr. Hale was president of Hampshire Imports, the original importer of Laura Ashley Womenswear to the U.S. and a manufacturer of exclusive women's apparel, from 1968 to 1992.

     ROBERT T. HALE, JR., is a co-founder of the Company and has served as Chief Executive Officer, President and Director since its inception in 1990. He was employed by U.S. Telecenters, a sales agent for NYNEX Corporation, from 1989 to 1990, and as a sales representative at MCI from 1988 to 1989.

     JAMES J. CROWLEY has served as Executive Vice President since 1994 and became Chief Operating Officer and a Director in 1998. He was an attorney at Hale and Dorr LLP, a Boston law firm, from 1992 to 1994.

     DAVID MARTIN has served as a Director of the Company since September 1998. Mr. Martin was employed by Texas Instruments Inc. from 1960 until June 1998, most recently as Executive Vice President. Mr. Martin is a member of the Board of Directors of Mathsoft Inc.

     JOSEPH C. MCNAY has served as a Director of the Company since September 1998. Mr. McNay serves as Chairman and Chief Investment Officer of Essex Investment Management Company, LLC, a private investment management company founded by Mr. McNay in 1976. Previously he served as Executive Vice President and Director of Endowment Management & Research Corp. Mr. McNay serves as Trustee of University Hospital, Boston, Trustee of Simmons College, Trustee of the Dana Farber Cancer Institute, and Chairman and Trustee of Children's Hospital, Boston.

     MICHAEL F. OYSTER was named Executive Vice President of Networks and Product Development in July 1998. Mr. Oyster served as Regional Vice President and General Manager, and in other capacities, at Teleport Communications Group from August 1997 to July 1998. Mr. Oyster served in various capacities at AT&T from 1977 to 1997.

     JOSEPH HAINES was named Vice President of Local Operations in July 1998. From 1992 to 1998, Mr. Haines held various positions with Teleport Communications Group, most recently as its Regional Vice President of Operations.

     STEVEN L. SHAPIRO has served as Vice President of Finance, Chief Financial Officer and Treasurer since July 1997. He served as Vice President and Controller of Grossman's Inc., a publicly held retailer of building materials, from 1993 to 1997, and as its Assistant Controller from 1986 to 1993. Mr. Shapiro served as a certified public accountant with Arthur Andersen & Co. from 1979 to 1986.

     STEVEN J. STANFILL has served as Vice President of Network Services since 1994. He served as Vice President of Network Operations at Ascom Communications, a telecommunication services provider, from 1989 to 1994. From 1983 to 1989, Mr. Stanfill served in various management capacities at National Applied Computer Technologies, a telecommunications switching equipment manufacturer.

     KEVIN B. MCCONNAUGHEY has served as Vice President and General Manager of International Services since March 1997. From 1995 to 1997, he was Associate Vice President of Business Development for Teleglobe International. From 1990 to 1995, Mr. McConnaughey was employed by Sprint International, where he held a variety of product management, international carrier relations and marketing positions.

     Each director serves until his or her successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors. Robert T. Hale, Jr. is the son of Robert T. Hale. There are no other family relationships among the Company's executive officers and directors. No executive officer of the Company is a party to an employment agreement with the Company.

COMPENSATION OF DIRECTORS

     In July 1998, the Company adopted the 1998 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 5,000 shares of Common Stock will be granted to each new non-employee director upon his or her initial election to the Board of Directors. Annual options to purchase 2,500 shares of Common Stock will also be granted to each non-employee director on the date of each annual meeting of stockholders, or on August 1 of each year if no annual meeting is held by such date. Options granted under the Director Plan will vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercisability of these options will be accelerated upon the occurrence of an Acquisition Event (as defined in the Director Plan). The exercise price of options granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 100,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. In addition, Directors are reimbursed for out-of-pocket expenses incurred as a result of their service as Directors. Pursuant to the Director Plan, on September 3, 1998 Messrs. Martin and McNay each received an option to purchase 5,000 shares of Common Stock at an exercise price of $15.00 per share.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1997 earned by or awarded to the Chief Executive Officer, the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997, and the Chief Financial Officer of the Company (the "Named Executive Officers").

                              ANNUAL COMPENSATION

                                                                       ANNUAL COMPENSATION
                                                                      ---------------------
NAME AND TITLE                                                YEAR     SALARY      BONUS(1)
--------------                                                ----    --------     --------
Robert T. Hale, Jr..........................................  1997    $355,431(2)   $2,770
  Chief Executive Officer and President
Robert T. Hale..............................................  1997     220,692(3)    2,725
  Chairman of the Board of Directors
James J. Crowley............................................  1997     160,000       4,353
  Executive Vice President and Chief Operating Officer
Steven J. Stanfill..........................................  1997     121,615       2,888
  Vice President of Network Services
Kevin B. McConnaughey(4)....................................  1997     100,961          --
  Vice President and General Manager
  of International Services
Steven L. Shapiro (5).......................................  1997      70,096          --
  Vice President of Finance, Chief
  Financial Officer and Treasurer

---------------
(1) Includes the cash value of travel awarded as bonuses.

(2) Includes sales commissions of $49,662. Robert T. Hale, Jr.'s annual base salary (excluding sales commissions) was reduced to $285,000 effective August 17, 1998.

(3) Robert T. Hale's annual base salary was reduced to $195,000 effective December 23, 1997.

(4) Commenced employment with the Company on March 17, 1997.

(5) Commenced employment with the Company on July 1, 1997.

EMPLOYEE BENEFIT PLANS

  1998 STOCK INCENTIVE PLAN


     The Company's 1998 Stock Incentive Plan (the "1998 Incentive Plan") was adopted by the Company in July 1998. The 1998 Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company. Under the 1998 Incentive Plan, the Company may grant options that are intended to qualify as incentive stock options ("incentive stock options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options not intended to qualify as incentive stock options ("nonqualified options"), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company. A total of 1,400,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 1998 Incentive Plan. The number of shares with respect to which awards may be granted to any employee under the 1998 Incentive Plan may not exceed 700,000 during any calendar year. The exercisability of options or other awards granted under the 1998 Incentive Plan may in certain circumstances be accelerated in connection with an Acquisition Event (as defined in the 1998 Incentive Plan). Options and other awards may be granted under the 1998 Incentive Plan at exercise prices that are equal to, less than or greater than the fair market value of the Company's common stock, and the Board generally retains the right to reprice outstanding options. The 1998 Incentive Plan expires in June 2008, unless sooner terminated by the Board. As of July 15, 1998, the Company had granted options to purchase an aggregate of 741,140 shares of Common Stock under the 1998 Incentive Plan, including an option to purchase 120,000 shares to Mr. Crowley, an option to purchase 23,334 shares to Mr. Stanfill, an option to purchase 14,620 shares to Mr. McConnaughey, an option to purchase 10,045 shares to Mr. Shapiro, an option to purchase 40,000 shares to Mr. Oyster and an option to purchase 40,000 shares to Mr. Haines. The remainder of the options were granted to approximately 190 employees of, and one consultant to, the Company. These options generally become exercisable in four equal annual installments beginning on the first anniversary of the date of grant, subject in certain cases to accelerated vesting in connection with an Acquisition Event.

  401(k) PLAN

     Effective January 1, 1995, the Company adopted the Employee 401(k) and Profit Sharing Plan (the "401(k) Plan") covering the Company's eligible employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company on behalf of all participants. The Company contributed $175,000 to the 401(k) Plan in 1995. No additional contributions have been made by the Company. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by the Company, if any, are deductible by the Company when made.

                              CERTAIN TRANSACTIONS

     The Company's office space in Quincy, Massachusetts is leased from a trust, the beneficiaries of which are the stockholders of the Company. The Company makes monthly rental payments to the trust of $35,900. In each of the years ending December 31, 1997, 1996 and 1995, the amount paid to the trust was $431,000. The Company is currently in the process of negotiating an increase in the rental payments under this lease and expects that, following such increase, the lease will be on terms no less favorable to the Company than could be obtained in an arms' length transaction. The Company is also contingently liable as a guarantor on a bank loan made to the trust. The outstanding balance on the loan at December 31, 1997 and 1996 was approximately $1.5 million. See "Description of Certain Indebtedness".

     On September 2, 1998, the Company paid a dividend in the aggregate amount of $5.0 million. As a result, $2.5 million was distributed to each of Robert T. Hale and Robert T. Hale, Jr. Robert T. Hale, Jr., reinvested $1.9 million in the Company (representing approximately the distribution to him, net of his estimated tax liability resulting from such dividend) in the form of a long-term loan to the Company. Interest on such loan will accrue at Fleet's prime rate. Principal and interest on such loan will be payable 10 days after the redemption of the Series A Preferred Stock.


     In December 1997, the Company's stockholders issued the Company loans totaling $1.8 million. Interest on the loans accrued at the bank's prime rate (8.5% at December 31, 1997) and was payable monthly. There was no required period for principal repayment. The loans, including accrued interest of $12,017, were repaid in May 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


     The Company had a service arrangement with a marketing company, the controlling stockholders of which include the Company's stockholders. The marketing company provided services relative to establishing, training and expanding the Company's sales organization. For the years ending December 31, 1997, 1996 and 1995, the amounts paid to the marketing company were $55,000, $132,000 and $197,000, respectively. This service arrangement was terminated in May 1997.

                                STOCK OWNERSHIP

     The following table sets forth as of September 15, 1998 the number of shares of Common Stock and the percentage of the outstanding shares of such class that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors and Named Executive Officers of the Company and (iii) all of the current directors and executive officers of the Company as a group.

                                                                  AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP(1)
                                                              --------------------------
                                                               NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES          CLASS
------------------------------------                           ---------     ----------
5% STOCKHOLDERS
Robert T. Hale..............................................   5,000,000          50%
  c/o Network Plus, Inc.
  234 Copeland Street
  Quincy, Massachusetts 02169
Robert T. Hale, Jr..........................................   5,000,000          50%
  c/o Network Plus, Inc.
  234 Copeland Street
  Quincy, Massachusetts 02169
OTHER DIRECTORS
James J. Crowley............................................           0          --
David Martin................................................           0          --
Joseph C. McNay.............................................           0          --
OTHER NAMED EXECUTIVE OFFICERS
Steven L. Shapiro...........................................           0          --
Kevin B. McConnaughey.......................................           0          --
Steven J. Stanfill..........................................           0          --
All directors and executive officers as a group (10
  persons)..................................................  10,000,000         100%

---------------
(1) Each stockholder possesses sole voting and investment power with respect to the shares listed. Excludes options that vest subsequent to November 14, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Certificate of Incorporation (the "Charter") authorizes (i) 20,000,000 shares of Common Stock, $.01 par value, and (ii) 1,000,000 shares of Preferred Stock, $.01 par value, of which 50,000 shares have been designated 13.5% Series A Cumulative Preferred Stock due 2009 and 50,000 shares have been designated 13.5% Series A1 Cumulative Preferred Stock due 2009. Set forth below and under "Description of the Series A Preferred Stock" is a description of the capital stock of the Company.

COMMON STOCK

     As of July 15, 1998, there were 10,000,000 shares of Common Stock issued and outstanding and held of record by two stockholders. The holders of Common Stock are entitled to receive dividends when and as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any Preferred Stock (including the Series A Preferred Stock) then outstanding will be distributed to the holders of Common Stock ratably in proportion to the number of shares held by them. The Common Stock is not publicly traded. See "Risk Factors -- Control by Existing Stockholders; Potential Conflict of Interest; Deadlock; Antitakeover Provisions".

PREFERRED STOCK

     Under the Charter, the Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of the Company. Accordingly, the Board of Directors has the power to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future. For a description of the Series A Preferred Stock, see "Description of the Series A Preferred Stock". No other shares of preferred stock have been issued or are outstanding.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY OF DIRECTORS

     The Company's Charter eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty to the full extent permitted by the Delaware General Corporation Law (the "DGCL").

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter provides that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Charter, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, the Charter of the Company provides that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors if they act in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     The Company has purchased a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts and omissions in their capacity as directors and officers.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     In the event the Company's Common Stock becomes or may become widely held, the Board of Directors or the stockholders may adopt certain charter or by-law provisions that have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors even if a majority of the Company's stockholders were to deem such an attempt to be in the best interests of the Company. Such provisions may include a classified board of directors, limitations in the manner in which directors are elected and limitations on matters that may be presented at meetings by stockholders.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW REVOLVING CREDIT FACILITY


     The description below presents the material terms of the New Revolving Credit Facility. Definitive documentation setting forth the full terms and conditions of the New Revolving Credit Facility is available upon request from the Company. See "Risk Factors -- Substantial Future Capital Requirements; Need for Additional Financing; Substantial Leverage".


     On October 7, 1998, the Company and NPI entered into a loan agreement with Goldman Sachs Credit Partners L.P. and Fleet for the New Revolving Credit Facility. The New Revolving Credit Facility is a $60 million facility, concurrent with the closing of which the Company terminated the Former Bank Credit Facility. The New Revolving Credit Facility has a term of 18 months and is secured by the assets of the Company. Under the New Revolving Credit Facility, up to $60 million is available, of which $30 million is available based upon a percentage of accounts receivable. Interest is payable at one percent above the prime rate. The New Revolving Credit Facility requires the Company, among other things, to meet minimum levels of revenues and EBITDA, and not to exceed certain customer turnover levels and debt to revenue ratios.

STOCKHOLDER LOAN

     On September 2, 1998, Robert T. Hale, Jr., the Company's President and Chief Executive Officer, loaned $1.9 million to the Company. This amount represents a reinvestment in the Company of a $2.5 million dividend distribution to Robert T. Hale, Jr., net of the estimated tax liability related to such distribution. Interest on such loan accrues at Fleet's prime rate. Principal and interest on such loan will be payable 10 days after redemption of the Series A Preferred Stock. See "Certain Transactions".

FORMER BANK CREDIT FACILITY

     The Former Bank Credit Facility with Fleet provided NPI the ability to borrow amounts up to $23 million. This facility was terminated in connection with the closing of the New Revolving Credit Facility.

                  DESCRIPTION OF THE SERIES A PREFERRED STOCK


     The following is a summary of the material terms of the Certificate of Designation and the Series A Preferred Stock. A copy of the Certificate of Designation and the form of Series A Preferred Stock is available upon request to the Company at the address set forth under "Available Information". The following summary of certain provisions of the Certificate of Designation does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificate of Designation. The definitions of certain capitalized terms used but not defined in the following summary are set forth under "-- Certain Definitions". Other capitalized terms used but not defined herein and not otherwise defined under "-- Certain Definitions" are defined in the Certificate of Designation.


GENERAL

     At the consummation of the Initial Offering, the Company issued 40,000 shares of its 13.5% Series A Cumulative Preferred Stock Due 2009, $0.01 par value per share. In this Exchange Offer, the Company will offer to exchange one share of its 13.5% Series A1 Cumulative Preferred Stock Due 2009 for each outstanding share of its 13.5% Series A Cumulative Preferred Stock Due 2009. The 13.5% Series A Cumulative Preferred Stock Due 2009 and the 13.5% Series A1 Cumulative Preferred Stock Due 2009 are substantially identical in all material respects (except with respect to certain rights in connection with this Exchange Offer), and, unless otherwise indicated, both are referred to in this Prospectus as the "Series A Preferred Stock".

RANKING

     The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of common stock and to each other class of Capital Stock of the Company or series of Preferred Stock of the Company outstanding on the Issue Date and each other class or series established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock"); (ii) on a parity with each class of Capital Stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class of Capital Stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

     While any shares of Series A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to or on parity with the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. However, without the consent of any holder of

Series A Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks junior to the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up. See "-- Voting Rights".

     All claims of the holders of the Series A Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments, mandatory repurchase payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of any holders of any debt of the Company and its Subsidiary and all other creditors of the Company and its Subsidiary. Substantially all the operations of the Company is conducted through its Subsidiary and in future will be conducted through one or more of its subsidiaries. Accordingly, the Company is and will be a holding company with no assets other than the capital stock of such subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company. Although the Certificate of Designation limits the incurrence of Debt of the Company and certain of its subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Certificate of Designation does not impose any limitation on the incurrence of liabilities that are not considered Debt under the Certificate of Designation. See "-- Certain Covenants -- Limitation on Debt".

DIVIDENDS

     The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date at a rate per share of 13.5% per annum of the Specified Amount per share of Series A Preferred Stock, payable quarterly in arrears on each of March 1, June 1, September 1 and December 1 (each a "Dividend Payment Date") or, if any such date is not a Business Day, on the next succeeding Business Day, to the holders of record as of the next preceding February 15, May 15, August 15 and November 15, respectively. Subject to the next succeeding sentence, dividends will be payable in cash. If any dividend (other than any Special Dividends) payable on any Dividend Payment Date on or before September 1, 2003 is not declared or paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date (other than any Special Dividends) that is not paid in cash on such Dividend Payment Date will be added automatically to the Specified Amount of the Series A Preferred Stock on such Dividend Payment Date (such dividends being herein called the "Accumulated Dividends"). The first dividend payment of Series A Preferred Stock will be payable on December 1, 1998. Dividends payable on the Series A Preferred Stock will be computed on a basis of the 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

     For a discussion of certain Federal income tax considerations relevant to the payment of dividends on the Series A Preferred Stock, see "Certain United States Federal Income Tax Consequences".

     Dividends on the Series A Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation will provide that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series A Preferred Stock.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been added to the Specified Amount (if on or before September 1, 2003), declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

     Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid (or deemed paid) on the Series A Preferred Stock for all prior dividend periods. If accumulated dividends on the Series A Preferred Stock for all prior dividend periods have not been paid (or deemed paid) in full then any dividend declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid (or deemed paid) or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock.

OPTIONAL REDEMPTION

     Except as set forth below, the Series A Preferred Stock will not be redeemable at the option of the Company prior to September 1, 2003. Thereafter, the Series A Preferred Stock will be redeemable, at the Company's option (subject to the legal availability of funds therefor), in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the Specified Amount thereof), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including Special Dividends and an amount in cash equal to a prorated dividend for any partial dividend period) (subject to the rights of holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2003.......................................................     106.500%
2004.......................................................     104.333%
2005.......................................................     102.167%
2006 and thereafter........................................     100.000%

     In the case of any partial redemption, selection of the Series A Preferred Stock for redemption will be made on a pro rata basis.

MANDATORY REDEMPTION

     As soon as practicable following the closing of a Senior Notes Offering the net proceeds of which (excluding underwriting or other placement fees and proceeds placed in escrow at the closing thereof pursuant to the terms of such offering) received by the Company exceed $100 million, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to 108% of the Specified Amount thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including Special Dividends and an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive dividends on the relevant Dividend Payment
Date).

     In addition, if at any time and from time to time prior to September 1, 2001, the Company consummates one or more Public Equity Offerings, the Company will be required to apply the first $25 million of net proceeds (excluding underwriting or other placement fees and calculated on a cumulative basis beginning with the first such Public Equity Offering) from such Public Equity Offering or Offerings and one-half of each additional dollar of net proceeds (excluding underwriting or other placement fees and calculated on a cumulative basis beginning with the first such Public Equity Offering) in excess of $25 million to redeem the Series A Preferred Stock, at the following redemption prices (expressed in percentages of the Specified Amount thereof), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including Special Dividends and an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date), if redeemed during the period ending on the dates set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
June 1, 1999...............................................     102.000%
September 1, 1999..........................................     104.000%
September 1, 2000..........................................     106.000%
September 1, 2001..........................................     108.000%

     In the case of any partial redemption, selection of the Series A Preferred Stock for redemption will be made on a pro rata basis.

     The Company will not be required to make sinking fund payments with respect to the Series A Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Series A Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, an amount equal to the Specified Amount per share of Series A Preferred Stock held by such holder, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including the Common Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other Parity Stock are not paid in full, the holders of the Series A Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company. The liquidation preference of the Series A Preferred Stock will be $1,000 per share.

     The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Series A Preferred Stock.

VOTING RIGHTS

     The holders of Series A Preferred Stock, except as otherwise required under Delaware law or as provided in the Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation will provide that if (i) after September 1, 2003, dividends on the Series A Preferred Stock are in arrears and unpaid for six or more dividend periods (whether or not consecutive); (ii) the Company fails to redeem the Series A Preferred Stock on September 1, 2009, or fails to otherwise discharge any redemption obligation with respect to the Series A Preferred Stock; (iii) the Company fails to make an Offer to Purchase if such offer is required by the provisions of the covenant described under "-- Certain Covenants -- Change of Control", (iv) a breach or violation of any of the other provisions described under the caption "-- Certain Covenants" occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Series A Preferred Stock then outstanding; or (v) the Company fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any Debt of the Company or any Significant Subsidiary or the final maturity of any such Debt is accelerated because of a default and the total amount of such Debt unpaid or accelerated exceeds $10 million and such nonpayment continues, or such acceleration is not rescinded or waived, within 10 days, then the holders of the outstanding shares of Series A Preferred Stock, voting together as a single class, will be entitled to elect to serve on the Board of Directors the lesser of (x) two additional members to the Board of Directors or (y) that number of directors constituting 25% of the members of the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by such number. Such voting rights of the Series A Preferred Stock will continue until such time as, in the case of a dividend default, all dividends in arrears on the Series A Preferred Stock are paid in full in cash (or, if prior to September 1, 2003, in shares of Series A Preferred Stock) and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of a majority of the shares of Series A Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph (subject to the right of holders of any other preferred stock to elect such directors) shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event".

     The Certificate of Designation also will provide that the Company will not authorize any class of Senior Stock without the affirmative vote or consent of holders of a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. In addition, the Certificate of Designation will provide that the Company may not authorize the issuance of any additional shares of Series A Preferred Stock without the affirmative vote or consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation will also provide that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Stock or Parity Stock, including the designation of a series thereof within the existing class of Series A Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Series A Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Series A Preferred Stock.

REGISTRATION COVENANT; EXCHANGE OFFER

     The Company has agreed pursuant to the Registration Agreement, for the benefit of the Holders of the Series A Preferred Stock, (i) to file with the Commission, within 90 days following the closing of the Initial Offering (the "Closing"), a registration statement (the "Exchange Offer Registration Statement") with respect to the Exchange Offer and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to become effective as soon as practicable thereafter. The Company has further agreed to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for at least 30 days, and exchange New Preferred Shares for all Original Preferred Shares validly tendered and not withdrawn before the expiration of the Exchange Offer. The New Preferred Shares are being offered in this Exchange Offer to satisfy the obligations of the Company under the Registration Agreement.

     Under existing Commission interpretations, the New Preferred Shares would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving New Preferred Shares in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resale of those New Preferred Shares. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Preferred Shares (other than a resale of any unsold allotment from the Initial Offering) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Preferred Shares. The Exchange Offer Registration Statement will be kept effective for a period of up to 90 days after the Exchange Offer has been consummated in order to permit resales of New Preferred Shares acquired by broker-dealers in after-market transactions. Each Holder of the Original Preferred Shares, (other than certain specified Holders) who wishes to exchange such Original Preferred Shares for New Preferred Shares in the Exchange Offer will be required to represent that any New Preferred Shares to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Preferred Shares and that it is not an Affiliate of the Company.

     However, if on or before the date of consummation of the Exchange Offer the existing Commission interpretations are changed such that the New Preferred Shares would not in general be freely transferable on such date, the Company will, in lieu of effecting registration of New Preferred Shares, use its reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the Original Preferred Shares for resale by Holders (the "Resale Registration") to become effective and to remain effective for a period of up to two years after the Closing. The Company will, in the event of the Resale Registration, provide to the Holders of the Original Preferred Shares copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such Holders when the Resale Registration for the Original Preferred Shares has become effective and take certain other actions as are required to permit unrestricted resales of the Original Preferred Shares. Use of the Resale Registration registration statement by Holders will be subject to certain Company "black-out" rights and customary information delivery requirements. A Holder of Original Preferred Shares that sells such Original Preferred Shares pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such Holder (including certain indemnification obligations).

     In the event that (i) the Company has not filed the registration statement relating to the Exchange Offer (or, if applicable, the Resale Registration) within 90 days following the Closing, (ii) such registration statement (or, if applicable, the Resale Registration) has not become effective within 150 days following the Closing, (iii) the Exchange Offer has not been consummated within 180 days following the Closing or (iv) any registration statement required by the Registration Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (i) through (iv), a "Registration Default"), then dividends will accumulate (in addition to the stated dividend on the Series A Preferred Stock) at the rate of 0.5% per annum on the Specified Amount, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect. Such additional dividends (the "Special Dividends") will be payable in cash on each regular dividend payment date. For each 90-day period that the Registration Default continues, the per annum rate of such Special Dividends will increase by an additional 0.25%, provided that such rate shall in no event exceed 1.0% per annum in the aggregate. Special Dividends, if any, will be computed on the basis of a 365 or 366 day year, as the case may be, and the number of days actually elapsed.


     The summary herein of the material provisions of the Registration Agreement is qualified by reference to the full provisions of the Registration Agreement, a copy of which is available upon request to the Company.


COVENANTS

     The Certificate of Designation contains, among others, the following covenants:

  LIMITATION ON DEBT

     (a) The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless the ratio of (i) the aggregate consolidated principal amount of Debt of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred at the beginning of such four fiscal quarters, would be less than 7.0 to 1 for such four-quarter periods ending on or prior to September 1, 2000, and 5.0 to 1 for such periods ending thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary (except as specified below) may incur any or all of the following:

          (i) Debt outstanding on the Issue Date;

          (ii) Debt under any Bank Credit Agreement;

          (iii) Purchase Money Debt Incurred to finance the construction, acquisition, development, design, installation, integration, transportation or improvement of Telecommunications Assets which, together with any other outstanding Debt Incurred pursuant to this clause (iii) and any Debt Incurred pursuant to clause (vi) of this paragraph (b) in respect of Debt Incurred pursuant to this clause (iii), has an aggregate principal amount at the time of Incurrence, not in excess of $100 million at any time outstanding;

          (iv) Senior Notes the offering of which, together with any other outstanding Debt Incurred pursuant to this clause (iv), resulted in net proceeds (excluding underwriting or other placement fees and proceeds placed in escrow at the closing thereof pursuant to the terms of such offering) to the Company, not in excess of $100 million;

          (v) Debt owed by the Company to any Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another such Restricted Subsidiary, the provisions of this clause (v) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (vi) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") (A) Debt outstanding on the Issue Date, (B) Debt Incurred pursuant to paragraph (a) of this covenant or (C) Debt Incurred pursuant to clause (iii) of this paragraph (b), in each case in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing; provided, however, that the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change substantially similar to those described under "-- Change of Control" or which is pursuant to provisions substantially similar to those in the covenant described under "-- Limitation on Asset Dispositions";

          (vii) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

          (viii) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance;

          (ix) Debt of the Company to Robert T. Hale, Jr. in an original principal amount at the time of issuance not to exceed $2 million; provided, however, that no payment of principal on such Debt may be made prior to the redemption of the Series A Preferred Stock and the payment in full of all accumulated dividends on the Series A Preferred Stock; and

          (x) Debt of the Company or any Restricted Subsidiary not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (x), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence, not in excess of $10 million at any time outstanding.

     Notwithstanding any other provision of this "Limitation on Debt" covenant, the maximum amount of Debt that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Debt" covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, due solely to the result of fluctuations in exchange rates of currencies.

     For purposes of determining compliance with this "Limitation on Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Company is permitted to incur pursuant to the foregoing clauses (i) through (x), the Company shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included.

  LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of any Junior Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of Junior Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire Junior Stock (other than Disqualified Stock); (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Junior Stock of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire shares of Junior Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company; and (iii) may not make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary of the Company, except for Permitted Investments (each of clauses (i) through (iii) being a "Restricted Payment") if: (1) any accrued and payable dividends (including dividends for the then current dividend period) with respect to the Series A Preferred Stock or any Parity Stock have not been paid (or deemed paid) in full and funds for such payment have not been set apart shall have occurred and is continuing; or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the covenant described in paragraph
(a) of "-- Limitation on Debt" above; or (3) upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments from the Issue Date exceeds the sum of: (a) (x) Consolidated Cash Flow Available for Fixed Charges since the end of the last full fiscal quarter prior to the Issue Date through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment (the "Calculation Period") minus
(y) 1.5 times Consolidated Interest Expense for the Calculation Period; plus (b) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Junior Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus (c) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Debt of the Company convertible or exchangeable for Junior Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any property, distributed by the Company upon such conversion or exchange); plus (d) $5 million.

     Notwithstanding the foregoing, (i) the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (ii) the Company may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who are currently or were formerly directors, officers or employees of the Company or any Restricted Subsidiary, provided that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed (a) $1 million in any calendar year and (b) $5 million in the aggregate; (iii) the Company and its Restricted Subsidiaries may refinance any Debt otherwise permitted by clause (vi) of paragraph (b) under "-- Limitation on Debt" above;
(iv) the Company and its Restricted Subsidiaries may retire or repurchase any Junior Stock of the Company or any Capital Stock of any Restricted Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Junior Stock (other than Disqualified Stock) of the Company; and (v) the Company may pay the dividend of $5 million declared on July 15, 1998. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the Certificate of Designation, such Restricted Payment shall be deemed to have been made in compliance with the Certificate of Designation notwithstanding any subsequent adjustments made in good faith to the Company financial statements affecting Consolidated Cash Flow Available for Fixed Charges or Consolidated Interest Expense for any period.

  LIMITATION ON ASSET DISPOSITIONS

     The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions occurring within any 12-month period unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by management of the Company in good faith, which determination shall be conclusive; (ii) at least 75% of the consideration for such disposition consists of (1) cash or readily marketable cash equivalents or the assumption of Debt of the Company or of the Restricted Subsidiary and release from all liability on the Debt assumed;
(2) Telecommunications Assets; or (3) shares of publicly-traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and
(iii) all Net Available Proceeds, less any amounts invested within 365 days of such disposition in new Telecommunications Assets, are applied within 365 days of such disposition (1) first, to the permanent repayment or reduction of Debt (other than Disqualified Stock) of the Company or Debt (other than Disqualified Stock) of a Restricted Subsidiary of the Company, to the extent permitted under the terms thereof and (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding shares of Series A Preferred Stock at 100% of the Specified Amount thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including Special Dividends and an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of purchase (subject to the rights of holders of record on the relevant record date to receive dividends due on the relevant dividend payment date), and, to the extent required by the terms thereof, any other Parity Stock of the Company at a price no greater than 100% of the liquidation preference thereof plus accumulated dividends to the date of purchase. To the extent any Net Available Proceeds remain after such uses, the Company and its Restricted Subsidiaries may use such amounts for any purposes not prohibited by the Certificate of Designation. Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all the Company's properties or assets as described under "-- Mergers, Consolidations and Certain Sales of Assets".

  TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     The Company may not, and may not permit any Restricted Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Restricted Subsidiary of the Company), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $5 million, the Chief Executive Officer of the Company or a majority of the disinterested members of the Board of Directors of the Company shall determine that the transaction satisfies the above criteria. For any transaction that involves in excess of $5 million but less than or equal to $10 million, a majority of the disinterested members of the Board of Directors of the Company shall determine that the transaction satisfies the above criteria. For any transaction that involves in excess of $10 million, the Company shall also obtain an opinion from a nationally recognized investment banking or accounting firm or another nationally recognized expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms and conditions, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which
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

opinion shall be available for inspection by holders of Series A Preferred Stock at the Company's offices. This covenant shall not apply to Investments by an Affiliate or a Related Person of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company.

  CHANGE OF CONTROL

     The Certificate of Designation will provide that, within 30 days of the occurrence of a Change of Control, the Company shall make an Offer to Purchase all outstanding shares of Series A Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus accumulated and unpaid dividends, if any, to the date of purchase (subject to the rights of holders of record on the relevant record date to receive dividends due on the relevant dividend payment date).

     A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together (other than Permitted Holders or an underwriter engaged in a firm commitment underwriting on behalf of the Company) that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     Except as described above with respect to a Change of Control, the Certificate of Designation does not contain provisions that permit the Holders of the Series A Preferred Stock to require that the Company repurchase or redeem the Series A Preferred Stock in the event of a takeover, recapitalization or similar restructuring.

     The Company does not currently have adequate financial resources to effect a repurchase of the Series A Preferred Stock upon a Change of Control and there can be no assurance that the Company will have such resources in the future. The inability of the Company to repurchase the Series A Preferred Stock upon acceptance of the Offer to Purchase made following a Change of Control would constitute a Voting Rights Triggering Event.

     In addition, there may be restrictions contained in instruments evidencing Debt incurred by the Company or its Restricted Subsidiaries permitted under the Certificate of Designation which restrict or prohibit the ability of the Company to effect any repurchase required under the Certificate of Designation in connection with a Change of Control.

     In the event that the Company makes an Offer to Purchase the Series A Preferred Stock, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 13e-4 and Rule 14e-1 under, the Exchange Act.

  PROVISION OF FINANCIAL INFORMATION

     The Company has agreed that, for so long as any Series A Preferred Stock remains outstanding, it will furnish to the holders of the Series A Preferred Stock and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, prior to the effectiveness of the Exchange Offer Registration Statement, the Company will furnish to the holders of the Series A Preferred Stock the quarterly and annual financial statements and related notes and an accompanying

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

Management's Discussion and Analysis of Financial Condition and Results of Operations in the format that would be required to be included in the Company's periodic reports filed with the Commission if the Company were required to file such reports with the Commission. The Company will furnish such information to the holders of the Series A Preferred Stock within 15 days after the date on which the Company would have been required to file the same with the Commission. Following the effectiveness of the Exchange Offer Registration Statement (or earlier if the Company becomes obligated to file reports with the Commission), the Company will furnish to the holders of the Series A Preferred Stock within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and furnish such reports to the holders of Series A Preferred Stock. The Company will make copies of the SEC Reports available to investors who request them in writing.

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company (other than the consolidation or merger of a Restricted Subsidiary organized under the laws of a State of the United States into the Company), or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole), unless: (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all its assets to any other Person, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor entity, having in respect of such successor entity the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction; (2) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or the successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (4) immediately after giving effect to such transaction, the Company (or the successor entity to the Company) would be able to incur an additional $1.00 of Debt under paragraph (a) of the Covenant described under "-- Limitation on Debt" above; and (5) the Company has caused to be delivered to the holders of the Series A Preferred Stock an Opinion of Counsel to the effect that the holders of the Series A Preferred Stock will not recognize gain or loss for Federal income tax purposes as a result of such transaction.

     In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which the Company is not the surviving person and the surviving person complies with clause (1) of the preceding paragraph, such surviving person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be discharged from its obligations under the Series A Preferred Stock and the Certificate of Designation; provided that solely for the purpose of calculating amounts described in clause (3) under the covenant described under "Covenant -- Limitations on Restricted Payments",
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

any such surviving person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction, and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods.

     The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Certificate of Designation. Reference is made to the Certificate of Designation for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt, in each case, was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the specified Person, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of such Person (other than pursuant to a transaction in compliance with the covenant described under "-- Mergers, Consolidations and Certain Sales of Assets" above),
(ii) substantially all the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries other than (A) in the ordinary course of business,
(B) that constitute a Permitted Investment or a Restricted Payment which is permitted under the covenant "-- Limitation on Restricted Payments" above or (C) pursuant to or in connection with Receivables Sales under, or Debt in connection with Permitted Receivables Facilities permitted to be Incurred pursuant to the covenant described under "-- Limitation on Debt"; provided that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Disposition only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $1 million or more in any 12-month period.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum
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

equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

     "Bank Credit Agreement" means any one or more (i) credit agreements (which may include or consist of revolving credits) between the Company and/or any Restricted Subsidiary of the Company and one or more banks or other financial institutions providing financing for the business of the Company and its Restricted Subsidiaries and (ii) Permitted Receivables Facilities, which credit agreements and Permitted Receivables Facilities provide for borrowings by the Company and its Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $100 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all credit agreements and Permitted Receivables Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any credit agreement or Permitted Receivables Facility so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such credit agreements and Permitted Receivables Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that is not Disqualified Stock.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period plus (iv) any non-cash expense related to the issuance to employees of the Company or any Restricted Subsidiary of the Company of options to purchase Capital Stock of the Company or such Restricted Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the

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

Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Company (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

     "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;
(iv) dividends on Preferred Stock of the Company and its Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid;
(vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

     "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary of the Company by such Person during such period, (c) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates, (g) any non-cash gain or loss realized on the termination of any employee pension benefit plan and (h) the tax effect of any of the items described in clauses (a) through (g) above; provided, further, that for purposes of any determination pursuant to the covenant described under "Covenants -- Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person and all Attributable Value in respect of a Sale and Leaseback Transaction of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment,
(c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Restricted Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Series A Preferred Stock; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to September 1, 2009 shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Series A Preferred Stock contained in the covenant described under "Covenants -- Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such number of shares of Series A Preferred Stock as are required to be repurchased pursuant to the covenant described under "Covenants -- Change of Control".

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A-" or higher or "A-" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), respectively, at the time as of which any investment or rollover therein is made.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Hale Family" means collectively Robert T. Hale, Robert T. Hale, Jr. and members of their immediate families; any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of the Company's Capital Stock beneficially owned by any of the foregoing have been transferred; and any corporation or partnership, all of the Capital Stock of which is owned by one or more of the foregoing Persons.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; provided further, however, that the Company may elect to treat all or any portion of revolving credit debt of the Company or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to the Company or a Subsidiary, by memorializing such determination in the corporate records of the Company, and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new Incurrences of Debt by the Company or such Subsidiary.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.

     "Issue Date" means the first date on which any shares of Series A Preferred Stock are issued pursuant to the Certificate of Designation.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge,
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

easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund investing primarily in investments of the types described in clauses (i) through
(v) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses (including appraisals, commissions, investment banking fees, and accounting, legal, broker and finder's fees) Incurred and all Federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to the Company or another subsidiary of the Company) required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by management of the Company, in its reasonable good faith judgment; provided, however, that any reduction in such reserve within 12 months following the consummation of such Asset Disposition will be treated for all purposes of the Certificate of Designation as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction, and
(v) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (v) shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

     "Net Cash Proceeds" means the proceeds of any issuance or sale of Capital Stock in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first-class mail, postage prepaid, to each holder at his address appearing in the Stock Register on the date of the Offer offering to purchase up to the number of shares of Series A Preferred Stock having the aggregate liquidation preference specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Certificate of Designation). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of shares of Series A Preferred Stock within five Business Days after the Expiration Date. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Commission, (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase),
(iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender shares of Series A Preferred Stock pursuant to the Offer to Purchase. The Offer shall also state:

          a. the paragraph of the Certificate of Designation pursuant to which the Offer to Purchase is being made;

          b. the Expiration Date and the Purchase Date;

          c. the aggregate number of shares of Series A Preferred Stock offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Certificate of Designation provision requiring the Offer to Purchase) (the "Purchase Amount");

          d. the purchase price to be paid by the Company for the Specified Amount of shares of Series A Preferred Stock accepted for payment (as specified pursuant to the Certificate of Designation) (the "Purchase Price");

          e. that the holder may tender all or any portion of the shares of Series A Preferred Stock registered in the name of such holder;

          f. the place or places where shares of Series A Preferred Stock are to be surrendered for tender pursuant to the Offer to Purchase;

          g. that dividends on any shares of Series A Preferred Stock not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accumulate;

          h. that on the Purchase Date the Purchase Price will become due and payable upon each share of Series A Preferred Stock being accepted for payment pursuant to the Offer to Purchase and that dividends thereon shall cease to accumulate on and after the Purchase Date;

          i. that each holder electing to tender a share of Series A Preferred Stock pursuant to the Offer to Purchase will be required to surrender such share of Series A Preferred Stock at the place or places specified in the Offer prior to the close of business on the Expiration Date (such share of Series A Preferred Stock being, if the Company so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder thereof or his attorney duly authorized in writing);

          j. that holders will be entitled to withdraw all or any portion of shares of Series A Preferred Stock tendered if the Company receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series A Preferred Stock the holder tendered, the certificate number of the shares the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          k. that (a) if shares of Series A Preferred Stock in an aggregate number less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such shares of Series A Preferred Stock and (b) if shares of Series A Preferred Stock in an aggregate number in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase shares of Series A Preferred Stock equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only whole shares shall be purchased); and

          l. that in the case of any holder whose shares of Series A Preferred Stock are purchased only in part, the Company shall return all such unpurchased shares or execute and deliver to the holder of such shares without service charge, new shares as requested by such holder, in an aggregate liquidation preference equal to and in exchange for the unpurchased portion of the shares so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holders" means the Hale Family.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means (i) any Investment in the Company or any Restricted Subsidiary, (ii) any Investment in any Person as a result of which such Person becomes a Wholly Owned Restricted Subsidiary, (iii) any Investment in Marketable Securities, (iv) Investments in Permitted Interest Rate or Currency Protection Agreements, (v) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Covenants -- Limitation on Asset Dispositions" above, (vi) loans or advances to employees of the Company or any Restricted Subsidiary that in the aggregate at any one time do not exceed $1 million, (vii) Strategic Investments in an amount not to exceed $5 million at any one time outstanding and (viii) an amount equal to the sum of (a) $5 million and (b) the aggregate Net Cash Proceeds received by the Company from the sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees) to the extent such Net Cash Proceeds have not been used pursuant to clause (3)(b) of the first paragraph or clause (iv) of the second paragraph of the covenant described under "-- Limitation on Restricted Payments" above.

     "Permitted Receivables Facility" means a transaction pursuant to which any Restricted Subsidiary transfers (pursuant to a sale, contribution to capital or a combination thereof) to a Special

Purpose Subsidiary Receivables and certain related rights, and such Special Purpose Subsidiary securitizes such Receivables and related rights pursuant to a loan agreement, receivables purchase agreement, pooling and servicing agreement or similar contract with one or more commercial paper conduits, banks, financial institutions or similar entities.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or any successor form).

     "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Company or of any Restricted Subsidiary of the Company (including, without limitation, Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition, development, design, installation, integration, transportation or improvement by the Company or any Restricted Subsidiary of the Company of any Telecommunications Assets of the Company or any Restricted Subsidiary of the Company, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" of the Company means any Subsidiary, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the later of the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Senior Notes" means Debt of the Company having a maturity of at least six years.

     "Senior Notes Offering" means an offering (whether private or registered under the Securities Act) of Senior Notes.

     "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Special Purpose Subsidiary" means a corporation, limited liability company, partnership or business trust, all of the capital stock or other equity interests therein are owned, directly or indirectly, by the Company or any Wholly Owned Restricted Subsidiary, that has been established for the purpose of, and whose activities are limited to, the consummation of Receivables Sales and activities incidental thereto.

     "Specified Amount" means, on any date with respect to any share of Series A Preferred Stock, the sum of (i) the Liquidation Preference with respect to such share and (ii) the Accumulated Dividends with respect to such share that are added automatically to the Specified Amount of such share.

     "Strategic Investment" means (a) Investments that the Board of Directors has determined in good faith will enable the Company or any of its Wholly Owned Restricted Subsidiaries to obtain additional business that it might not be able to obtain without making such Investment and (b) Investments in entities, the principal function of which is to perform research and development with respect to products and services that may be useful in the Telecommunications Business; provided that the Company or one of its Wholly Owned Restricted Subsidiaries is entitled or otherwise reasonably expected to obtain rights to such products or services as a result of such Investment.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company, which determination shall be conclusive.

     "Unrestricted Subsidiary" means (1) any Subsidiary of the Company designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to paragraph (a) under "Covenants -- Limitation on Debt" above; and provided further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "Covenants -- Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to paragraph (a) under "Covenants -- Limitation on Debt" above.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.


                          DESCRIPTION OF THE WARRANTS



     The Series A Preferred Stock was initially issued as a part of a Unit offering. Each Unit included 7.75 Initial Warrants and 15 Contingent Warrants. The Warrants were issued pursuant to a Warrant Agreement dated as of September 3, 1998 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The following summary of the material provisions of the Warrant Agreement is qualified by reference to all of the provisions of the Warrant Agreement, including the definitions therein of certain terms.



GENERAL



     Each Warrant, when exercised, will entitle the holder thereof to purchase one share of common stock from the Company at a price (the "Exercise Price") of $0.01 per share. The Exercise Price and the number of shares of common stock issuable upon exercise of a Warrant are both subject to adjustment in certain cases. See "-- Adjustments" below. The Initial Warrants will initially entitle the holders thereof to acquire, in the aggregate, 310,000 shares of common stock. The Contingent Warrants will initially entitle the holders thereof to acquire, in the aggregate, 600,000 shares of common stock.



     The Warrants may be exercised at any time on or after the Exercisability Date; provided, however, that the Contingent Warrants shall not be exercisable until the later of the Exercisability Date and the release of such Contingent Warrants from escrow, as described below. "Exercisability Date" means the earlier to occur of (i) the second anniversary of the Issue Date, and (ii) any Exercise Event. "Exercise Event" means the date of the earliest of: (a) a Change of Control (as defined under "Description of the Series A Preferred
Stock -- Certain Covenants -- Change of Control"); (b)(1) 180 days after an Initial Public Offering or (2) upon the closing of an Initial Public Offering by the Company but only in respect of Warrants required to be exercised in order to permit the holder thereof to sell shares in such Initial Public Offering as permitted under "-- Registration

Rights;" (c) a consolidation, merger or purchase of assets involving the Company or any of its Subsidiaries that results in the common stock becoming subject to registration under the Exchange Act; or (d) voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; provided, however, that holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside.



     The Contingent Warrants are held in escrow pursuant to the terms of an escrow agreement (the "Contingent Warrant Escrow Agreement"), between the Company and American Stock Transfer & Trust Company, as escrow agent (the "Contingent Warrant Escrow Agent"). On September 1 of each year prior to the Expiration Date, commencing September 1, 1999, (each September 1, a "Contingent Warrant Release Date"), pursuant to the Contingent Warrant Escrow Agreement, the Contingent Warrant Escrow Agent will release the Applicable Percentage of the Contingent Warrants and any other Contingent Warrant Escrow Property on a pro rata basis (for purposes of which any shares of Series A Preferred Stock redeemed or repurchased prior to such date by the Company shall be deemed to be issued and outstanding and held by the Company) to the holders of the issued and outstanding shares of Series A Preferred Stock on the immediately preceding August 15 (each August 15, a "Contingent Warrant Release Record Date"). All Contingent Warrants not released to such holders shall be returned to the Company for cancelation.



     Unless earlier exercised, the Warrants will expire on September 1, 2009 (the "Expiration Date"); provided, however, that the Company shall act in good faith to permit the prompt exercise of Contingent Warrants, if any, released from escrow on the Expiration Date. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. AS OF THE DATE OF EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, THE INITIAL WARRANTS WILL TRADE SEPARATELY FROM THE SERIES A PREFERRED STOCK. CONTINGENT WARRANTS WILL NOT TRADE SEPARATELY FROM THE SERIES A PREFERRED STOCK UNTIL THE DATE ON WHICH THEY ARE RELEASED FROM ESCROW.



     At the Company's option, fractional shares of common stock may not be issued upon exercise of the Warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any such Warrant (or specified portion thereof), the Company will pay an amount in cash equal to the Current Market Value per share of common stock, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.



     Certificates for Warrants will be issued in fully registered form only. See "Form, Denomination, Book-Entry Procedures and Transfer". No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.



     In the event a bankruptcy, reorganization or similar proceeding is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, even if sufficient funds are available, holders of the Warrants may not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

CERTAIN TERMS



  EXERCISE



     In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related Warrant Certificate and pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose or (ii) at any time following registration of the Common Stock under the Exchange Act, without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of common stock upon the exercise of such Warrant equal to the product of (a) the number of shares of common stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of common stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Price per share of the common stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of common stock deliverable upon a Cashless Exercise shall be equal to the number of shares of common stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon the exercise of Warrants in accordance with the Warrant Agreement, the Warrant Agent will cause the Company to transfer promptly to or upon the written order of the holder of such Warrant Certificate appropriate evidence of ownership of any shares of common stock or other securities or property to which it is entitled, registered or otherwise to the person or persons entitled to receive the same and an amount in cash, in lieu of any fractional shares, if any. All shares of common stock or other securities issuable by the Company upon the exercise of the Warrants will be validly issued, fully paid and nonassessable.



NO RIGHTS AS STOCKHOLDERS



     The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Company in respect of any stockholders' meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as stockholders of the Company.



MERGERS, CONSOLIDATIONS, ETC.



     In the event that the Company consolidates with, merges with or into, or sells all or substantially all its assets to, another Person, each Warrant thereafter will entitle the holder thereof to receive upon exercise thereof, per share of Common Stock for which such Warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of common stock is entitled to receive upon completion of such consolidation, merger or sale of assets. However, if (i) the Company consolidates with, merges with or into, or sells all or substantially all its assets to, another Person and, in connection therewith, the consideration payable to the holders of common stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of common stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In the case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, must deposit promptly with the Warrant Agent the funds (or other consideration), if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.



ADJUSTMENTS



     The number of shares of common stock issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain events including (i) the payment by the Company of dividends (or other distributions) on the common stock of the Company payable in shares of common stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and certain reclassifications to the common stock, (iii) the distribution to all holders of the common stock of any of the Company's assets, debt securities or any options, warrants or rights to purchase securities (excluding those options, warrants and rights referred to in clause (iv) and cash dividends and other cash distributions from current or retained earnings or, in respect of any period during which the Company was a subchapter S corporation for U.S. federal income tax purposes, the payment of dividends in respect of common stockholders' federal and state income tax liability and related tax reporting preparation expenses), (iv) the issuance of rights, options or warrants entitling the holders thereof to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share that is less than the Current Market Value per share of the common stock at the time of issuance of such rights, options or warrants or convertible or exchangeable securities, (v) the issuance of shares of common stock for a consideration per share which is less than the Current Market Value per share of the common stock (other than issuances of common stock in respect of rights, options or warrants or convertible or exchangeable securities the issuance of which either did not require or otherwise result in an adjustment to the Warrants pursuant to clause (iv)), and (vi) the purchase of shares of common stock pursuant to a tender or exchange offer made by the Company or any subsidiary thereof at a price greater than the Current Market Value of the common stock at the time such tender or exchange offer expires. No adjustment to the number of shares of common stock issuable upon the exercise of the Warrants and the Exercise Price will be required in certain events including (i) the issuance of common stock or warrants to purchase common stock in connection with any debt or equity financing from or with one or more unaffiliated third parties approved by the Board of Directors (including upon the exercise of any warrants issued in connection with such financings), (ii) the issuance of shares of common stock (including upon exercise of options) pursuant to the terms of and in order to give effect to the Stock Incentive Plan, the Director Plan or issued to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other agreement approved by the Board of Directors, (iii) the issuance of shares of common stock in connection with acquisitions of assets or securities of another Person (other than issuances to affiliates of the Company), and (iv) the issuance of shares of common stock upon exercise of the Initial Warrants and the Contingent Warrants.



     In the event of a distribution to holders of common stock which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Federal Income Tax Considerations".



     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent in the Exercise Price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.



AMENDMENT



     From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).



REGISTRATION RIGHTS



     Whenever the Company proposes to effect a Public Offering, the Company must, not later than the date of the initial filing of a registration statement pertaining thereto, provide written notice thereof to the holders of the Warrants and the Warrant Shares. Each such holder will have the right, within 20 days after receipt of such notice, to request (which request will indicate the intended method of distribution) that the Company include such holder's Warrant Shares for sale pursuant to such registration statement.



     The Company will include in any Public Offering all the Warrant Shares for which it receives notice pursuant to the preceding paragraph, unless the managing underwriter for such Public Offering (the "Managing Underwriter") determines that, in its opinion, the number of Warrant Shares that the holders of Warrants and Warrant Shares (the "Requesting Holders") have requested to be sold in such Public Offering, plus the total number of shares of such common stock that the Company and any other selling stockholders entitled to sell shares in such Public Offering propose to sell in such Public Offering, exceed the maximum number of shares that may be distributed without materially adversely affecting the price, timing or distribution of the shares to be sold by the Company. In such event, the Company will be required to include in such Public Offering only that number of shares which the Managing Underwriter believes may be sold without causing such adverse effect in the following order:
(i) all the shares that the Company proposes to sell in such Public Offering,
(ii) all the shares that are proposed to be sold by any holder of common stock who is exercising a demand registration right existing on the Issue Date, if such public offering is being made pursuant to such demand and (iii) shares of the Requesting Holders and all other shares that are proposed to be sold by any holder of common stock on a pro rata basis (based on the number of shares proposed to be sold by each Requesting Holder) in an aggregate number which is equal to the difference between the maximum number of shares that may be distributed in such Public Offering as determined by the Managing Underwriter and the number of shares to be sold in such Public Offering pursuant to clauses
(i) and (ii) above. The Company will have the right to postpone or withdraw any registration statement prior to the effective date without obligation to any Requesting Holder.



     In the event that the shares of the Requesting Holders are excluded from a Public Offering as a result of the preceding sentence, holders of more than 50% of the Warrant Shares (whether outstanding or subject to issuance upon exercise of outstanding Warrants) that have not been sold pursuant to a registration statement may request, at any time at least 180 days after the closing of such Public Offering, the Company to register, on one occasion only, all their Warrant Shares (and those of any other holder of Warrant Shares that have not been sold pursuant to a registration statement) in connection with a Public Offering. The demand registration will be subject to certain Company "black-out" rights and customary information delivery requirements.

     The Warrant Agreement will include customary covenants with respect to the registration rights of the holders on the part of the Company and will provide that the Company will indemnify the holders included in any registration statement and any underwriter with respect thereto against certain liabilities. The Warrant Agreement will require that holders of Warrants and Warrant Shares agree that they will not, other than as part of such offering or with the consent of the Managing Underwriter, transfer Warrants or Warrant Shares during the 180 days following the closing of the first Public Offering of the common stock.



CERTAIN DEFINITIONS



     The Warrant Agreement contains, among others, the following definitions:



     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.



     "Applicable Percentage" means, for each date set forth below, the percentage set forth below:



CONTINGENT WARRANT   APPLICABLE
   RELEASE DATE      PERCENTAGE
------------------   ----------
September 1, 1999       9.09%
September 1, 2000      10.00%
September 1, 2001      11.11%
September 1, 2002      12.50%
September 1, 2003      14.28%
September 1, 2004      16.67%
September 1, 2005      20.00%
September 1, 2006      25.00%
September 1, 2007      33.33%
September 1, 2008      50.00%
September 1, 2009     100.00%



     "Current Market Value" per share of common stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm's-length transaction between the Company and a Person other than an Affiliate of the Company, the closing of which shall have occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by a nationally recognized investment banking firm or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each Business Day during the period commencing 15 Business Days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive Business Days before such date, then the average of the daily closing bid prices (or such equivalent) for all of the Business Days before such date for which daily closing bid prices are available; provided, however, that if the closing bid price is not determinable for at least ten Business Days in such period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.

     "Initial Public Offering" means the first time a registration statement filed under the Securities Act respecting an offering, whether primary or secondary, of common stock (or securities convertible into, or exchangeable or exercisable for, common stock or rights to acquire common stock or such securities, other than the Warrants) which is underwritten on a firmly committed or best efforts basis, is declared effective and the securities so registered are issued and sold.



     "Issue Date" means the date on which the Initial Warrants are initially issued.



     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.



     "Public Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or any successor form).



     "Warrant Certificates" mean the registered certificates (including the Global Warrants (as defined)) issued by the Company under the Warrant Agreement representing the Warrants.



     "Warrant Shares" means the shares of common stock (or any other securities) for which Warrants are exercisable or which have been issued upon exercise of Warrants.



                       FEDERAL INCOME TAX CONSIDERATIONS



     The following general discussion summarizes U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock and reflects the advice received by the Company from its legal counsel, Hale and Dorr LLP, which has informed the Company that it believes that following discussion is a fair and accurate summary of the U.S. federal income tax consequences material to a U.S. Holder (as defined below) of Series A Preferred Stock. The tax consequences set forth below apply only to persons that hold shares of Series A Preferred Stock as capital assets within the meaning of
Section 1221 of the Code, and that purchase the Original Preferred Shares for cash at original issue. The tax consequences set forth below may differ for a particular holder subject to special treatment under certain U.S. federal income tax laws, such as dealers in securities or foreign currency, banks, trusts, insurance companies, tax-exempt organizations, persons who are not U.S. Holders (as defined below), persons that hold Series A Preferred Stock as part of a straddle, hedge, synthetic security, constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar and investors in pass-through entities.



     The tax consequences set forth below reflect legal counsel's interpretation of the Code, the final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. Federal income tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.


LOSS OF S CORPORATION STATUS


     The status of the Company as an "S Corporation" under Subchapter S of the Code terminated as a result of the issuance of the Units in the Initial Offering. As a result, the Company became taxable under the Code on its taxable income at the entity level as a regular "C corporation", generally at the rate of 35%. Additionally, its income, losses and other tax items no longer "flow through" to its shareholders, who instead are taxed on the Company's distributions, which are treated as ordinary dividend income to the extent they do not exceed the Company's current and accumulated earnings and profits, with any excess generally taxable as capital gain. The Company also became subject to entity-level taxation in many states that is less favorable than the state tax treatment afforded S corporations.

U.S. HOLDERS


     The tax consequences set forth below apply only to persons who or which are U.S. Holders that acquired Original Preferred Shares for cash upon their original issuance. For these purposes, "U.S. Holder" means



     - an individual who is a citizen or resident of the United States,



     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof or therein,



     - an estate the income of which is subject to U.S. federal income tax regardless of its source,



     - a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust or



     - any person or entity whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.


  Classification of Series A Preferred Stock


     Although the characterization of an instrument as debt or equity is a factual determination the outcome of which cannot be predicted with certainty, the Company intends, based upon the advice of its legal counsel, to treat the Series A Preferred Stock as equity rather than debt for U.S. federal income tax purposes.


  Series A Preferred Stock

     Dividends

     Distributions on the Series A Preferred Stock will constitute dividends to the extent they are paid from current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles). Since the Contingent Warrants are not separable from the Series A Preferred Stock until the later of the Contingent Warrant Release Date and the Separation Date, the Company intends to treat the Contingent Warrants as a distribution with respect to the Series A Preferred Stock on each applicable Contingent Warrant Release Date. Thus, the fair market value of the Contingent Warrants, if any, distributed on each applicable Contingent Warrant Release Date will be a taxable distribution to holders of the Series A Preferred Stock. Such amount will also be the initial tax basis of the Contingent Warrants for U.S. federal income tax purposes.

     In addition to the amount of cash and Contingent Warrants received, a U.S. Holder may be treated as having received an annual distribution, taxable as a dividend to the extent of current or accumulated earnings and profits of the Company, in an amount equal to the annual accrual of the difference between the issue price of such Series A Preferred Stock and the redemption price (as discussed below) of such stock (the "Redemption Premium"). Such accrual will be determined under a constant yield method that will result in increasing amounts of accruals of income over the accrual period. The accrual will not be required, however, if the difference between the issue price of the Series A Preferred Stock and the redemption price of such stock does not exceed a de minimis amount, as determined under principles similar to the principles of Section 1273(a)(3) of the Code.

     For purposes of determining the Redemption Premium, the Company intends to treat the redemption price as the amount that will be paid upon retirement of the Series A Preferred Stock on September 1, 2009. The IRS may assert, however, that the Redemption Premium should be determined by using one of the higher redemption prices that apply (1) in the event of an optional redemption by the Company after September 1, 2003 (an "Optional Redemption") or (2) in the event of a mandatory redemption by the Company following a Permitted Senior Notes Offering or a Public Equity Offering (a "Mandatory Redemption").


     Based upon the advice of its legal counsel, the Company believes that using a redemption price applicable to an Optional Redemption to calculate the Redemption Premium is not required because, as of the issue date, redemption pursuant to the Optional Redemption is not more likely than not to occur, as described in Treasury Regulation Section 1.305-5(b)(3). Based upon the advice of its legal counsel, the Company believes that using a redemption price applicable to a Mandatory Redemption to calculate the Redemption Premium is not required because, under Section 305(c)(1) of the Code and Treasury Regulation Section 1.305-5(b)(2) the Company should not be treated as required to redeem the Series A Preferred Stock "at a specified time," since (1) as of the issue date it is not possible to ascertain the time at which a Mandatory Redemption might occur, if at all, and (2) it is possible that, as of the issue date, the likelihood of a Mandatory Redemption might be regarded as remote.


     However, despite the language of the Code and Regulation section cited above, the preamble to these regulations contemplates that a redemption triggered by an initial public offering may be treated as non-remote, and the IRS may be successful in making such a contention. In this event, the redemption price could be deemed to be as high as 108% of the liquidation preference of the Series A Preferred Stock; the amount of the Redemption Premium, and therefore the amounts of the income accruals described above, would be correspondingly greater than the accruals, if any, determined by the Company; and the income accruals would be required to be taken into account entirely in a period or periods prior to the date on which the Mandatory Redemption is deemed to occur for this purpose.

     The Company's determination of the amount(s) of any required accruals of Redemption Premium is binding on all U.S. Holders of the Series A Preferred Stock (who may obtain this information from the Company) other than a U.S. Holder that explicitly discloses that its determination of the amounts, if any, of such accruals differs from that of the Company. Such disclosure must be made on a statement attached to the U.S. Holder's timely filed federal income tax return for the taxable year that includes the date the U.S. Holder acquired the Series A Preferred Stock. Each U.S. Holder should consult its own tax advisor concerning the appropriate accruals of Redemption Premium and related disclosure requirements.

     Any dividends on the Series A Preferred Stock that are not paid in cash will accrue and compound, and will therefore be payable upon the optional or mandatory redemption of the Series A Preferred Stock. The tax treatment of such accruing and compounding dividends ("Accumulated Dividends") is not free from doubt. Under current law, it appears that Accumulated Dividends would not be treated as having been received by holders of the Series A Preferred Stock until such Accumulated Dividends were actually paid in cash (and would then be taxable distributions for U.S. federal income tax purposes treated as dividends.) The legislative history to the 1990 amendments to Section 305(c) of the Code, however, grants the IRS authority to issue regulations (possibly with retroactive effect) that would treat such Accumulated Dividends as part of the redemption price of the stock. If Accumulated Dividends were included in the redemption price of the Series A Preferred Stock, a holder would be required to take such Accumulated Dividends into account in determining the amount that constitutes the redemption premium price, as described above. The effect of such treatment would be to treat such holder as having received such Accumulated Dividends as constructive distributions at the time they accrue, rather than at the time they are paid in cash. Until regulations requiring such treatment with respect to Accumulated Dividends are issued, however, the Company intends to take the position that Accumulated Dividends on Series A Preferred Stock need not be treated as received by a holder until such time as such Accumulated Dividends are actually paid to such holder in cash, and will report to the IRS on that basis.

     To the extent that the amount of (1) any actual distribution (including those of Accumulated Dividends) or (2) any constructive distribution resulting from the accrual of Redemption Premium on the Series A Preferred Stock (including distributions of Contingent Warrants) exceeds the Company's current and accumulated earnings and profits allocable to such distributions (as determined for federal income tax purposes), such distribution will be treated as a return of capital, thus reducing the U.S. Holder's adjusted tax basis in such Series A Preferred Stock. Any such excess distribution that is greater than the U.S. Holder's adjusted tax basis in the Series A Preferred Stock will be taxed as capital gain and will be long-term capital gain if the U.S. Holder's holding period for such Series A Preferred Stock exceeds one year.

     Dividends Received Deduction

     Under Section 243 of the Code, corporate U.S. Holders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. There are, however, many exceptions and restrictions relating to the availability of such dividends received deduction.

     Section 246A of the Code reduces the dividends received deduction allowed to a corporate U.S. Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock.

     Section 246(c) of the Code requires that, in order to be eligible for the dividends received deduction, a corporate U.S. Holder must, among other things, hold the shares of the Series A Preferred Stock for tax purposes for a minimum of 46 days (91 days in the case of certain preferred stock dividends attributable to a period or periods aggregating in excess of 366 days) during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend (during the 180-day period beginning on the date which is 90 days before such ex-dividend date in the case of certain preferred stock dividends attributable to a period or periods aggregating in excess of 366 days).

     A U.S. Holder's holding period for these purposes is suspended during any period in which it has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially similar or related property that diminishes the risk of loss from holding the Series A Preferred Stock.

     No deduction is allowed if the corporate U.S. Holder is under an obligation to make related payments with respect to positions in substantially similar or related property.

     To the extent the dividends received deduction is allowed, a corporate U.S. Holder's liability, if any, for alternative minimum tax may be increased.

     Under Section 1059 of the Code, a corporate U.S. Holder is required to reduce its tax basis (but not below zero) in the Series A Preferred Stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for tax purposes for more than two years before the earliest of the date such dividend is declared, announced, or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends received deduction provisions of Section 243 of the Code.

     An extraordinary dividend on the Series A Preferred Stock generally would be a dividend that (i) equals or exceeds 5% of the corporate U.S. Holder's adjusted tax basis in the Series A Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the corporate U.S. Holder's adjusted tax basis in the Series A Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Series A Preferred Stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the stock for such U.S. Holder's adjusted tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of the Treasury as of the day before the ex-dividend date.

     An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is non-pro rata as to all stockholders or in partial liquidation of the Company or which would not have been treated as a dividend if any options had not been taken into account under Section 318(a)(4) of the Code or Section 304(a) of the Code had not applied, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the U.S. Holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received.

     Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the U.S. Holder acquired such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock exceeds 15%.

     Section 1059 does not apply to qualified preferred dividends if the corporate U.S. Holder holds the stock with respect to which the dividends are paid for more than five years. If the U.S. Holder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the excess of the actual rate of return over the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of (1) the U.S. Holder's adjusted tax basis in such stock or (2) the liquidation preference of such stock.


     CORPORATE U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP OR DISPOSITION OF THE SERIES A PREFERRED STOCK.


     Disposition of Preferred Stock

     A U.S. Holder's adjusted tax basis in the Series A Preferred Stock will, in general, be the U. S. Holder's initial tax basis of such Series A Preferred Stock increased by the Redemption Premium, if any, previously included in income by the U.S. Holder. A corporate U.S. Holder's tax basis may be further adjusted by the extraordinary dividend provisions discussed above.

     Upon the sale or other disposition of Series A Preferred Stock (other than by redemption), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and the adjusted tax basis of the Series A Preferred Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or other disposition the Series A Preferred Stock has been held for more than one year. The deductibility of capital losses is subject to limitations.


     The treatment of a particular redemption of Series A Preferred Stock by the Company as (1) a dividend or (2) an exchange depends upon whether the redemption meets one of the alternative requirements for exchange treatment that are enumerated in Section 302(b) of the Code. Specifically, a redemption will be treated as an exchange under Section 302(b), and therefore not as a dividend, if after giving effect to the constructive ownership rules of Section 302(c) and
Section 318 of the Code, the redemption:



          (1) represents a "complete termination" of the redeeming U.S. Holder's stock interest in the Company; or



          (2) is treated as "substantially disproportionate" with respect to the redeeming U.S. Holder by virtue of meeting a specific ownership reduction requirement set forth in Section 302(b) of the Code; or



          (3) is treated as "not essentially equivalent to a dividend" under standards set forth in a number of court decisions and IRS revenue rulings.



     If a redemption is treated as a sale or exchange because it satisfies one of these three alternative requirements, a U.S. Holder will generally recognize capital gain or loss as described above, except to the extent that the redemption price includes dividends which have been declared but not paid prior to the redemption, which will be treated as dividends as described above.


     If a redemption of shares of the Series A Preferred Stock does not satisfy any of these three alternative requirements, it will be treated as a dividend with respect to a particular U.S. Holder to the extent of the Company's current or accumulated earnings and profits. In this event, such U.S. Holder (i) will not recognize any loss on the redemption, and (ii) will recognize dividend income (rather than capital gain) in an amount equal to its proportionate share of the Company's current or accumulated earnings and profits.


     Under the constructive ownership rules of Section 318 of the Code, a U.S. Holder of a Warrant will be treated as owning the Common Stock which would be received pursuant to the exercise of such Warrant. Accordingly, a redemption of Series A Preferred Stock could not, standing alone, satisfy the "complete termination" test if the U.S. Holder owns Warrants before and after the redemption, but could satisfy such test if the U.S. Holder does not own Warrants or any other stock interest (including through constructive ownership) after the redemption.


     A redemption will be "not essentially equivalent to a dividend" as to a particular U.S. Holder if it results in a "meaningful reduction" in such U.S. Holder's interest in the Company (after application of the constructive ownership rules of Section 318 of the Code). The determination whether a "meaningful reduction" occurs will be required only if a particular redemption fails to satisfy either of the other two tests. In many cases, the application of this meaningful reduction test will produce an uncertain result because the relevant principles established in judicial decisions and IRS rulings have been applied only in specific factual situations, and there is no authority that specifies how they should apply in different factual situations not specifically addressed in a case or ruling. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO ITS ABILITY IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES TO SATISFY ANY OF THE FOREGOING TESTS. ADDITIONALLY, CORPORATE U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE AVAILABILITY OF THE CORPORATE DIVIDENDS RECEIVED DEDUCTION AND THE POSSIBLE APPLICATION OF THE EXTRAORDINARY DIVIDEND RULES OF SECTION 1059 OF THE CODE TO A DISTRIBUTION THAT IS TAXABLE AS A DIVIDEND.


     Exchange Offer


     The exchange of Original Preferred Shares for substantially identical preferred stock (i.e., the New Preferred Shares) pursuant to this Exchange Offer will not constitute a taxable event for U.S. federal income tax purposes. As a result, (i) a U.S. Holder of Original Preferred Shares will not recognize taxable gain or loss as a result of the exchange of Original Preferred Shares for New Preferred Shares pursuant to the Exchange Offer, (ii) the holding period of the New Preferred Shares will include the holding period of the Original Preferred Shares surrendered in exchange therefor and (iii) a U.S. Holder's adjusted tax basis in the New Preferred Shares will be the same as such U.S. Holder's adjusted tax basis in the Original Preferred Shares surrendered in exchange therefor.


     Information Reporting and Backup Withholding

     A noncorporate U.S. Holder of Series A Preferred Stock may be subject to backup withholding at a 31% rate with respect to "reportable payments", which include dividends (including any accrual of Redemption Premium) paid on Series A Preferred Stock or the proceeds of a sale or exchange of the Series A Preferred Stock. The payor of any reportable payments will be required to deduct and withhold 31% of such payments if (i) the payee fails to furnish a correct Taxpayer Identification Number (a "TIN") to the payor in the prescribed manner,
(ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed properly to report the receipt of certain reportable payments and the IRS has notified the payor that backup withholding is required or (iv) the payee fails to certify under penalties of perjury that such payee is not subject to backup withholding. If any one of these events occurs with respect to a U.S. Holder of Series A Preferred

Stock, the payer of any reportable payment will be required to withhold 31% of any such reportable payments with respect thereto.

     Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, so long as the required information is provided to the IRS. The payer of any reportable payment generally will report to a U.S. Holder of Series A Preferred Stock and to the IRS the amounts of any reportable payments made in respect to the Series A Preferred Stock for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

     The discussion above is applicable only to U.S. Holders. The Series A Preferred Stock may not be an appropriate investment for persons other than U.S. Holders ("Non-U.S. Holders"), since dividends on the Series A Preferred Stock (whether paid in cash or in-kind) generally will be subject to the withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate, subject to applicable requirements, including the requirement to provide specified documentation of foreign status). Tax consequences for Non-U.S. Holders, if any, may differ if their investment in Series A Preferred Stock is treated as effectively connected with their conduct of a trade or business within the United States. The tax consequences to Non-U.S. Holders may be complex and in some cases, adverse, and are not described herein except to the limited extent set forth in this paragraph. Persons who are Non-U.S. Holders should consult their own tax advisors prior to acquiring Series A Preferred Stock.


     THE EFFECTS OF THE TAX RULES DESCRIBED ABOVE ON A PARTICULAR U.S. HOLDER MAY DIFFER DEPENDING UPON THAT HOLDER'S FACTUAL CIRCUMSTANCES AT THE TIME OF ANY DISTRIBUTION, REDEMPTION OR OTHER TRANSACTION. FOR EXAMPLE, THE TREATMENT OF A PARTICULAR REDEMPTION OF SERIES A PREFERRED STOCK AS AN EXCHANGE OR A DIVIDEND WILL DEPEND UPON THE PARTICULAR U.S. HOLDER'S STOCK OWNERSHIP BEFORE AND AFTER THE REDEMPTION, TAKING INTO ACCOUNT STOCK OWNED AND DEEMED TO BE OWNED BY THAT U.S. HOLDER UNDER THE APPLICABLE CONSTRUCTIVE OWNERSHIP RULES OF THE CODE. FOR THIS REASON, PROSPECTIVE PURCHASERS OF SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE U.S. FEDERAL INCOME TAX LAWS SET FORTH ABOVE. PROSPECTIVE PURCHASERS OF SERIES A PREFERRED STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION TO THEM OF THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Preferred Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Shares. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Original Preferred Shares where such shares were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending 90 days after the completion of the Exchange Offer.

     The Company will not receive any proceeds from any sale of New Preferred Shares by broker-dealers. New Preferred Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New

Preferred Shares. Any broker-dealer that resells New Preferred Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Preferred Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act, provided it acquired the Series A Preferred Stock for its own account through trading or other market-making activities. If required, the Company will amend this Prospectus to include the selling stockholder information required by Item 507 of Regulation S-K.


     The Company has agreed to pay all expenses incident to the Exchange Offer other than the expenses of counsel for the holders of the Original Preferred Shares and commissions or concessions of any brokers or dealers, and will indemnify the holders of the Original Preferred Shares (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                           VALIDITY OF THE SECURITIES

     The validity of the New Preferred Shares will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts.

                            INDEPENDENT ACCOUNTANTS

     The financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

                                    GLOSSARY

1+ OUTBOUND SERVICE -- Standard, self-dialed long distance telephone service.

"500 NUMBER" TECHNOLOGY -- A non-geographic area code system that allows for "follow me" services.

ACCESS CHARGES -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

ADVANCED INTELLIGENT NETWORK (AIN) -- A network architecture with three basic elements: (1) Signal Control Points (SCPs) -- computers that hold databases in which customer-specific information is stored for use by the network to route calls; (2) Signal Switching Points (SSPs) -- digital telephone switches that can communicate with SCPs and ask them for customer-specific instructions as to how a call should be completed; and (3) Signal Transfer Points (STPs) -- packet switches that shuttle messages between SSPs and SCPs.

AMERICAS 1 -- A submarine telecommunications cable system linking the United States and several Caribbean and South American countries.

AUTOMATIC NUMBER IDENTIFICATION (ANI) -- The delivery of the calling party's number by a LEC for billing or routing purposes and the subsequent delivery of such number of end users.

BANDWIDTH -- The number of bits of information that can move through a communications medium in a given amount of time; the capacity of a telecommunications circuit or network to carry voice, data and video information.

BUNDLED SERVICES -- Services for which a carrier must pay one all-inclusive charge for switching, transmission, LEC access, and other charges.

CALL DETAIL RECORD (CDR) -- A paper or electronic record of the time, duration, and points of origination and termination of a telephone call, made and kept primarily for billing purposes.

CATVS (COMMUNITY ANTENNA TELEVISION OR CABLE TELEVISION) -- Cable television service providers.

CENTREX -- A trademarked name for an ILEC service that offers direct dialing within a given phone system, direct dialing of incoming calls and automatic identification of outbound calls. This service simulates, through equipment located centrally, the features of a dedicated switching system located within an office building (a so-called Private Branch Exchange or PBX).

CO-CARRIER STATUS -- A relationship between CLECs that affords equal access to and rights on each other's networks, and that provides access and services on an equal basis.

COLLOCATION -- The physical or virtual connection of a telecommunications carrier's equipment with a given LEC's system to facilitate the interconnection of their respective switching/routing equipment.

COMMERCIAL MOBILE RADIO SERVICE (CMRS) -- The FCC's term for certain wireless telecommunication services, provided on a commercial basis, including cellular telephone service and personnel communications services.

COMMUNICATIONS ACT -- The Communications Act of 1934, 47 U.S.C. sec. 151 et seq., as amended.

COMPETITIVE ACCESS PROVIDER (CAP) -- A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access services, and interstate transport of switched access telecommunications services.

COMPETITIVE LOCAL EXCHANGE CARRIER (CLEC) -- A company that provides its customers an alternative to the local telephone carrier for local transport of private line, special access and switched local access telecommunications services.

CONTRACT TARIFFS -- Contractually prescribed rates for telecommunications services, generally set forth on a per minute basis by place of termination of call, and filed with a state or federal regulatory agency.

DEDICATED ACCESS LINES -- Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within a LEC's public, switched network).

DIALING PARITY -- The ability to reach a given termination point by dialing the same telephone number, or same number of digits, through any provider of telecommunication services.

DSO, DS1, DS3 AND E1 SPEEDS -- Standard telecommunications industry signal formats which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second).

FACILITIES-BASED PROVIDER -- A telecommunications company that carries all or a portion of its traffic over its own network infrastructure, including switching facilities and/or transport facilities; distinguished from a company that carriers traffic solely over leased infrastructure elements. There is no industry consensus on what constitutes a facilities-based carrier and the FCC and state regulatory agency definitions vary accordingly.

FCC -- United States Federal Communications Commission.

FGD (FEATURE GROUP D) -- A trunk-side LATA access affording call supervision to an interexchange carrier (IXC), a uniform access code, optional calling-party identification, recording of access-charge billing details, and presubscription to a customer-specified IXC. FGD also provides automatic number identification
(ANI) for billing purposes.

FILE TRANSFER PROTOCOL (FTP) -- A service that supports file transfer between local and remote computers.

"FOLLOW ME" NUMBERS -- "Smart" telephone numbers that, through number translation and computer switching, can be used to reach a person among various possible locations (e.g., home, office, etc.).

FRAME RELAY SERVICE -- A high-speed data packet switching service used to transmit data between computers.

HUNT SEQUENCING -- A series of telephone lines organized in such a way that if the first line is busy the next line is hunted and so on until a free line is found.

INCUMBENT LOCAL EXCHANGE CARRIERS (ILEC) -- Companies providing local telephone services that were historically the sole local provider in their respective regions, including RBOCs.

INDEFEASIBLE RIGHT OF USE ("IRU") -- An unconditional right to use a facility, such as a fiber optic filament or right of way; this right is created by contract and confers upon the holder certain indicia of ownership, while leaving legal title in the hands of the grantor.

INTELLIGENT NETWORK -- See "AIN", above.

INTEGRATED COMMUNICATIONS PROVIDER (ICP) -- A telecommunications carrier that provides packaged or integrated services from among a broad range of categories, including local exchange, long distance, enhanced data, cable TV, and other communications services.

INTEGRATED SERVICES DIGITAL NETWORK (ISDN) -- A transmission method that provides circuit-switched access to a public network at high speeds for voice, data and video transmission.

INTERCONNECTION AGREEMENT -- A contract between an ILEC and CLEC for the interconnection of the two networks and CLEC access to the ILEC's unbundled network elements and resale of the ILEC's services. Such an agreement sets out the financial and operational aspects of such interconnection and access.

INTERCONNECTION ORDERS -- Rulings by the FCC announced in August 1996 that implemented the local competition provisions of the Telecommunications Act and that require ILECs to provide interconnection to any CLEC, seeking such interconnection.

INTEREXCHANGE CARRIER (IXC) -- A telecommunications company that provides telecommunications services between local exchanges on an interstate or intrastate basis.

INTER-LATA SERVICE -- Telecommunications services originating in one LATA and terminating in another.

INTERNATIONAL GATEWAY SWITCH -- A switch that routes international telecommunications traffic.

INTERNET PROTOCOL (IP) -- Network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

INTERNET SERVICE PROVIDER (ISP) -- A vendor who provides access for customers to the Internet and the World Wide Web.

INTRA-LATA SERVICE -- Telecommunications services originating and terminating in the same LATA.

LOCAL ACCESS AND TRANSPORT AREA (LATA) -- A geographic area established by the MFJ within which a former Bell System local exchange carrier offers switched telecommunications services, including long distance services. The MFJ established approximately 200 LATAs in the United States. The term is primarily of historical significance since the enactment of the Telecommunications Act.

LOCAL EXCHANGE -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the customer.

LOCAL EXCHANGE CARRIER (LEC) -- A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges. LECs include both RBOCs and CLECs.

LOCAL MULTIPORT DISTRIBUTION SERVICE (LMDS) -- Digital wireless service licensed by the FCC in the 28-30 GHz frequency band.

LOCAL NUMBER PORTABILITY (LNP) -- The ability of an end user to retain a given telephone number upon changing local telephone service providers.

LOOPS -- Circuits that connect end users to telecommunications switching equipment.

MODIFIED FINAL JUDGMENT (MFJ) -- The consent decree resulting from United States
v. AT&T that effected the breakup of AT&T and the separation of its local and long distance businesses.

MULTICHANNEL MULTIPOINT DISTRIBUTION SERVICE (MMDS) -- A one-way domestic public radio service rendered on microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

MULTIPLEXING -- An electronic or optical process that combines a number of lower speed transmission lines into one high-speed line in order to maximize capacity.

NETWORK -- A web of telecommunications equipment, including switches and lines, over which telecommunications traffic can be transmitted.

NETWORK OPERATIONS CENTER -- The central office from which the Company manages its network.

NODE -- A point on a network at which a router and user access equipment are located.

NPI -- Network Plus, Inc., a wholly owned operating subsidiary of Network Plus Corp.

ON-NET TRAFFIC -- Customer traffic that is switched by one or more of the Company's switches; such traffic may be transported on third-party facilities.

OFF-NET TRAFFIC -- Customer traffic that is neither switched nor transported on the Company's network; such traffic is carried entirely on third-party facilities.

OPERATIONAL SUPPORT SYSTEM (OSS) -- The Company's methods, procedures and software that directly support the daily operations of its telecommunications infrastructure.

PEERING -- The commercial practice under which ISPs exchange each other's traffic without the payment of settlement charges. Peering occurs at both public and private exchange points.

PERCENTAGE ALLOCATION ROUTING -- An 800 Service that allows a customer to route pre-selected percentages of calls from each originating routing group (typically an area code) to two or more answering locations. Allocation percentages may be further dictated based on the day of the week, time of day, etc.

PERSONAL COMMUNICATIONS SERVICE (PCS) -- A type of wireless telephone system licensed by the FCC that uses light, inexpensive handheld sets and communicates via low-powered antennas.

POINT OF PRESENCE (POP) -- The location at which a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

PRIVATE LINE -- A private, dedicated telecommunications line connecting different point-to-point locations (excluding long distance carrier POPs).

PROVISIONING -- The act of supplying telecommunications services to a user, including all associated transmission, fiber and equipment.

PUBLIC SWITCHED TELEPHONE NETWORK (PSTN) -- That portion of a local exchange company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the PSTN is generally switched at the LECs central offices.

PUBLIC UTILITY COMMISSION (PUC) -- A state regulatory commission, existing in most states, that regulates public utilities, including telecommunications companies providing intrastate services.

REGIONAL BELL OPERATING COMPANIES (RBOCS) -- The regional local telephone holding companies established by the MFJ that effected the breakup of AT&T, and which generally had a monopoly on local telephone service in their respective areas prior to the enactment of the Telecommunications Act.

ROUTING -- The process by which sophisticated computer switching equipment directs a call from its point of origination to its point of termination. Intelligent routing capabilities include time-of-day, day-of-week, and day-of-year routing, which direct calls to varying termination points based on specified computer instructions; and least cost routing, which chooses the most cost-efficient route available.

SIGNALLING SYSTEM SEVEN (SS7) -- An advanced signaling protocol that helps optimize a network's efficiency through intelligent out-of-band routing decisions.

SIGNALLING TRANSFER POINT -- The signalling facility through which SS7 messages must pass as they are transmitted to their points of termination.

SWITCH -- A sophisticated computer that (a) routes telecommunications transmissions by selecting the paths or circuits to be used for the transmission of information and (b) establishes a connection. Switches allow telecommunications service providers to connect calls to their destinations while providing advanced features and recording connection information for future billing.

SWITCHED ACCESS SERVICE -- The origination or termination of long distance traffic between a customer's premises and a long distance carrier's POP via shared local trunks using a local switch.

SWITCHED TRAFFIC -- Telecommunications traffic along a switched network.

TAT 12/13 RIOJA -- A transatlantic submarine telecommunications cable linking the United States and Europe.

TELECOMMUNICATIONS ACT -- The federal Telecommunications Act of 1996, 47 U.S.C. sec. 230 et seq.

TERMINATION POINT -- The destination point of a telephone call.

TPC-5 -- A transpacific submarine telecommunications cable system linking the United States and East Asia.

TRUNK LINE SERVICE -- A service that combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channels.

UNBUNDLED ACCESS -- Access to unbundled elements of a telecommunications services provider's network including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

UNBUNDLED NETWORK ELEMENTS (UNE) -- The various portions of an ILECs network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, fiber, central office collocation space, interoffice transport, operational support systems, local switching and rights of way.

VIRTUAL PRIVATE NETWORK (VPN) -- A service that establishes a software-derived network offering the appearance, functionality and usefulness of a dedicated private network.

WIRELESS COMMUNICATIONS SERVICE -- A generic term for telecommunications services transmitted by radio signal, as opposed to those sent over fiber optic or copper lines.

                               NETWORK PLUS CORP.


                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
1997 FINANCIAL STATEMENTS OF NETWORK PLUS, INC.
  Report of Independent Accountants.........................     F-2
  Balance Sheets as of December 31, 1997 and 1996...........     F-3
  Statements of Operations and Retained Earnings for the
     Years Ended December 31, 1997, 1996 and 1995...........     F-4
  Statements of Cash Flows for the Years Ended December 31,
     1997, 1996 and 1995....................................     F-5
  Notes to Financial Statements.............................     F-6
UNAUDITED SEPTEMBER 30, 1998 INTERIM CONSOLIDATED FINANCIAL
  STATEMENTS OF NETWORK PLUS CORP.
  Balance Sheets as of September 30, 1998 and December 31,
     1997...................................................    F-16
  Statements of Operations for the Three Months and Nine
     Months Ended September 30, 1998 and 1997...............    F-17
  Statement of Stockholders' Equity (Deficit) for the Nine
     Months Ended
     September 30, 1998.....................................    F-18
  Statements of Cash Flows for the Nine Months Ended
     September 30, 1998 and 1997............................    F-19
  Notes to Unaudited Interim Financial Statements...........    F-20



     On July 15, 1998, Network Plus Corp. (the "Company") was incorporated in the state of Delaware. The stockholders of Network Plus, Inc. contributed 100% of their shares to the Company in return for 10,000,000 shares of the Company's common stock. Accordingly, Network Plus, Inc. became a wholly-owned subsidiary of the Company.



     The principal operations of the Company have been to issue stock options, preferred stock and warrants. Through September 30, 1998, Network Plus, Inc. remains the only operating entity of the Company.



     For periods prior to the formation of the Company, the financial statements reflect the financial statements of Network Plus, Inc., as it was the sole operating entity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Network Plus Corp.:

     In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Network Plus, Inc., a wholly owned subsidiary of Network Plus Corp., at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
Boston, Massachusetts
June 24, 1998, except for the information in Notes 12 and 15, for which the dates are July 15, 1998 and September 3, 1998, respectively

                               NETWORK PLUS, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 1,502    $ 2,241
  Accounts receivable, net of allowance for doubtful
     accounts of $926 and $850, respectively................   16,927     14,974
  Marketable securities.....................................       65         62
  Investments...............................................    9,500      2,093
  Prepaid expenses..........................................      415        308
  Other current assets......................................      112         93
                                                              -------    -------
          Total current assets..............................   28,521     19,771
PROPERTY AND EQUIPMENT, NET.................................    6,957      3,075
OTHER ASSETS................................................      103         69
                                                              -------    -------
          TOTAL ASSETS......................................  $35,581    $22,915
                                                              =======    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $17,445    $14,023
  Accrued liabilities.......................................    2,245      1,934
  Revolving line of credit..................................    4,510      2,000
  Notes payable to stockholders.............................    1,755         --
  Current portion of debt and capital lease obligations.....    5,694        193
                                                              -------    -------
          Total current liabilities.........................   31,649     18,150
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................    3,623        664
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 20,000,000 shares
     authorized, 10,000,000 shares issued and outstanding...      100        100
  Additional paid-in capital................................      183        183
  Retained earnings.........................................       26      3,818
                                                              -------    -------
          Total stockholders' equity........................      309      4,101
                                                              -------    -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $35,581    $22,915
                                                              =======    =======

    The accompanying notes are an integral part of the financial statements.

                               NETWORK PLUS, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                            YEAR ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1997          1996          1995
                                                     ----------    ----------    ----------
Revenue............................................  $   98,209    $   75,135    $   49,024
Direct cost of revenue.............................      78,106        57,208        35,065
                                                     ----------    ----------    ----------
Revenue after direct cost..........................      20,103        17,927        13,959
Operating expenses
Selling, general and administrative expenses.......      25,704        19,230        17,697
Depreciation and amortization......................         994           533           276
                                                     ----------    ----------    ----------
                                                         26,698        19,763        17,973
                                                     ----------    ----------    ----------
Operating loss.....................................      (6,595)       (1,836)       (4,014)
Other income (expense)
  Interest and dividend income.....................          86            95           202
  Interest expense.................................        (557)         (313)          (40)
  Other income, net................................       3,917         3,529         7,859
                                                     ----------    ----------    ----------
                                                          3,446         3,311         8,021
                                                     ----------    ----------    ----------
Income (loss) before state income taxes............      (3,149)        1,475         4,007
Provision for state income taxes...................          42            60           312
                                                     ----------    ----------    ----------
Net income (loss)..................................  $   (3,191)   $    1,415    $    3,695
                                                     ==========    ==========    ==========
Retained earnings, beginning.......................       3,818         3,639         1,834
Distributions to stockholders......................        (601)       (1,237)       (1,890)
                                                     ----------    ----------    ----------
Retained earnings, ending..........................  $       26    $    3,818    $    3,639
                                                     ==========    ==========    ==========
Net income (loss) per share -- basic and diluted...  $    (0.32)   $     0.14    $     0.37
                                                     ==========    ==========    ==========
Weighted average shares outstanding --  basic and
  diluted..........................................  10,000,000    10,000,000    10,000,000
                                                     ==========    ==========    ==========
Pro forma data (unaudited):
Historical income (loss) before income taxes.......  $   (3,149)   $    1,475    $    4,007
Pro forma provision (credit) for income taxes......      (1,094)          607         1,601
                                                     ----------    ----------    ----------
Pro forma net income (loss)........................  $   (2,055)   $      868    $    2,406
                                                     ==========    ==========    ==========
Pro forma net income (loss) per share -- basic and
  diluted..........................................  $    (0.21)   $     0.09    $     0.24
                                                     ==========    ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                               NETWORK PLUS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
Cash flows from operating activities:
  Net income (loss).........................................  $(3,191)   $ 1,415    $ 3,695
  Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
     Depreciation and amortization..........................      994        533        276
     Provision for losses on accounts receivable............    4,104      1,102        887
     Amortization of AT&T credits...........................       --     (1,810)    (2,436)
     Exercise of Tel-Save common stock warrants received as
       consideration........................................   (3,570)    (2,800)        --
     Valuation of Tel-Save common stock warrants received as
       consideration........................................   (3,837)    (2,093)        --
     Proceeds from sale of Tel-Save common stock............       --      4,167         --
     Gain on sale of Tel-Save common stock..................       --     (1,367)        --
     (Increase) decrease in assets:
       Accounts receivable..................................   (6,059)    (1,584)    (7,967)
       Prepaid expenses.....................................     (107)      (218)       (60)
       Other current assets.................................      (19)        11        198
       Other long-term assets...............................      (34)       (13)       484
     (Decrease) increase in liabilities:
       Accounts payable.....................................    8,022      4,146      6,727
       Accrued liabilities..................................      311       (438)       659
                                                              -------    -------    -------
          Net cash provided by (used for) operating
            activities......................................   (3,386)     1,051      2,463
Cash flows from investing activities:
     Proceeds from sale of fixed assets.....................        9         --         --
     Proceeds from sale of fixed assets to affiliate........       --         34        535
     Capital expenditures...................................   (3,363)    (2,135)      (860)
     Purchase of marketable securities......................       (3)        (3)        --
     Proceeds from sale of marketable securities............       --         90        141
                                                              -------    -------    -------
          Net cash used for investing activities............   (3,357)    (2,014)      (184)
Cash flows from financing activities:
     Net proceeds from line of credit.......................    2,510      2,000         --
     Proceeds from note payable.............................       --      1,000         --
     Proceeds from notes payable to stockholders............    1,755         --         --
     Proceeds from sale and leaseback of fixed assets.......    3,450         --         --
     Payments on debt and capital lease obligations.........   (1,110)      (167)       (13)
     Distributions to stockholders..........................     (601)    (1,237)    (1,890)
                                                              -------    -------    -------
          Net cash provided by (used for) financing
            activities......................................    6,004      1,596     (1,903)
                                                              -------    -------    -------
Net increase (decrease) in cash.............................     (739)       633        376
Cash at beginning of year...................................    2,241      1,608      1,232
                                                              -------    -------    -------
Cash at end of year.........................................  $ 1,502    $ 2,241    $ 1,608
                                                              =======    =======    =======
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
       Interest.............................................  $   498    $   298    $    40
                                                              =======    =======    =======
       Income taxes.........................................  $    15    $   243    $   167
                                                              =======    =======    =======

    The accompanying notes are an integral part of the financial statements.

                               NETWORK PLUS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY


     Network Plus, Inc. (the "Company"), a wholly-owned subsidiary of Network Plus Corp. (see Note 12), is a switch-based carrier and switchless reseller of long distance telecommunications services, principally to small and medium-sized businesses in the Northeastern and Southeastern regions of the United States. Revenues are derived from the sale of domestic and international telephone services, calling cards, debit cards and paging services. All revenues are billed and collected in U.S. dollars. The Company operates two telephony switches, located in Quincy, Massachusetts and Orlando, Florida, and contracts with Sprint Communications Company, LP ("Sprint") to provide switching and dedicated voice and data services for a portion of the Company's telecommunications traffic.


CASH EQUIVALENTS

     All highly liquid cash investments with maturities of three months or less at date of purchase are considered to be cash equivalents.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

     Telecommunication revenues and accounts receivable are recognized when calls are completed or when services are provided. Accounts receivable include both billed and unbilled amounts, and are reduced by an estimate for uncollectible amounts.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Upon retirement or other disposition of property and equipment, the cost and related depreciation are removed from the accounts and the resulting gain or loss is reflected in earnings.


     Long-lived assets and identifiable intangibles held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or intangibles may exceed the future net cash flow expected to be generated by such assets.


CAPITAL LEASES


     Capital leases, those leases which transfer substantially all benefits and risks of ownership, are accounted for as acquisitions of assets and incurrences of obligations. Capital lease amortization is included in depreciation and amortization expense, with the amortization period equal to the estimated useful life of the assets. Interest on the related obligation is recognized over the lease term at a constant periodic rate.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


DIRECT COST OF REVENUE



     Direct cost of revenue includes costs of origination, transport and termination of on-net and off-net traffic, exclusive of depreciation and amortization.


INCOME TAXES

     Effective March 1, 1992, the Company elected by the consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate federal income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their share of the Company's taxable income. The Company continues to pay state income taxes in those states that do not fully recognize the Subchapter S provision and states that assess certain franchise taxes.


     The issuance of the preferred stock (see Note 15) terminated Network Plus Corp.'s election to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, these financial statements present, on a pro forma basis, Federal and state income taxes assuming the Company had been a C Corporation for all periods presented.


CONCENTRATION OF RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. In addition, risk exists in cash deposited in banks that may, at times, be in excess of FDIC insurance limits. Cash balances are managed daily to reduce revolving credit borrowings. The trade accounts receivable risk is limited due to the breadth of entities comprising the Company's customer base and their dispersion across different industries and geographical regions. The Company evaluates the creditworthiness of customers, as appropriate, and maintains an adequate allowance for potential uncollectible accounts.

EARNINGS (LOSS) PER SHARE

     The Company computes and reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". The computations of basic and diluted earnings (loss) per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. Potentially dilutive securities include convertible preferred stock, stock options and warrants. There were no potentially dilutive securities outstanding during 1997, 1996 or 1995.


     Unaudited pro forma net loss per share reflecting the Company's conversion from an S Corporation to a C Corporation is presented using an estimated effective income tax rate of approximately 36% to 40%.


NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for fiscal years beginning after December 15, 1997, including interim periods. SFAS 130 requires the presentation of comprehensive income and its components. Comprehensive income presents a measure of all changes in equity that result from recognized transactions and other economic events during the period other than transactions with stockholders. The Company will adopt SFAS 130 in the first quarter of 1998 and does not expect comprehensive income to differ from reported net income.

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years beginning after December 15, 1997. Interim reporting disclosures are not required in the first year of adoption. SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of operating information to be disclosed. SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting. The management approach described in SFAS 131 expands the required disclosures for each segment. The Company will adopt SFAS 131 in its year ending December 31, 1998, and has yet to determine the impact of such adoption on the reporting of its results of operations as currently presented.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The Company does not believe that this pronouncement will have a material impact on its business or results of operations.

RECLASSIFICATIONS

     Certain amounts in the financial statements for prior years have been reclassified to conform with the current year presentation. Such reclassifications had no effect on previously reported results of operations.

2.  RELATED PARTY TRANSACTIONS

     In December 1997, the Company's stockholders made loans to the Company totaling $1,755. Interest on the loans accrues at the prevailing prime rate (8.5% at December 31, 1997) and is payable monthly. There is no required period for principal repayment. The loans were repaid in May 1998 and, accordingly, have been classified as a current liability in the accompanying balance sheet.

     The Company had a service arrangement through May 1997 with a marketing company, the controlling stockholders of which include the Company's stockholders. The marketing company provided services relative to establishing, training and expanding the Company's sales organization. For the years ending December 31, 1997, 1996 and 1995, the amounts paid to the marketing company were $55, $132 and $197, respectively.

     Office space, located in Quincy, Massachusetts, is leased from a trust, the beneficiaries of which are the stockholders of the Company (see Note 11). The Company makes monthly rental payments of $36. In each of the years ending December 31, 1997, 1996, and 1995, the amount paid to the trust was $431.

3.  MARKETABLE SECURITIES

     Marketable securities are as follows:

                                                     DECEMBER 31, 1997       DECEMBER 31, 1996
                                                    --------------------    --------------------
                                                     COST     FAIR VALUE     COST     FAIR VALUE
                                                    ------    ----------    ------    ----------
U.S. obligations..................................  $    3      $    3      $    3      $    3
Other securities..................................      62          62          59          59
                                                    ------      ------      ------      ------
                                                    $   65      $   65      $   62      $   62
                                                    ======      ======      ======      ======

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4.  INVESTMENTS AND SALE OF CUSTOMER BILLING BASE

     Investments are as follows:

                                                     DECEMBER 31, 1997       DECEMBER 31, 1996
                                                    --------------------    --------------------
                                                     COST     FAIR VALUE     COST     FAIR VALUE
                                                    ------    ----------    ------    ----------
Tel-Save warrants.................................  $9,500      $9,500      $2,093      $2,093
                                                    ======      ======      ======      ======


     In 1995, the Company sold the right to service certain of its customers to other telecommunications companies for cash totaling approximately $8,422. Prior to the time of this sale, there was no value recorded in the financial statements related to these rights, and, accordingly, the cash received was recognized as miscellaneous income in 1995. In addition, the Company received four separate warrants to purchase a total of 1,365,000 shares of common stock of Tel-Save Holdings, Inc. ("Tel-Save") at an exercise price of $4.67 per share (after reflecting stock splits through December 31, 1997). The warrants expired at various dates through 1997 and the Company was required to provide specified levels of telecommunications traffic to Tel-Save in order to exercise the warrants. As of December 31, 1995, the Company had not met those obligations and, accordingly, had ascribed no value to the warrants.



     During 1996, the Company met the requirements to exercise the first three warrants, entitling the Company to purchase 1,050,000 shares of Tel-Save common stock. In 1996, 600,000 of these warrants were exercised and common stock related to those warrants was sold by the Company, resulting in net proceeds and income of $1,367 during the third quarter. The remaining warrants for 450,000 shares of common stock that became exercisable in 1996 were subsequently exercised in 1997. These warrants were classified as investments and were valued at approximately $2,093 at December 31, 1996 using the Black-Scholes valuation model. The significant assumptions in the valuation model were an interest rate of approximately 6%, warrant lives ranging from two to six months and no dividend rate. A total of approximately $3,460 was recognized as other income in 1996 relating to these warrants.



     The agreements between Tel-Save and the Company required the transfer of ownership of the common stock certificates from Tel-Save to the Company upon the Company meeting certain requirements, which the Company, based upon available information, believed it had met in 1996 and 1997. Accordingly, in the first and second quarter of 1997, cash payments totaling $3,570 were made to exercise all outstanding warrants. In total, payments for warrants in 1997 were believed to entitle the Company to 765,000 shares of Tel-Save common stock, subject to the registration of the shares by Tel-Save. The shares were registered with the Securities and Exchange Commission in November 1997, but common stock certificates were not physically transferred to the Company.



     In order to take physical possession of the Tel-Save common stock certificates, the Company filed suit against Tel-Save in January 1998. On June 24, 1998, a settlement agreement was signed between the parties pursuant to which Tel-Save returned $1,470 paid by the Company during 1997 in its attempt to exercise the final warrant for 315,000 shares, and canceled that warrant. In addition, Tel-Save issued the remaining 450,000 shares to the Company and simultaneously repurchased such shares for $8,030. There are no continuing obligations between the parties. Accordingly, the Company's investment in Tel-Save at December 31, 1997 was valued at the $9,500 received pursuant to the settlement in June 1998, resulting in other income of $3,837 recorded in 1997 to reflect this valuation.

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  PROPERTY AND EQUIPMENT

                                                                            DECEMBER 31,
                                                          ESTIMATED      ------------------
                                                         USEFUL LIFE      1997       1996
                                                        -------------    -------    -------
Switching equipment...................................     5 years       $ 4,004    $ 1,513
Computer equipment....................................    3-5 years        2,756        948
Office furniture and equipment........................     7 years         1,272      1,157
Purchased software....................................     3 years           694        275
Motor vehicles........................................     5 years           174        175
Leasehold improvements................................  Term of lease        130         92
                                                                         -------    -------
                                                                           9,030      4,160
Less accumulated depreciation and amortization........                    (2,073)    (1,085)
                                                                         -------    -------
                                                                         $ 6,957    $ 3,075
                                                                         =======    =======


     In 1997, upon review of the Company's experience and expectations for upgrades and replacement of equipment and publicly available industry data on useful lives applied by other telecommunication companies for similar equipment, the Company changed its estimate of the useful life of its switching equipment from 12 years to 5 years. Depreciation expense in 1997 was approximately $136 more than what would have otherwise been reported had the change in estimate not been made. Annual depreciation expense related to these assets will be approximately $407 more through 2002 than what would have otherwise been reported had the change not been made.



     In November 1997, the Company entered into a sale and leaseback of its switching equipment. The equipment was sold at book value, which approximates market value, and, consequently, no gain or loss was recorded on the sale. The Company has the right to reacquire the equipment at the end of the lease's five-year term.


6.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1997      1996
                                                           ------    ------
Accrued interest.........................................  $   60    $   14
Accrued salaries, wages, commissions and related taxes...     297       445
Customer deposits........................................     361       125
Accrued income and franchise taxes.......................     766       879
Accrued taxes other than income and franchise............     238       375
Other accrued liabilities................................     523        96
                                                           ------    ------
                                                           $2,245    $1,934
                                                           ======    ======

7.  REVOLVING CREDIT AGREEMENT

     The Company has a revolving line of credit with Fleet National Bank ("Fleet") for borrowings up to $7,000, including letters of credit, which expires on May 31, 1998. Availability in excess of $5,000 is based upon a percentage of accounts receivable. Interest is payable monthly at the bank's prime rate or available LIBOR options. The revolving line of credit requires the Company to meet certain debt service, liquidity and tangible net worth covenants. At December 31, 1997, cash

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

borrowings under the line of credit totalled $4,510 and letters of credit issued in the ordinary course of business totalled $120. At December 31, 1996, cash borrowings under the line totalled $2,000 and there were no outstanding letters of credit. The interest rate on such borrowings was 8.5% at December 31, 1997 and 8.25% at December 31, 1996. The maximum borrowings under the agreement in 1997 and 1996 were $5,000 and $3,000, respectively.

     On May 1, 1998, the Company entered into a new revolving credit agreement with Fleet, which allows for up to $23 million of borrowings, based upon a percentage of accounts receivable. The new agreement has a term of three years. Interest is payable monthly at Fleet's prime rate or available LIBOR options. The revolving credit agreement requires the Company to meet certain gross margin, operating income and tangible net worth covenants. All outstanding notes payable were paid in full with proceeds from the new facility.

8.  DEBT AND CAPITAL LEASE OBLIGATIONS

     Debt and capital lease obligations consist of the following:

                                                            DECEMBER 31,
                                                         ------------------
                                                          1997       1996
                                                         -------    -------
Notes payable..........................................  $ 4,600    $   855
Capital lease obligations..............................    4,717          2
                                                         -------    -------
                                                           9,317        857
Less current portion...................................   (5,694)      (193)
                                                         -------    -------
                                                         $ 3,623    $   664
                                                         =======    =======

     The Company issued a promissory note, dated December 1, 1997, to Sprint for repayment of $4,600 previously classified as accounts payable. Monthly principal payments are required from February 1998 through the note's maturity on September 1, 1998. Interest accrues at a fixed rate of 9.75% per annum on the unpaid principal balance and is payable monthly. The promissory note and accrued interest were paid in full on May 1, 1998.


     In January 1996, the Company entered into a five-year term loan agreement in the amount of $1,000 at a fixed rate of 8.11% per year, collateralized by switching equipment. This loan was repaid in October 1997. At December 31, 1996, the unpaid principal on the loan was $846.


     The Company's capital leases contain various covenants which, among other things, require the Company to maintain specified ratios of total liabilities to net worth and to meet certain net income requirements.

9.  LEASE COMMITMENTS

     The Company has entered into noncancellable operating leases for office space in several locations in the eastern United States. The leases have termination dates through 2003 and require the payment of various operating costs including condominium fees. Rental expense related to the leases for the years ended December 31, 1997, 1996 and 1995 were $733, $688 and $501, respectively.

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Minimum lease payments for the next five years and thereafter are as follows:

YEAR ENDED DECEMBER 31,                                CAPITAL LEASES    OPERATING LEASES
-----------------------------------------------------  --------------    ----------------
1998.................................................     $ 1,254            $   684
1999.................................................       1,368                630
2000.................................................       1,230                346
2001.................................................         817                 88
2002.................................................         750                 90
Thereafter...........................................          --                 75
                                                          -------            -------
Total minimum lease payments.........................     $ 5,419            $ 1,913
                                                                             =======
Less imputed interest................................        (702)
                                                          -------
Present value of minimum lease payments..............       4,717
Less current portion.................................      (1,094)
                                                          -------
Long-term capital lease obligations..................     $ 3,623
                                                          =======

     Property and equipment under capital leases are as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                               1997     1996
                                                              ------    ----
Switching equipment.........................................  $3,837    $--
Computer equipment..........................................   1,527     --
Office equipment............................................      --      3
                                                              ------    ---
                                                               5,364      3
Less accumulated amortization...............................    (515)    (3)
                                                              ------    ---
                                                              $4,849    $--
                                                              ======    ===

10.  UNEARNED CREDITS


     In 1993 and 1994, the Company, through special sales promotions offered through AT&T on three-year service contracts, received cash based on maintaining annual sales commitment levels over a specific dollar amount. The total amounts received from the AT&T promotions were amortized over the three-year length of each contract, which approximated the achievement of required sales commitment levels, and were fully amortized prior to 1997. Amortization of these credits included in revenue in 1996 and 1995 was $1,810 and $2,436, respectively.


11.  COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable as a guarantor on a bank loan made to the trust from whom the Company leases office space in Quincy, Massachusetts (see Note 2). The outstanding balance of the loan at December 31, 1997 and 1996 is $1,486 and $1,546, respectively.

12.  STOCKHOLDERS' EQUITY

     On July 15, 1998, the stockholders of the Company created Network Plus Corp. ("NP Corp."), which was incorporated in the State of Delaware. NP Corp. expects to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code. NP Corp. became the owner of 100% of the issued and outstanding common stock of the Company on July 15, 1998, the date on which the

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

stockholders of the Company contributed their ownership interest in the Company totaling 100 shares of common stock in return for 10,000,000 shares of common stock, representing 100% of the ownership interest of NP Corp. These transactions were initiated by the stockholders of the Company to achieve a number of business objectives including an increase in the number of shares of common stock authorized for issuance and issued and outstanding. The Company has accounted for the effects of these transactions as a 100,000-for-1 stock split and retroactively restated the accompanying financial statements to reflect these transactions.

COMMON STOCK

     The certificate of incorporation of NP Corp. authorizes the issuance of up to 20,000,000 shares of $.01 par value common stock. There are 10,000,000 shares of common stock issued and outstanding and held of record by two stockholders as of July 15, 1998. The holders of common stock are entitled to receive dividends when and as dividends are declared by the Board of Directors of NP Corp. out of funds legally available therefor, provided that if any shares of preferred stock are at the time outstanding, the payment of dividends on the common stock or other distributions may be subject to the declaration and payment of dividends on outstanding shares of preferred stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Upon any liquidation, dissolution or winding up of the affairs of NP Corp., whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding will be distributed to the holders of common stock ratably in proportion to the number of shares held by them. The common stock is not publicly traded.

PREFERRED STOCK

     Under the certificate of incorporation of NP Corp., the Board of Directors has the authority to issue up to 1,000,000 shares of $.01 par value preferred stock from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of NP Corp. Accordingly, the Board of Directors has the power to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of preferred stock issued in the future. There are currently no shares of preferred stock outstanding.

STOCK-BASED COMPENSATION PLANS

     On July 15, 1998, NP Corp. adopted the 1998 Stock Incentive Plan (the "1998 Incentive Plan"). The 1998 Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, NP Corp. Under the 1998 Incentive Plan, the Company may grant options that are intended to qualify as incentive stock options ("incentive stock options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options not intended to qualify as incentive stock options ("non-statutory options"), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of NP Corp. or its subsidiaries. A total of 1,400,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 1998 Incentive Plan. The number of shares with respect to which awards may be granted to any employee under the 1998 Incentive Plan may not exceed 700,000 during any calendar year. The exercisability of options or other awards granted under the 1998 Incentive Plan may, in certain circumstances, be accelerated in connection with an Acquisition Event (as defined in the 1998 Incentive Plan). Options and other awards may be granted under the 1998 Incentive Plan at exercise prices that are equal to, less than or greater than the fair

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

market value of NP Corp.'s common stock, and the Board generally retains the authority to reprice outstanding options. The 1998 Incentive Plan expires in July 2008, unless sooner terminated by the Board.

     On July 15, 1998, NP Corp. authorized the grant of a total of 741,140 options to purchase NP Corp. common stock at exercise prices at or above the fair market value of NP Corp.'s common stock, as determined by its Board of Directors. The options, when issued, will generally vest ratably over a period of four years. NP Corp. and the Company intend to adopt the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation". Accordingly, the Company's or NP Corp.'s results of operations are not expected to be materially affected by the options granted to date under this plan.

     On July 15, 1998, NP Corp. adopted the 1998 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, 5,000 shares of common stock will be granted to each non-employee director upon his or her initial election to the Board of Directors. Annual options to purchase 2,500 shares of common stock will also be granted to each non-employee director on the date of each annual meeting of stockholders, or on August 1 of each year if no annual meeting is held by such date. Options granted under the Director Plan will vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercisability of these options will be accelerated upon the occurrence of an Acquisition Event (as defined in the Director Plan). The exercise price of options granted under the Director Plan is equal to the fair market value of the common stock on the date of grant. A total of 100,000 shares of common stock may be issued upon the exercise of stock options granted under the Director Plan. No options have been granted under this plan.

DIVIDEND

     On July 15, 1998, the Board of Directors of NP Corp. declared a dividend in the aggregate amount of $5,000. As a result, it is anticipated that $2,500 will be distributed to each of the stockholders of NP Corp. Following receipt of the dividend, one stockholder will loan the Company $1,875 (representing the distribution to that stockholder, net of the estimated tax liability resulting from such distribution). Interest will accrue at Fleet's prime rate, and interest and principal will be payable 10 days after redemption of the Series A Preferred Stock.

13.  MAJOR SUPPLIER

     The Company has an agreement with Sprint to provide switching and dedicated voice and data services. At expiration or any time prior, the Company can seek to renew all material aspects of the agreement with Sprint. In the event that renewal does not occur, the Company may be able to negotiate equally beneficial terms with other major telecommunications companies. Should neither of these alternatives be possible, there could be material adverse implications for the Company's financial position and operations. Management's experience has been to renegotiate agreements annually to ensure receiving competitive pricing, and management believes the Company will be able to continue to renegotiate the agreements. The current agreement was renegotiated, effective February 1998, and will expire in February 2000.

14.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) and profit sharing plan (the "Plan") which is open to all eligible employees under the Plan's provisions. The terms of the Plan allow the Company to

                               NETWORK PLUS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

determine its annual profit sharing contribution. There were no Company contributions to the Plan in 1997 or 1996. The Company's contribution to the Plan in 1995 was $175.

15.  SUBSEQUENT EVENT


     On September 3, 1998, NP Corp. (see Note 12) issued 40,000 shares of 13.5% Series A Cumulative Preferred Stock Due 2009, warrants to purchase, for $.01 per share, 310,000 shares of NP Corp.'s common stock ("Initial Warrants") and rights to receive warrants to purchase 600,000 shares of NP Corp. common stock at an exercise price of $.01 per share ("Contingent Warrants"), resulting in proceeds to NP Corp. of $37,500, net of issuance costs of $2,500. The Contingent Warrants entitle the holders of the preferred stock to receive annually, beginning on September 1, 1999, warrants to purchase approximately 1.36 shares of the Company's common stock for each share of preferred stock. The Warrants vest on September 1, 2000 subject to acceleration upon the occurrence of certain events. A total value of $4,360 was ascribed to the Initial Warrants, net of issuance costs of $290 , and was accounted for as additional paid-in capital. The value ascribed to the Initial Warrants was recorded as a discount to the preferred stock, which will be accreted to the preferred stock balance over an assumed maturity period. The value ascribed to the Contingent Warrants was de minimis. Through September 3, 1998, NP Corp.'s activities consist principally of the issuance of its preferred stock and warrants.


     The issuance of the preferred stock terminated NP Corp.'s election to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, NP Corp. will provide for and report Federal and state income taxes, if any.

                               NETWORK PLUS CORP.



                          CONSOLIDATED BALANCE SHEETS


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                  (UNAUDITED)



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................     $26,804        $ 1,502
  Accounts receivable, net of allowance for doubtful
     accounts of $444 and $926, respectively................      14,916         16,927
  Marketable securities.....................................          67             65
  Investments...............................................          --          9,500
  Prepaid expenses..........................................       1,163            415
  Other current assets......................................         172            112
                                                                 -------        -------
          Total current assets..............................      43,122         28,521
PROPERTY AND EQUIPMENT, NET.................................      10,659          6,957
OTHER ASSETS................................................         396            103
                                                                 -------        -------
          TOTAL ASSETS......................................     $54,177        $35,581
                                                                 =======        =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable..........................................     $15,100        $17,445
  Accrued liabilities.......................................       2,645          2,245
  Revolving line of credit..................................          --          4,510
  Notes payable to stockholders.............................          --          1,755
  Current portion of debt and capital lease obligations.....       1,149          5,694
                                                                 -------        -------
          Total current liabilities.........................      18,894         31,649
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................       2,876          3,623
LONG-TERM NOTE PAYABLE TO STOCKHOLDER.......................       1,875             --
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK
  13.5% Series A cumulative due 2009, $.01 par value, 50,000 shares authorized, 40,000 shares issued and outstanding
     (liquidation preference of $1,000 per share)...........      33,739             --
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value, 20,000,000 shares
     authorized, 10,000,000 shares issued and outstanding...         100            100
  Additional paid-in capital................................          --            183
  Warrants..................................................       4,359             --
  Retained earnings (accumulated deficit)...................      (7,666)            26
                                                                 -------        -------
          Total stockholders' equity (deficit)..............      (3,207)           309
                                                                 -------        -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
            (DEFICIT).......................................     $54,177        $35,581
                                                                 =======        =======



      The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

                               NETWORK PLUS CORP.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                  (UNAUDITED)



                                          THREE MONTHS                  NINE MONTHS
                                      ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                   --------------------------    --------------------------
                                      1998           1997           1998           1997
                                   -----------    -----------    -----------    -----------
Revenue..........................  $    27,283    $    24,540    $    79,588    $    73,921
Direct cost of revenue...........       20,406         19,753         59,234         58,193
                                   -----------    -----------    -----------    -----------
Revenue after direct cost........        6,877          4,787         20,354         15,728
Operating expenses
  Selling, general and
     administrative expenses.....        8,164          5,803         20,099         16,370
  Depreciation and
     amortization................          498            257          1,449            581
                                   -----------    -----------    -----------    -----------
                                         8,662          6,060         21,548         16,951
                                   -----------    -----------    -----------    -----------
Operating loss...................       (1,785)        (1,273)        (1,194)        (1,223)
Other income (expense)
  Interest and dividend income...           50             17             62             77
  Interest expense...............         (203)          (153)          (781)          (330)
  Other income, net..............           32             35             69             72
                                   -----------    -----------    -----------    -----------
                                          (121)          (101)          (650)          (181)
                                   -----------    -----------    -----------    -----------
Net loss before income taxes.....       (1,906)        (1,374)        (1,844)        (1,404)
Provision for income taxes.......          296             17            430             42
                                   -----------    -----------    -----------    -----------
Net loss.........................  $    (2,202)   $    (1,391)   $    (2,274)   $    (1,446)
Preferred stock dividends and
  accretion of offering expenses
  and discount...................         (598)            --           (598)            --
                                   -----------    -----------    -----------    -----------
Net loss applicable to common
  stockholders...................  $    (2,800)   $    (1,391)   $    (2,872)   $    (1,446)
                                   ===========    ===========    ===========    ===========
Net loss per share applicable to
  common stockholders --
  basic and diluted..............  $     (0.28)   $     (0.14)   $     (0.29)   $     (0.14)
                                   ===========    ===========    ===========    ===========
Weighted average shares
  outstanding --
  basic and diluted..............   10,000,000     10,000,000     10,000,000     10,000,000
                                   ===========    ===========    ===========    ===========
Pro forma data:
Historical loss before income
  taxes..........................  $    (1,906)   $    (1,374)   $    (1,844)   $    (1,404)
Pro forma credit for income
  taxes..........................         (686)          (495)          (664)          (505)
                                   -----------    -----------    -----------    -----------
Pro forma net loss...............  $    (1,220)   $      (879)   $    (1,180)   $      (899)
                                   ===========    ===========    ===========    ===========
Pro forma net loss per share --
  basic and diluted..............  $     (0.12)   $     (0.09)   $     (0.12)   $     (0.09)
                                   ===========    ===========    ===========    ===========



      The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

                               NETWORK PLUS CORP.



            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                  (UNAUDITED)



                                                                          RETAINED         TOTAL
                                                ADDITIONAL                EARNINGS     STOCKHOLDERS'
                                       COMMON    PAID-IN                (ACCUMULATED      EQUITY
                                       STOCK     CAPITAL     WARRANTS     DEFICIT)       (DEFICIT)
                                       ------   ----------   --------   ------------   -------------
Balance at December 31, 1997.........   $100       $183       $   --      $    26         $   309
Net Loss.............................                                      (2,274)         (2,274)
Distributions to Stockholders........                                          (3)             (3)
Common Stock Dividends...............                                      (5,000)         (5,000)
Issuance of 310,000 Warrants.........                          4,359                        4,359
Dividends on Preferred Stock.........              (183)                     (267)           (450)
Accretion of Preferred Stock Offering
  Expenses and Discount..............                                        (148)           (148)
                                        ----       ----       ------      -------         -------
Balance at September 30, 1998........   $100       $ --       $4,359      $(7,666)        $(3,207)
                                        ====       ====       ======      =======         =======



      The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

                               NETWORK PLUS CORP.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Cash flows from operating activities:
  Net loss..................................................  $(2,274)    $(1,446)
  Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
  Depreciation and amortization.............................    1,449         581
  Gain on disposal of fixed assets..........................       (8)         --
  Exercise of Tel-Save common stock warrants................       --      (3,570)
  Refund of exercise price of Tel-Save common stock
     warrants...............................................    1,470          --
  Sale of Tel-Save common stock.............................    8,030          --
  Provision for losses on accounts receivable...............    1,264       1,039
  (Increase) decrease in assets:
     Accounts receivable....................................      747      (4,330)
     Prepaid expenses.......................................     (748)       (416)
     Other current assets...................................      (60)          7
       Other long-term assets...............................     (293)        (84)
  (Decrease) increase in liabilities:
     Accounts payable.......................................   (2,344)      7,748
     Accrued liabilities....................................      400        (406)
                                                              -------     -------
       Net cash provided by (used for) operating
        activities..........................................    7,633        (877)
Cash flows from investing activities:
  Proceeds from disposal of fixed assets....................       17           9
  Capital expenditures......................................   (5,160)     (3,035)
  Purchase of marketable securities.........................       (2)         (1)
                                                              -------     -------
       Net cash used for investing activities...............   (5,145)     (3,027)
Cash flows from financing activities:
  Net proceeds from (payments on) line of credit............   (4,510)      3,000
  Net proceeds from preferred stock offering................   37,500          --
  Payments on debt and capital lease obligations............   (5,293)     (1,698)
  Net proceeds from notes payable to stockholders...........      120          --
  Proceeds from sale and leaseback of fixed assets..........       --       1,522
  Distributions to stockholders.............................   (5,003)       (299)
                                                              -------     -------
       Net cash provided by financing activities............   22,814       2,525
                                                              -------     -------
Net increase (decrease) in cash.............................   25,302      (1,379)
Cash at beginning of period.................................    1,502       2,241
                                                              -------     -------
Cash at end of period.......................................  $26,804     $   862
                                                              =======     =======



      The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

                               NETWORK PLUS CORP.



          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



1.  BASIS OF PRESENTATION



     On July 15, 1998, Network Plus Corp. (the "Company") was incorporated in the state of Delaware. The stockholders of Network Plus, Inc. contributed 100% of their shares to the Company in return for 10,000,000 shares of the Company's common stock. Accordingly, Network Plus, Inc. became a wholly-owned subsidiary of the Company.



     The Company was created in order to facilitate a number of corporate objectives including obtaining financing and issuance of stock options. On July 15, 1998, the Company granted stock options for the future purchase of the Company's common stock. As of September 30, 1998, no options to purchase shares had vested and, consequently, none had been exercised.



     On September 3, 1998, the Company issued 40,000 shares of Series A Preferred Stock, warrants to purchase 310,000 shares of the Company's common stock at $.01 per share, and rights to receive warrants to purchase an additional 610,000 shares of the Company's common stock.



     As of September 30, 1998, the Company's consolidated financial statements reflect the financial position and results of operations of its wholly-owned subsidiary, Network Plus, Inc., and amounts ascribed to the stock options, preferred stock and warrant transactions described above and in Note 7. All intercompany transactions are eliminated in consolidation.



     The issuance of the preferred stock terminated Network Plus Corp.'s election to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, Network Plus Corp. will provide for and report Federal and state income taxes, as necessary.



     The accompanying Unaudited Interim Consolidated Financial Statements of the Company have been prepared in conformity with generally accepted accounting principles and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.



     These unaudited interim consolidated financial statements should be read in conjunction with the financial statements and related notes in the Network Plus, Inc. annual audited financial statements. The balance sheet as of December 31, 1997 has been derived from the audited financial statements as of that date.



     Certain amounts in the financial statements for the prior year have been reclassified to conform with the current year presentation. Such reclassifications had no effect on previously reported results of operations.



2.  RELATED PARTY TRANSACTIONS



     In September 1998, one of the Company's stockholders made a loan to the Company for $1,875. Interest on the loan accrues at the prime rate (8.25% at September 30, 1998). Principal and interest will be payable 10 days after redemption of the Series A Preferred Stock (see Note 8).



     Office space, located in Quincy, MA, is leased from a trust, the beneficiaries of which are stockholders of the Company. The Company makes monthly rental payments of $36 to the trust. In each of the nine-month periods ended September 30, 1998 and 1997, $324 was paid to the trust.

                               NETWORK PLUS CORP.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



3.  PROPERTY AND EQUIPMENT





                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
Telecommunications equipment................................     $ 8,877          $4,004
Computer equipment..........................................       2,847           2,756
Office furniture and equipment..............................       1,371           1,272
Purchased software..........................................         653             694
Motor vehicles..............................................         201             174
Leasehold improvements......................................         220             130
                                                                 -------          ------
                                                                  14,169           9,030
Less accumulated depreciation and amortization..............      (3,510)         (2,073)
                                                                 -------          ------
                                                                 $10,659          $6,957
                                                                 =======          ======



     In August 1997, upon review of the Company's experience and expectations for upgrades and replacement of equipment and publicly available industry data on useful lives applied by other telecommunications companies for similar equipment, the Company changed its estimate of the useful life of its switching equipment from 12 years to 5 years. Depreciation expense in the nine months ended September 30, 1997 was approximately $114 less than what would have otherwise been reported had the change been previously made.



4.  ACCRUED LIABILITIES



     Accrued liabilities consist of the following:



                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
Accrued interest............................................     $   63           $   60
Accrued salaries, wages, commissions and related taxes......        911              297
Customer deposits...........................................        166              361
Deferred income taxes.......................................        480               --
Accrued income and franchise taxes..........................        348              766
Accrued taxes other than income and franchise...............         34              238
Accrued agency commissions..................................        391              340
Other accrued liabilities...................................        252              183
                                                                 ------           ------
                                                                 $2,645           $2,245
                                                                 ======           ======



5.  REVOLVING CREDIT AGREEMENTS



     The Company had a revolving line of credit with Fleet National Bank ("Fleet") for borrowings up to $23,000 (the "Former Bank Credit Facility"), including letters of credit, which was terminated on October 7, 1998 upon entering into the New Revolving Credit Facility, described below. At September 30, 1998, there were no borrowings under the Former Bank Credit Facility, and letters of credit issued in the ordinary course of business totaled $1,171.



     On October 7, 1998, the Company entered into a loan agreement with Goldman Sachs Credit Partners, L.P. and Fleet for a $60,000 revolving credit facility (the "New Revolving Credit Facility"), concurrent with the closing of which the Company terminated the Former Bank Credit Facility. The New Revolving Credit Facility has a term of 18 months. Under the New Revolving Credit Facility,

                               NETWORK PLUS CORP.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


$30,000 of the $60,000 is available based upon a percentage of accounts receivable. Interest is payable monthly at one percent above the prime rate. The New Revolving Credit Facility requires the Company, among other things, to meet minimum levels of revenues and earnings before interest, taxes, depreciation and amortization, and not to exceed certain customer turnover levels and debt to revenue ratios.



6.  DEBT AND CAPITAL LEASE OBLIGATIONS



     Debt and capital lease obligations consist of the following:



                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
Note payable................................................     $    --          $4,600
Capital lease obligations...................................       4,025           4,717
                                                                 -------          ------
                                                                   4,025           9,317
Less current portion........................................      (1,149)         (5,694)
                                                                 -------          ------
                                                                 $ 2,876          $3,623
                                                                 =======          ======



     The Company issued a promissory note, dated December 1, 1997, to Sprint for repayment of $4,600 previously classified as accounts payable. On May 1, 1998, the remaining balance of $3,700 due on the note was repaid.



     The Company received a waiver from a lender for a violation at September 30, 1998 of a financial covenant of its capital leases which requires no two consecutive quarters with net losses. The Company continues to classify a portion of the capital lease liability as non-current based on the expectation that the Company will refinance the obligations.



7.  PREFERRED STOCK ISSUANCE



     On September 3, 1998, the Company issued 40,000 shares of 13.5% Series A Cumulative Preferred Stock Due 2009, warrants to purchase, for $0.01 per share, 310,000 shares of the Company's common stock ("Initial Warrants"), and rights to receive additional warrants to purchase 600,000 shares of the Company's common stock at an exercise price of $.01 per share ("Contingent Warrants"), resulting in proceeds to the Company of $37,500, net of issuance costs of $2,500. The Contingent Warrants entitle the holders of the preferred stock to receive annually, beginning on September 1, 1999, warrants to purchase approximately
1.36 shares of the Company's common stock for each share of preferred stock. The warrants vest on September 1, 2000 subject to acceleration upon the occurrence of certain events. A total value of $4,360 was ascribed to the Initial Warrants, net of issuance costs of $290, and was accounted for as a component of stockholders' equity. The value ascribed to the Initial Warrants was recorded as a discount to the preferred stock, which will be accreted to the preferred stock balance over an assumed maturity period. The value ascribed to the Contingent Warrants was de minimis. Through September 3, 1998, the Company's activities consist principally of the issuance of its preferred stock and warrants.



8.  COMMON STOCK DIVIDEND



     On September 2, 1998, the Company issued a $5,000 dividend to its stockholders. One of the stockholders loaned the Company the stockholder's respective share of the dividend, net of estimated taxes, in the form of a $1,875 long-term loan (see Note 2).

                               NETWORK PLUS CORP.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


9.  MAJOR SUPPLIER



     The Company has an agreement with Sprint to provide switching and dedicated voice and data services. At expiration or any time prior, the Company can renew all material aspects of the agreement with Sprint. In the event that renewal does not occur, the Company believes it will be able to negotiate equally beneficial terms with other major telecommunications companies. Should neither of these alternatives be possible, there could be material adverse implications for the Company's financial position and operations. Management's experience has been to renegotiate agreements annually to ensure receiving competitive pricing, and management believes the Company will be able to continue to renegotiate the agreement. The current agreement was renegotiated, effective February 1998, and will expire in February 2000.



10.  SIGNIFICANT CUSTOMER



     During the nine months ended September 30, 1998, the Company had one customer that accounted for approximately 12% of the Company's revenue. No other customer comprised greater than 10% of total revenue.



11.  NET INCOME (LOSS) PER SHARE



     The computations of basic and diluted earnings per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. Potentially dilutive securities include convertible preferred stock, stock options and warrants.



     Unaudited pro forma net loss per share reflecting the Company's conversion from an S Corporation to a C Corporation is presented using estimated effective income tax rates and excludes a $480 tax provision for deferred taxes payable recorded in the third quarter of 1998 resulting from the conversion.



     The following table sets forth the computation of basic and diluted income
(loss) per share:



                                          THREE MONTHS                  NINE MONTHS
                                      ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                   --------------------------    --------------------------
                                      1998           1997           1998           1997
                                   -----------    -----------    -----------    -----------
Net loss applicable to Network
  Plus Corp. common stock --
  basic and diluted..............  $    (2,800)   $    (1,391)   $    (2,871)   $    (1,446)
                                   ===========    ===========    ===========    ===========
Shares used in net loss per
  share -- basic and diluted.....   10,000,000     10,000,000     10,000,000     10,000,000
                                   ===========    ===========    ===========    ===========
Net loss per share applicable to
  common stockholders -- basic
  and diluted....................  $     (0.28)   $     (0.14)   $     (0.29)   $     (0.14)
                                   ===========    ===========    ===========    ===========



     Stock options to purchase 741,000 shares of common stock were not included in the 1998 computations of diluted net income (loss) per share because inclusion of such shares would have an anti-dilutive effect on net loss per share, as the exercise price was at or above fair market value. Warrants for the purchase of 310,000 shares of common stock were not included in the 1998 computations of diluted net income (loss) per share because inclusion of such shares would have an anti-dilutive effect on net loss per share, as the Company reported net losses in the respective 1998 periods.

                               NETWORK PLUS CORP.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



12.  COMPREHENSIVE INCOME



     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. There were no adjustments required to calculate comprehensive income for either the nine months ended September 30, 1998 or 1997.



13.  NEW ACCOUNTING PRONOUNCEMENTS



     In 1997, Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", was issued which establishes standards for segment reporting in a full set of general purpose financial statements. Management has not yet evaluated the effects of this change on the reporting of its results of operations. The Company will adopt SFAS 131 for its fiscal year ending December 31, 1998.



     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The Company does not believe that this pronouncement will have a material impact on its business or results of operations.



     In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", was issued, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for the quarters in the Company's fiscal year 2000. Had the Company implemented SFAS 133 in the current period, financial position and results of operations would not have been affected.

-------------------------------------------------------
-------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH THE INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Notice to Investors....................    i
Forward-Looking Statements.............   ii
Available Information..................   ii
Summary................................    1
Risk Factors...........................   11
Use of Proceeds........................   24
Dividend Policy........................   24
Capitalization.........................   25
The Exchange Offer.....................   26
Selected Financial Data................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   37
Business...............................   50
Government Regulation..................   73
Management.............................   83
Certain Transactions...................   86
Stock Ownership........................   87
Description of Capital Stock...........   88
Description of Certain Indebtedness....   89
Description of the Series A Preferred
  Stock................................   90
Federal Income Tax Considerations......  118
Plan of Distribution...................  124
Validity of the Securities.............  125
Independent Accountants................  125
Glossary...............................  G-1
Index to Financial Statements..........  F-1


-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                              [Network Plus Logo]
                                13.5% SERIES A1
                           CUMULATIVE PREFERRED STOCK
                                    DUE 2009

                               ------------------
                                   PROSPECTUS
                                        , 1998
                               ------------------

-------------------------------------------------------
-------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article Eighth of the Company's Certificate of Incorporation (the "Certificate") and the Company's By-laws (the "By-laws") provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     The By-laws provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
 3.1*    --   Certificate of Incorporation of the Company.
 3.2*    --   Certificate of Designation of the Series A Preferred Stock.
 3.3*    --   By-laws of the Company.
 4.1*    --   Exchange and Registration Rights Agreement dated as of
              September 1, 1998 between the Company and the Purchasers.
 4.2*    --   Purchase Agreement dated as of September 1, 1998 between the
              Company and the Purchasers.
 5       --   Opinion of Hale and Dorr LLP.
 8       --   Opinion of Hale and Dorr LLP with respect to certain tax
              matters.
10.1*    --   1998 Stock Incentive Plan
10.2*    --   1998 Director Stock Option Plan
10.3+*   --   Resale Solutions Switched Services Agreement dated as of
              June 21, 1998 between the Company and Sprint Communications
              Company L.P.
10.4+*   --   Agreement for the Provision of Fiber Optic Facilities and
              Services dated as of July 17, 1998 between the Company and
              Northeast Optic Network, Inc.
10.5+*   --   IRU Agreement dated as of July 17, 1998 between the Company and Qwest Communications Corporation.
10.6*    --   Net Lease by and between Network Plus Realty Trust,
              Landlord, and Network Plus, Inc., Tenant, dated July 1,
              1993.
10.7*    --   Interconnection Agreement Under Sections 251 and 252 of the
              Telecommunications Act of 1996, dated September 4, 1998, by and between New England Telephone and Telegraph Company
              d/b/a Bell Atlantic -- Massachusetts and Network Plus Inc.
10.8+*   --   Loan and Security Agreement dated October 7, 1998 by and
              between Network Plus, Inc. as Borrower, Goldman Sachs Credit
              Partners L.P. and Fleet National Bank as Lenders, Fleet
              National Bank as Agent and Goldman Sachs Credit Partners
              L.P. as Syndication and Arrangement Agent.
10.9+*   --   Master Lease Agreement, dated as of August 8, 1997, between
              Chase Equipment Leasing, Inc. and Network Plus, Inc., as
              amended.
12       --   Ratio of Earnings to Fixed Charges.
23.1     --   Consent of PricewaterhouseCoopers LLP.
23.2     --   Consent of Hale and Dorr LLP (included in their opinion
              filed as Exhibit 5).
24*      --   Power of Attorney.
99.1     --   Form of Letter of Transmittal.
99.2*    --   Form of Notice of Guaranteed Delivery.
99.3*    --   Form of Letter to Clients.
99.4*    --   Form of Letter to Nominees.


---------------

  * Previously filed.


  + Confidential treatment requested as to certain portions.

     (b) Financial Statement Schedules:


          Schedule II Valuation and Qualifying Accounts



          Report of Independent Accounts on Schedule II



     All other schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     The undersigned registrant hereby further undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on November 25, 1998.



                                          NETWORK PLUS CORP.



                                          By:     /s/ JAMES J. CROWLEY

                                            ------------------------------------

                                                      JAMES J. CROWLEY


                                             EXECUTIVE VICE PRESIDENT AND CHIEF
                                                      OPERATING OFFICER



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed below by the following persons, in the capacities and on the dates indicated.



                      NAME                                     TITLE                     DATE
                      ----                                     -----                     ----
                       *                          Chairman of the Board            November 25, 1998
------------------------------------------------
                 ROBERT T. HALE

                       *                          President, Chief Executive       November 25, 1998
------------------------------------------------  Officer and Director (Principal
              ROBERT T. HALE, JR.                 Executive Officer)

              /s/ JAMES J. CROWLEY                Executive Vice President, Chief  November 25, 1998
------------------------------------------------  Operating Officer and Director
                JAMES J. CROWLEY

                       *                          Vice President of Finance,       November 25, 1998
------------------------------------------------  Chief Financial Officer and
               STEVEN L. SHAPIRO                  Treasurer (Principal Financial
                                                  and Accounting Officer)

                       *                          Director                         November 25, 1998
------------------------------------------------
                  DAVID MARTIN

                       *                          Director                         November 25, 1998
------------------------------------------------
                JOSEPH C. MCNAY

           *By: /s/ JAMES J. CROWLEY
   ------------------------------------------
                JAMES J. CROWLEY
                ATTORNEY-IN-FACT

                                                                     SCHEDULE II


                               NETWORK PLUS CORP.



                       VALUATION AND QUALIFYING ACCOUNTS


                                 (IN THOUSANDS)



                                                            ADDITIONS
                                              BALANCE AT    CHARGES TO    DEDUCTIONS      BALANCE
                                              BEGINNING     COSTS AND        FROM         AT END
DESCRIPTION                                   OF PERIOD      EXPENSES     RESERVES(1)    OF PERIOD
-----------                                   ----------    ----------    -----------    ---------
Allowance for doubtful accounts:
Nine Months Ended September 30, 1998
  (unaudited)...............................     $926         $1,264        $1,746         $444
                                                 ====         ======        ======         ====
Year Ended December 31, 1997................     $850         $4,104        $4,028         $926
                                                 ====         ======        ======         ====
Year Ended December 31, 1996................     $500         $1,102        $  752         $850
                                                 ====         ======        ======         ====
Year Ended December 31, 1995................     $273         $  887        $  660         $500
                                                 ====         ======        ======         ====


---------------


(1) Write-off of bad debts less recoveries.

                REPORT OF INDEPENDENT ACCOUNTANTS ON SCHEDULE II



To the Stockholders of


Network Plus, Inc.



     We have audited in accordance with generally accepted auditing standards, the financial statements of Network Plus, Inc. included in this registration statement and have issued our report thereon dated June 24, 1998 except for the information in Notes 12 and 15, for which the dates are July 15, 1998 and September 3, 1998, respectively. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 21(b) is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                          PricewaterhouseCoopers LLP



Boston, Massachusetts


June 24, 1998

                               INDEX TO EXHIBITS



EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
 3.1*    --   Certificate of Incorporation of the Company.
 3.2*    --   Certificate of Designation of the Series A Preferred Stock.
 3.3*    --   By-laws of the Company.
 4.1*    --   Exchange and Registration Rights Agreement dated as of
              September 1, 1998 between the Company and the Purchasers.
 4.2*    --   Purchase Agreement dated as of September 1, 1998 between the
              Company and the Purchasers.
 5       --   Opinion of Hale and Dorr LLP.
 8       --   Opinion of Hale and Dorr LLP with respect to certain tax
              matters.
10.1*    --   1998 Stock Incentive Plan
10.2*    --   1998 Director Stock Option Plan
10.3+*   --   Resale Solutions Switched Services Agreement dated as of
              June 21, 1998 between the Company and Sprint Communications
              Company L.P.
10.4+*   --   Agreement for the Provision of Fiber Optic Facilities and
              Services dated as of July 17, 1998 between the Company and
              Northeast Optic Network, Inc.
10.5+*   --   IRU Agreement dated as of July 17, 1998 between the Company and Qwest Communications Corporation.
10.6*    --   Net Lease by and between Network Plus Realty Trust,
              Landlord, and Network Plus, Inc., Tenant, dated July 1,
              1993.
10.7*    --   Interconnection Agreement Under Sections 251 and 252 of the
              Telecommunications Act of 1996, dated September 4, 1998, by and between New England Telephone and Telegraph Company
              d/b/a Bell Atlantic -- Massachusetts and Network Plus Inc.
10.8+*   --   Loan and Security Agreement dated October 7, 1998 by and
              between Network Plus, Inc. as Borrower, Goldman Sachs Credit
              Partners L.P. and Fleet National Bank as Lenders, Fleet
              National Bank as Agent and Goldman Sachs Credit Partners
              L.P. as Syndication and Arrangement Agent.
10.9+*   --   Master Lease Agreement, dated as of August 8, 1997, between
              Chase Equipment Leasing, Inc. and Network Plus, Inc., as
              amended.
12       --   Ratio of Earnings to Fixed Charges.
23.1     --   Consent of PricewaterhouseCoopers LLP.
23.2     --   Consent of Hale and Dorr LLP (included in their opinion
              filed as Exhibit 5).
24*      --   Power of Attorney.
99.1     --   Form of Letter of Transmittal.
99.2*    --   Form of Notice of Guaranteed Delivery.
99.3*    --   Form of Letter to Clients.
99.4*    --   Form of Letter to Nominees.


---------------

  * Previously filed.



  + Confidential treatment requested as to certain portions.